Exhibit 10.3

LOAN AGREEMENT

Dated as of March 8, 2013

Between

BSK DEL PARTNERS, LLC,

a Delaware limited liability company,

as Borrower

and

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

and

GERMAN AMERICAN CAPITAL CORPORATION,

collectively, as Lender

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ARTICLE IV – REPRESENTATIONS AND WARRANTIES		64
Section 4.1	Borrower Representations	64
4.1.1	Organization	64
4.1.2	Proceedings	64
4.1.3	No Conflicts	64
4.1.4	Litigation	65
4.1.5	Agreements	65
4.1.6	Title	65
4.1.7	Solvency	66
4.1.8	Full and Accurate Disclosure	66
4.1.9	No Plan Assets	66
4.1.10	Compliance	67
4.1.11	Financial Information	67
4.1.12	Condemnation	67
4.1.13	Federal Reserve Regulations	67
4.1.14	Utilities and Public Access	68
4.1.15	Not a Foreign Person	68
4.1.16	Separate Lots	68
4.1.17	Assessments	68
4.1.18	Enforceability	68
4.1.19	No Prior Assignment	68
4.1.20	Insurance	68
4.1.21	Use of Property	68
4.1.22	Certificate of Occupancy; Licenses	69
4.1.23	Flood Zone	69
4.1.24	Physical Condition	69
4.1.25	Boundaries	69
4.1.26	Leases	69
4.1.27	Survey	70
4.1.28	Inventory	70
4.1.29	Filing and Recording Taxes	70
4.1.30	Special Purpose Entity/Separateness	70
4.1.31	Management Agreement	74
4.1.32	Illegal Activity	74
4.1.33	No Change in Facts or Circumstances; Disclosure	74
4.1.34	Investment Company Act	75
4.1.35	Embargoed Person	75
4.1.36	Principal Place of Business; State of Organization	75
4.1.37	Environmental Representations and Warranties	75
4.1.38	Cash Management Account	76
4.1.39	Operating Lease	77
4.1.40	Intellectual Property	77
4.1.41	Intellectual Property Title and Lien	78
4.1.42	North Beach Property Documents	79
4.1.43	Taxes	79
4.1.44	Labor	79
Section 4.2	Survival of Representations	79

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ARTICLE V – BORROWER COVENANTS		79
Section 5.1	Affirmative Covenants	79
5.1.1	Existence; Compliance with Legal Requirements	80
5.1.2	Taxes and Other Charges	80
5.1.3	Litigation	81
5.1.4	Access to Property	81
5.1.5	Notice of Default	81
5.1.6	Cooperate in Legal Proceedings	81
5.1.7	Perform Loan Documents	82
5.1.8	Award and Insurance Benefits	82
5.1.9	Further Assurances	82
5.1.10	Principal Place of Business, State of Organization	82
5.1.11	Financial Reporting	83
5.1.12	Business and Operations	86
5.1.13	Title to the Property	86
5.1.14	Costs of Enforcement	86
5.1.15	Estoppel Statement	87
5.1.16	Loan Proceeds	87
5.1.17	Membership Programs	87
5.1.18	Confirmation of Representations	87
5.1.19	Environmental Covenants	88
5.1.20	Leasing Matters	89
5.1.21	Alterations	90
5.1.22	Operation of Property	92
5.1.23	Embargoed Person	92
5.1.24	North Beach Property	92
5.1.25	Operating Lease	93
5.1.26	IP Owner Activities	93
5.1.27	South Beach Development Parcel	94
5.1.28	Special Purpose Entity Covenants	94
5.1.29	Intentionally Omitted	95
5.1.30	Taxes	95
5.1.31	Approved Master Plan	95
5.1.32	O&M Program	95
Section 5.2	Negative Covenants	96
5.2.1	Operation of Property	96
5.2.2	Liens	96
5.2.3	Dissolution	96
5.2.4	Change In Business	97
5.2.5	Debt Cancellation	97
5.2.6	Zoning	97
5.2.7	No Joint Assessment	97
5.2.8	Intentionally Omitted	97
5.2.9	ERISA	97

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5.2.10	Transfers	98
5.2.11	Operating Lease	102
5.2.12	North Beach Property Documents	103

ARTICLE VI – INSURANCE; CASUALTY; CONDEMNATION;		104
Section 6.1	Insurance	104
Section 6.2	Casualty	108
Section 6.3	Condemnation	108
Section 6.4	Restoration	109

ARTICLE VII – RESERVE FUNDS		113
Section 7.1	Required Repairs	113
7.1.1	Deposits	113
7.1.2	Release of Required Repair Funds	114
Section 7.2	Tax and Insurance Escrow Fund	115
Section 7.3	Replacements and Replacement Reserve	116
7.3.1	Replacement Reserve Fund	116
7.3.2	Disbursements from Replacement Reserve Account	116
7.3.3	Performance of Replacements	118
7.3.4	Failure to Make Replacements	120
7.3.5	Balance in the Replacement Reserve Account	120
Section 7.4	Hotel Taxes and Custodial Funds Reserve	120
7.4.1	Deposits to Hotel Taxes and Custodial Funds Reserve	120
7.4.2	Disbursements from the Hotel Taxes Reserve Account	120
Section 7.5	Debt Yield Reserve	121
7.5.1	Deposits to Debt Yield Reserve Funds	121
7.5.2	Withdrawal of Debt Yield Reserve Funds	121
Section 7.6	Excess Cash Flow Reserve Fund	121
7.6.1	Deposits to Excess Cash Flow Reserve Fund	121
7.6.2	Release of Excess Cash Flow Reserve Funds	122
Section 7.7	Reserve Funds, Generally	122

ARTICLE VIII – DEFAULTS		123
Section 8.1	Event of Default	123
Section 8.2	Remedies	125
Section 8.3	Remedies Cumulative; Waivers	127

ARTICLE IX – SPECIAL PROVISIONS		127
Section 9.1	Securitization	127
9.1.1	Sale of Notes and Securitization	127
9.1.2	Loan Components; Mezzanine Loans	129
9.1.3	Securitization Costs	130
Section 9.2	Securitization Indemnification	130
Section 9.3	Exculpation	133
Section 9.4	Matters Concerning Manager	135

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SCHEDULES

Schedule I	–	Rent Roll

Schedule II	–	Required Repairs

Schedule III	–	Organizational Chart of Borrower

Schedule IV	–	Reserved

Schedule V	–	Qualified Managers

Schedule VI	–	Ratable Share

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Schedule VII	–	South Beach Development Parcel

Schedule VIII	–	Tax Compliance Certificate

Schedule IX	–	Manager IP

Schedule X	–	IP Schedule

Schedule XI	–	North Beach Property

Schedule XII	–	North Beach Property Documents

Schedule XIII	–	Labor

Schedule XIII	–	O&M Program

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LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of March 8, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America, having an address at 383 Madison Avenue, New York, New York 10179 and GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation having an address at 60 Wall Street, New York, New York 10005 (together with their respective successors and/or assigns, each a “Co-Lender” and, collectively, “Lender”), and BSK DEL PARTNERS, LLC, having its principal place of business at c/o Blackstone Real Estate Partners VI L.P., 345 Park Avenue, New York, New York 10154 (“Borrower”).

W I T N E S S E T H:

WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and

WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (as hereinafter defined).

NOW THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

ARTICLE I – DEFINITIONS; PRINCIPLES OF CONSTRUCTION.

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“Acceptable Counterparty” shall mean a counterparty to the Interest Rate Cap Agreement (or the guarantor of such counterparty’s obligations) that (a) has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, (i) a long-term unsecured debt rating of not less than “A+” by S&P and a short-term senior unsecured debt rating of at least “A-1” from S&P, (ii)(x) if any of the Securities or any class thereof in any Securitization are rated by Moody’s, a long-term unsecured debt rating of not less than “A2” from Moody’s and a short-term senior unsecured debt rating of at least “P1” from Moody’s or (y) if no short-term debt rating exists, a long-term senior unsecured debt rating of at least “A1” from Moody’s, and (iii) if any of the Securities or any class thereof in any Securitization are rated by Fitch, a long-term unsecured debt rating of at least “A” by Fitch (and not on Rating Watch Negative) and a short-term unsecured debt rating of at least “F1” by Fitch (and not on Rating Watch Negative), or (b) is otherwise acceptable to the Approved Rating Agencies, as evidenced by a Rating Agency Confirmation to the effect that such counterparty shall not cause a downgrade, withdrawal or qualification of the ratings assigned, or to be assigned, to the Securities or any class thereof in any Securitization.

“Additional Insolvency Opinion” shall mean a non-consolidation opinion letter delivered in connection with the Loan subsequent to the Closing Date reasonably satisfactory in form and substance to Lender and, following a Securitization, satisfactory in form and substance to the Approved Rating Agencies, and from counsel acceptable to Lender and, following a Securitization, the Approved Rating Agencies.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.

“Affiliated Manager” shall mean any Manager in which Borrower or Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

“Agent” shall mean KeyBank, National Association, or any successor Eligible Institution acting as Agent under the Cash Management Agreement.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alterations Deposit” shall have the meaning set forth in Section 5.1.21 hereof.

“Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property prepared by or on behalf of Borrower in accordance with Section 5.1.11(e) hereof for the applicable Fiscal Year or other period.

“Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(e) hereof.

“Approved BREP Transferee” shall mean one or more of the following:

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan that has capital/statutory surplus or shareholder’s equity or net worth of at least $250,000,000 (exclusive of the direct or indirect equity interests in Borrower acquired in accordance with Section 5.2.10 of this Agreement);

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, that has capital/statutory surplus or shareholder’s equity or net worth of at least $250,000,000 (exclusive of the direct or indirect equity interests in Borrower acquired in accordance with Section 5.2.10 of this Agreement);

(iii) an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) that has capital/statutory surplus or shareholder’s equity or net worth of at least $250,000,000 (exclusive of the direct or indirect equity interests in Borrower acquired in accordance with Section 5.2.10 of this Agreement);

(iv) any entity Controlled (and only so long as such entity continues at all times to be Controlled) by any of the entities described in clauses (i), (ii) or (iii) above;

(v) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise an Approved BREP Transferee under clauses (i), (ii), (iii) or (iv) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Approved BREP Transferees under clauses (i), (ii), (iii) or (iv) of this definition;

provided, that, with respect to any Person that satisfies clause (i), (ii), (iii), (iv) or (v) above, such person shall also (A) have at least five (5) years’ experience owning and operating at least five (5) full service resort hotels or (B) if such person does not satisfy clause (A) of this proviso, either (x) Strategic or an Affiliate shall continue to act as the asset manager pursuant to the Asset Management Agreement (without taking into account any amendment to such Asset Management Agreement that is not consented to by Lender) or (y) Borrower shall engage a Qualified Asset Manager to replace Strategic as asset manager pursuant to a commercially reasonable asset management agreement.

“Approved Master Plan” shall mean, collectively, that certain Hotel del Coronado Amended 2008 Master Plan, as amended by the Amended Master Plan dated August 2010, as the same may be further amended in accordance with the terms hereof, together with the provisions and requirements set forth in the Notice of Intent to Issuer Coastal Development Permit, each of which has been delivered to Lender on or prior to the Closing Date.

“Approved Rating Agencies” shall mean each of S&P and Morningstar or any other nationally-recognized statistical rating agency, in each case, which has been approved by Lender and designated by Lender to assign a rating to the Securities.

“Approved South Beach Development” shall mean the development of the South Beach Development Parcel in the manner and with the improvements contemplated by, and otherwise in accordance with the provisions and requirements of, the Approved Master Plan.

“Asset Management Agreement” shall mean that certain Asset Management Agreement, dated as of January 9, 2006 between SHC DTRS, Inc., as asset manager and BSK del Partner, LP, as owner, as the same may be amended, restated, replaced or otherwise modified from time to time.

“Assignment of Interest Rate Cap Agreement” shall have the meaning set forth in Section 2.2.7(a) hereof.

“Assignment of Management Agreement” shall mean that certain Assignment of Management Agreement and Subordination of Management Fees, dated as of the date hereof, among Lender, Borrower, Operating Lessee and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation.

“Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal, state, local or foreign bankruptcy or insolvency law or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; (e) such Person making an assignment for the benefit of creditors.

“Bankruptcy Code” shall mean Title 11 of the United States Code, 11 U.S.C. §101, et seq., as the same may be amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights or any other Federal, state, local or foreign bankruptcy or insolvency law.

“Basic Carrying Costs” shall mean, for any period, the sum of the following costs: (a) Taxes, (b) Other Charges and (c) Insurance Premiums.

“Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and permitted assigns.

“Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.

“BREP” shall mean the BREP Guarantor and any other parallel partnerships and alternative investment vehicles comprising the real estate fund commonly known as Blackstone Real Estate Partners VI L.P.

“BREP Guarantor” shall mean, individually and/or collectively as the context requires, Blackstone Real Estate Partners VI-NQ L.P., a Delaware limited partnership, Blackstone Real Estate Partners VI.TE. 1-NQ L.P., a Delaware limited partnership, Blackstone Real Estate Partners VI.TE. 2-NQ L.P., a Delaware limited partnership, Blackstone Real Estate Partners VI (AV)-NQ L.P., a Delaware limited partnership, and Blackstone Real Estate Holdings VI-NQ L.P., a Delaware limited partnership.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of (a) national banks in New York, New York, or (b) the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), or (c) the place of business of any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds or (d) the New York Stock Exchange or the Federal Reserve Bank of New York is not open for business.

“Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP and the Uniform System of Accounts (including expenditures for building improvements or major repairs).

“Cash Management Account” shall have the meaning set forth in Section 2.6.2 hereof.

“Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, by and among Borrower, Mezzanine Borrower, Lender, Mezzanine Lender, Manager and Agent, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Trap Event” shall mean the occurrence of any one or more of the following events: (a) an Event of Default; (b) the delivery by Mezzanine Lender of a notice of a Mezzanine Loan Default to Mezzanine Borrower; or (c) a Debt Yield Trigger Event.

“Cash Trap Event Cure” shall mean (a) no Event of Default shall be continuing, and in the event that the related Cash Trap Event occurred solely as a result of an Event of Default, Lender (in its sole and absolute discretion) shall have accepted a cure by Borrower of such Event of Default, (b) no Mezzanine Loan Default shall be continuing, and in the event that the related Cash Trap Event occurred solely as a result of a Mezzanine Loan Default, the applicable Mezzanine Lender shall have accepted a cure by the applicable Mezzanine Borrower of such Mezzanine Loan Default or otherwise waived such Mezzanine Loan Default and shall not have otherwise accelerated the Mezzanine Loan, moved for a receiver or commenced foreclosure proceedings and (c) in the event that the related Cash Trap Event occurred as a result of a Debt Yield Trigger Event, the achievement of a Debt Yield Cure.

“Cash Trap Period” shall mean the period commencing on the occurrence of a Cash Trap Event and continuing until the date of a Cash Trap Event Cure.

“Casualty” shall have the meaning set forth in Section 6.2 hereof.

“Casualty/Condemnation Threshold Amount” shall mean Fifteen Million and No/100 Dollars ($15,000,000.00).

“Casualty Consultant” shall have the meaning set forth in Section 6.4(b)(ii) hereof.

“Casualty Retainage” shall have the meaning set forth in Section 6.4(b)(iv) hereof.

“Cause” shall mean, with respect to an Independent Director, (a) acts or omissions by such Independent Director that constitute systematic and persistent or willful disregard of such Independent Director’s duties, (b) such Independent Director has been indicted or convicted for any crime or crimes of moral turpitude or dishonesty or for any violation of any Legal Requirements, (c) such Independent Director no longer satisfies the requirements set forth in the definition of “Independent Director”, (d) the fees charged for the services of such Independent Director are materially in excess of the fees charged by the other providers of Independent Directors listed in the definition of “Independent Director” or (v) any other reason for which the prior written consent of Lender shall have been obtained.

“Closing Date” shall mean the date of the funding of the Loan.

“Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.

“Co-Lender” shall have the meaning set forth in the introductory paragraph hereto.

“Component” shall mean, individually, any one of Component A, Component B, Component C , Component D or
Component E.

“Components” shall mean, collectively, Component A, Component B, Component C, Component D and Component E.

“Component A” shall mean the component of the Loan designated as “A” in Section 2.1.5 hereof.

“Component B” shall mean the component of the Loan designated as “B” in Section 2.1.5 hereof.

“Component C” shall mean the component of the Loan designated as “C” in Section 2.1.5 hereof.

“Component D” shall mean the component of the Loan designated as “D” in Section 2.1.5 hereof.

“Component E” shall mean the component of the Loan designated as “E” in Section 2.1.5 hereof.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.

“Condemnation Proceeds” shall have the meaning set forth in Section 6.4(b).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Section 2.7 Taxes or branch profits Section 2.7 Taxes.

“Consumer Price Index” shall mean the Consumer Price Index as published by the United States Department of Labor, Bureau of Labor Statistics or any substitute index hereafter adopted by the Department of Labor.

“Control” or “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.

“Covered Disclosure Information” shall have the meaning set forth in Section 9.2(b) hereof.

“Covered Rating Agency Information” shall have the meaning set forth in Section 10.13 hereof.

“Custodial Funds” means the following funds collected by Borrower on a third party’s behalf that must be paid or remitted to a third party and so are not properly considered “revenue” of Borrower: (i) tips, gratuities or service charges with respect to food, beverage, banquet or other guest services paid or received via credit card and owed to employees working at the Properties; (ii) payments or fees received from or on behalf of hotel guests and patrons and paid or reimbursed to tenants or other vendors or service providers of the hotels and (iii) amounts paid out to hotel guests or patrons for checks cashed per diem expense allowances paid.

“Debt” shall mean the outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, but not limited to, any Spread Maintenance Payment and/or Breakage Costs) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage or any other Loan Document.

“Debt Service” shall mean, with respect to any particular period of time, the scheduled principal and interest payments due under this Agreement and the Note.

“Debt Service Coverage Ratio” shall mean a ratio for the applicable period in which:

(a) the numerator is the Net Operating Income (excluding interest on credit accounts and using annualized operating expenses for any recurring expenses not paid monthly (e.g., Taxes and Insurance Premiums) for the immediately preceding twelve (12) full calendar month period as set forth in the statements required hereunder and including, for purposes of determining Gross Income from Operations, payments made to Borrower pursuant to the Interest Rate Cap Agreement), without deduction for (i) actual management fees incurred in connection with the operation of the Property, or (ii) amounts paid to the Reserve Funds, less (A) management fees equal to the greater of (1) assumed management fees of 3.0% of Gross Income from Operations and (2) the actual management fees incurred, and (B) Replacement Reserve Fund contributions equal to four percent (4%) of Gross Income from Operations; and

(b) the denominator is the aggregate amount of (i) Debt Service for each of the Components of the Loan and (ii) Mezzanine Debt Service for such period, in each case, calculated assuming that LIBOR is the Strike Price in effect as of such date of determination.

“Debt Yield” shall mean, for any date of determination, the percentage obtained by dividing:

(a) the Net Operating Income (excluding interest on credit accounts) for the immediately preceding twelve (12) full calendar month period as set forth in the statements required hereunder, including, for purposes of calculating the Operating Expense component of Net Operating Income, (i) Replacement Reserve Fund contributions equal to four percent (4%) of Gross Income from Operations and (ii) for management fees an amount equal to the greater of (A) the actual amount of such fees and (B) three percent (3%) of Gross Income from Operations; by

(b) the sum of the outstanding principal balances of (i) all Components of the Loan and (ii) the Mezzanine Loans.

“Debt Yield Cure” shall mean (a) no Event of Default or Mezzanine Loan Default shall be continuing and (b) the achievement of the Required Debt Yield for the two (2) consecutive calendar quarters immediately preceding the date of determination based upon the trailing twelve (12) month period immediately preceding such date of determination.

“Debt Yield Reserve Account” shall have the meaning set forth in Section 7.5.1 hereof.

“Debt Yield Reserve Deposit” shall have the meaning set forth in Section 7.5.1 hereof.

“Debt Yield Reserve Funds” shall have the meaning set forth in Section 7.5.1 hereof.

“Debt Yield Trigger Event” shall mean a Debt Yield of less than the applicable Required Debt Yield on any date of determination for the calendar quarters immediately preceding the date of such determination, based upon the trailing twelve (12) month period immediately preceding such date of determination, as determined by Lender.

“Debt Yield Trigger Period” shall mean the period commencing on the occurrence of a Debt Yield Trigger Event and continuing until the occurrence of a Debt Yield Cure.

“Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (a) the Maximum Legal Rate or (b) three percent (3%) above the Interest Rate otherwise applicable to each Component.

“Determination Date” shall mean, with respect to each Interest Period, the date that is two (2) London Business Days prior to the commencement date of such Interest Period.

“Development Agreement” shall mean that certain Development Agreement affecting the Property recorded February 28, 2003 as Instrument No. 2003-0228355 of Official Records, as amended.

“Disclosure Document” shall mean a prospectus, prospectus supplement (including any amendment or supplement to either thereof), private placement memorandum, or similar offering memorandum, offering circular, structural and collateral term sheet or such other information reasonably requested by Lender, in each case in preliminary or final form and including all exhibits and annexes thereto, used in connection with a Securitization.

“Discounted Payoff” shall have the meaning set forth in Section 10.26 hereof.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity that has a Moody’s rating of at least “Baa3” and which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000.00 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean either a depository institution or trust company insured by the Federal Deposit Insurance Corporation, the short-term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of Letters of Credit and accounts in which funds are held for more than thirty (30) days, the long-term unsecured debt obligations of which are rated at least “A+” by S&P, “Aa3” by Moody’s and “A+” by Fitch); provided, that the ratings by each Approved Rating Agency for the short term unsecured debt obligations or commercial paper and long term unsecured debt obligations of the same does not decrease below the ratings in effect on the Closing Date.

“Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management or advisement) in excess of $600,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) either (x) capital/statutory surplus or shareholder’s equity or net worth of at least $250,000,000 (exclusive of the direct or indirect equity interests in the Property or Borrower acquired in accordance with Section 5.2.10 of this Agreement); or (y) market capitalization of at least $250,000,000 and (ii) is regularly engaged in the business of owning or investing in commercial real estate or operating commercial properties.

“Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health (relating from exposure to Hazardous Substances) or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive

Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. Environmental Law also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: (a) conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the Property; (b) requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any Governmental Authority or other Person, whether or not in connection with transfer of title to or interest in property; (c) imposing conditions or requirements in connection with environmental permits or other environmental authorization for lawful activity; (d) relating to nuisance, trespass or other causes of action related to the Property; (e) relating to wrongful death, personal injury resulting from environmental conditions or exposure to Hazardous Substances, or (f) property or other damage in connection with any environmental condition or use of Hazardous Substances at the Property.

“Environmental Liens” shall have the meaning set forth in Section 5.1.19 hereof.

“Environmental Report” shall have the meaning set forth in Section 4.1.37 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated hereunder.

“Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.

“Excess Cash Flow” shall have the meaning set forth in the Cash Management Agreement.

“Excess Cash Flow Reserve Account” shall have the meaning set forth in Section 7.6 hereof.

“Excess Cash Flow Reserve Fund” shall have the meaning set forth in Section 7.6 hereof.

“Exchange Act” shall have the meaning set forth in Section 9.1.1 hereof.

“Exchange Act Filing” shall mean a filing pursuant to the Exchange Act in connection with or relating to a securitization.

“Excluded Entity” shall mean BREP or Strategic or any direct or indirect legal or beneficial owner (including, without limitation, any shareholder partner, member and/or non-member Manager) of BREP or Strategic.

“Excluded Taxes” shall mean any of the following Section 2.7 Taxes imposed on or with respect to a Lender or Agent: (a) Section 2.7 Taxes imposed on (or measured by) net income (however denominated), franchise Section 2.7 Taxes, and branch profits Section 2.7 Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of any Lender, applicable lending office located in, the jurisdiction imposing such Section 2.7 Tax, or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Section 2.7 Taxes resulting from any law in effect on the date such Lender becomes a party to this Agreement or designates a new lending office, except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such Section 2.7 Taxes pursuant to Section 2.7, (c) any Section 2.7 Taxes attributable to such Lender’s failure to comply with Section 2.7(e), and (d) any taxes imposed under FATCA.

“Extended Maturity Date” shall have the meaning set forth in Section 2.8 hereof.

“Extension Option” shall have the meaning set forth in Section 2.8 hereof.

“Extension Term” shall have the meaning set forth in Section 2.8 hereof.

“Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(f) hereof.

“Face Amount” shall mean the actual principal amount of the related Mezzanine Loan being retired pursuant to a Discounted Payoff.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantially comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any intergovernmental agreements entered into pursuant to Section 1471(b)(1) of the Code, and any intergovernmental agreements entered into by the United States in connection with the implementation of such Sections of the Code (or any such amended or successor version therein).

“FF&E” shall mean furniture, fixtures, and equipment, including but not limited to individual rooms, lobby, floor coverings (carpet and pad, floor tiles), window coverings (mini blinds/drapes), multi-purpose rooms, dining rooms, interior repainting, windows, doors, plumbing fixtures (water heaters, sinks, tubs, toilets), kitchen equipment, water fountains, administrative areas, furniture, and other related equipment required to maintain the quality and life of the property and improvements thereto, to include major capital improvements such as roof replacement, parking lot maintenance, heating, ventilation and air conditioning and other extraordinary exterior replacements or repairs that are necessary over time to uphold the structural integrity of the asset as originally designed, constructed or improved.

“Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.

“Fitch” shall mean Fitch, Inc.

“Floating Interest Rate” shall mean a fluctuating rate per annum equal to LIBOR plus the Spread; provided, however, in no event shall LIBOR be deemed to be less than zero.

“Floating Interest Rate Loan” shall mean the Loan at such time as the interest thereon accrues at a rate of interest based on the Floating Interest Rate.

“Foreign Lender” means a Lender that is not a U.S. Person.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.

“Grantor Trust” shall mean a grantor trust under Subpart E, Part I of Subchapter J of the Code.

“Gross Income from Operations” shall mean all sustainable income and proceeds (whether in cash or on credit, and computed on an accrual basis) other than Operating Rent, received by Borrower, or Manager for the use, occupancy or enjoyment of the Properties, or any part thereof, or received by Borrower or Manager for the sale of any goods, services or other items sold on or provided from the Properties in the ordinary course of the Properties operation, including without limitation: (a) all income and proceeds received from rental of rooms, Leases and commercial space, meeting, conference and/or banquet space within the Property including parking revenue and forfeited deposits; (b) all income and proceeds received from food and beverage operations and from catering services conducted from the Property even though rendered outside of the Property; (c) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof) applicable to the period in question; (d) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof and in Restoration of the Property); (e) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (f) interest on credit accounts, rent concessions or credits, and other required pass throughs and interest on Reserve Funds; (g) all other income from operation of the Property and the IP Collateral and (h) all amounts received by Borrower, Manager or any Affiliate thereof from or with respect to any Rental Management Program relating to the North Beach Property and the improvements thereon, but excluding, (1) gross receipts received by lessees, licensees or concessionaires of the Property; (2) consideration received at the Property for hotel accommodations, goods and services to be provided at other hotels, although arranged by, for or on behalf of Borrower, or Manager; (3) income and proceeds from the sale or other disposition of goods, capital assets and other items not in the ordinary course of the operation of the Property; (4) Hotel Taxes; (5) Awards (except to the extent provided in clause (d) above); (6) refunds of amounts not included in Operating Expenses at any time and uncollectible accounts; (7) gratuities collected by the Property employees; (8) the proceeds of any permitted financing; (9) other income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (10) any credits or refunds made to customers, guests or patrons in the form of allowances or adjustments to previously recorded revenues; (11) payments made to Borrower pursuant to the Interest Rate Cap Agreement; and (12) without duplication of the items referenced in (1)-(11) above, Custodial Funds.

“Group Services Fee” shall mean the “Group Services Expense” as defined in the Management Agreement.

“Guarantor” shall mean collectively, BREP Guarantor and Strategic.

“Guarantor Bankruptcy Event” shall mean if Guarantor or any guarantor or indemnitor under any guaranty or indemnity issued in connection with the Loan shall make an assignment for the benefit of creditors or if a receiver, liquidator or trustee shall be appointed for Guarantor or any guarantor or indemnitor under any guarantee or indemnity issued in connection with the Loan or if Guarantor or such other guarantor or indemnitor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Guarantor or such other guarantor or indemnitor, or if any proceeding for the dissolution or liquidation of Guarantor or such other guarantor or indemnitor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Guarantor or such other guarantor or indemnitor, upon the same not being discharged, stayed or dismissed within ninety (90) days.

“Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, executed and delivered by Guarantor to and for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall mean (i) any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives, but excluding substances of kinds and in amounts ordinarily and customarily used or stored in similar properties for the purpose of cleaning or other maintenance or operations and otherwise in compliance with all Environmental Laws and (ii) mold, mycotoxins, microbial matter and airborne pathogens (naturally occurring or otherwise).

“Hotel Taxes” means all sales and occupancy taxes collected by Borrower that are required to be paid to a state or local taxing authority or similar taxing authority (including, without limitation, sales taxes, use taxes, occupancy taxes, business license taxes and special assessments by any municipality or government).

“Hotel Taxes and Custodial Funds Certificate” shall mean an Officer’s Certificate from Operating Lessee (or Manager, if so directed by Operating Lessee) setting forth the actual amount of Hotel Taxes and Custodial Funds due with respect to the Property for the calendar month immediately preceding the date of such certificate.

“Hotel Taxes and Custodial Funds Reserve Account” shall have the meaning set forth in Section 7.4.1 hereof.

“Hotel Taxes Shortfall” shall have the meaning set forth in Section 7.4.2(b) hereof.

“Improvements” shall have the meaning set forth in the granting clause of the Mortgage.

“Indebtedness” of a Person, at a particular date, shall mean the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt or preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations); (d) obligations under letters of credit; (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss; and (g) obligations secured by any Liens, whether or not the obligations have been assumed (other than the Permitted Encumbrances).

“Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.

“Indemnified Person” shall mean Lender, any Affiliate of Lender and its designee, (whether or not it is the Lender) that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co placement agents or co initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act of 1933, as amended, or Section 20 of the Security Exchange Act of 1934, as amended, any Person who is or will have been involved in the origination of the Loan, any Person who is or will have been involved in the servicing of the Loan on behalf of Lender secured hereby, any Person in whose name the encumbrance created by the Mortgage is or will have been recorded, any Person who may hold or acquire or will have held a full or partial interest in the Loan secured hereby (including, but not limited to, investors or prospective investors in the Securities, as well as custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan secured hereby for the benefit of third parties) as well as the respective directors, officers, shareholders, partners, employees, agents, servants, representatives, contractors, subcontractors, affiliates, subsidiaries, participants, successors and assigns of any and all of the foregoing (including, but not limited to, any other Person who holds or acquires or will have held a participation or other full or partial interest in the Loan, whether during the term of the Loan or as a part of or following a foreclosure of the Loan and including, but not limited to any successors by merger, consolidation or acquisition of all or a substantial portion of Lender’s assets and business).

“Indemnified Taxes” means (a) Section 2.7 Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by Borrower under any Loan Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnifying Person” shall mean Borrower and Operating Lessee.

“Independent Director” shall mean an individual who has prior experience as an independent director, independent manager or independent member with at least three years of employment experience and who is provided by CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company, Lord Securities Corporation or, if none of those companies is then providing professional Independent Directors, another nationally-recognized company reasonably approved by Lender, in each case that is not an Affiliate of Borrower, Operating Lessee, Operating Lessee GP, North Beach Company and that provides professional Independent Directors and other corporate services in the ordinary course of its business, and which individual is duly appointed as an Independent Director and is not, and has never been, and will not while serving as Independent Director be, any of the following:

(a) a member, partner, equityholder, manager, director, officer or employee of Borrower or any of its equityholders or Affiliates (other than serving as an Independent Director and/or Special Member of Borrower, Operating Lessee, Operating Lessee GP, North Beach Company or an Affiliate of Borrower, Operating Lessee, Operating Lessee GP, North Beach Company that is not in the direct chain of ownership of Borrower and that is required by a creditor to be a single purpose bankruptcy remote entity, provided that such Independent Director is employed by a company that routinely provides professional Independent Directors or managers in the ordinary course of its business);

(b) a creditor, supplier or service provider (including provider of professional services) to Borrower, Operating Lessee, Operating Lessee GP, North Beach Company or any of its equityholders or Affiliates (other than a nationally-recognized company that routinely provides professional Independent Directors and other corporate services to Borrower, Operating Lessee, Operating Lessee GP, North Beach Company or any of its Affiliates in the ordinary course of its business);

(c) a family member of any such member, partner, equityholder, manager, director, officer, employee, creditor, supplier or service provider; or

(d) a Person that controls (whether directly, indirectly or otherwise) any of (a), (b) or (c) above.

A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (a) by reason of being the Independent Director of a “special purpose entity” affiliated with Borrower, Operating Lessee, Operating Lessee GP, North Beach Company shall be qualified to serve as an Independent Director of the Borrower, Operating Lessee, Operating Lessee GP, North Beach Company, provided that the fees that such individual earns from serving as an Independent Director of Affiliates of Borrower, Operating Lessee, Operating Lessee GP, North Beach Company in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. For purposes of this paragraph, a “special purpose entity” is an entity, whose organizational documents contain restrictions on its activities and impose requirements intended to preserve such entity’s separateness that are substantially similar to those contained in the definition of Special Purpose Entity of this Agreement.

“Initial Maturity Date” shall mean the Payment Date occurring in March, 2015.

“Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated the date hereof delivered by Perkins Coie LLP in connection with the Loan.

“Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.

“Insurance Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Intellectual Property” shall mean all intellectual property worldwide (other than the Manager Proprietary Information (as such term is defined in the Management Agreement)) including: (a) Trademarks; (b) patents issued by the United States or the equivalent thereof in any other country, industrial designs, and applications for any of the foregoing, including any continuations, divisionals, continuations in part, renewals, extensions and reissues, and the inventions disclosed or claimed therein; (c) copyrights in published and unpublished works of authorship, whether registered or unregistered in the United States or any other country, whether as author, assignee, or transferee (including without limitation databases and other compilations of information, computer software, middleware, user interface, source code, object code, algorithms and the like, and user manuals and other training documentation related thereto), all derivative works, renewals, extensions, restorations, and reversions thereof; (d) domain names; (e) trade secrets, proprietary confidential information and operational systems, including confidential know-how, processes, schematics, concepts, ideas, inventions, business methods and processes, marketing plans, research and development, formulae, drawings, prototypes, models, designs, customer and supplier information and lists, databases and other compilations of information, historical guest lists, mailing lists, computer software and systems (including reservations and other Hotel systems) and user manuals and other training documentation related thereto, and other nonpublic, confidential, or proprietary information; (f) any registrations, applications for registration or issuance, recordings, reissues, renewals, divisions, continuations, and extensions relating to any or all of the foregoing; (g) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including, without limitation, damages, claims and payments for past, present or future infringements or other violations thereof relating to any or all of the foregoing; (i) rights to sue for past, present and future infringements and other violations thereof relating to any or all of the foregoing; and (j) for all of the foregoing, any of which is now owned, acquired or developed after the Closing Date.

“Interest Period” shall mean, with respect to any Component, (a) the period commencing on the Closing Date and ending on (and including) March 14, 2013 and (b) thereafter, the period commencing on the fifteenth (15th) day of each calendar month and ending on (and including) the fourteenth (14th) day of the following calendar month. Each Interest Period set forth in clause (b) above shall be a full month and shall not be shortened by reason of any payment of the Loan prior to the expiration of such Interest Period.

“Interest Rate” shall mean the rate at which the outstanding principal amount of the Loan bears interest from time to time in accordance with Section 2.2.3 hereof.

“Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements (together with the confirmation and schedules relating thereto) acceptable to Lender, between an Acceptable Counterparty and Borrower obtained by Borrower as and when required pursuant to Section 2.2.7 and Section 2.8 hereof. After delivery of a Replacement Interest Rate Cap Agreement to Lender, the term “Interest Rate Cap Agreement” shall be deemed to mean such Replacement Interest Rate Cap Agreement and such Replacement Interest Rate Cap Agreement shall be subject to all requirements applicable to the Interest Rate Cap Agreement.

“IP Collateral” shall mean all IP Owners’ right, title and interest in, to, and under Intellectual Property and IP Licenses.

“IP Licenses” shall mean, all licenses of Intellectual Property and covenants not to sue with respect to Intellectual Property (regardless of whether such agreements and covenants are contained within an agreement that also covers other matters, such as development, consulting services or distribution of products) and regardless of whether IP Owner is a licensor or licensee under any such agreement, together with any and all (i) amendments, renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future breaches or violations thereof, and (iii) the right to sue for past, present and future breaches or violations thereof.

“IP Owner” shall mean Borrower or Operating Lessee, provided that such entity owns any Intellectual Property or is a party to any IP License which is used in or held for use in the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property by Borrower, Operating Lessee or Manager.

“IP Schedule” shall have the meaning provided in Section 4.1.40 hereof.

“IP Security Agreement” shall mean that certain Intellectual Property Security Agreement made by Borrower to Lender dated the date hereof as the same may be amended, restated, replaced or otherwise modified from time to time.

“Lease” shall mean any lease (other than the Operating Lease, the North Beach Property Documents and any documents relating to the South Beach Development Parcel), sublease or subsublease, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property by or on behalf of Borrower or Operating Lessee (other than ordinary course (i) short-term occupancy rights of hotel guests which are not the subject of a written agreement, (ii) occupancy agreements for groups of hotel guests for transitory periods of time and (iii) agreements for catering, business and similar special events or functions at the Property), and every modification, amendment or other agreement relating to such lease, sublease, subsublease, or other agreement entered into in connection with such lease, sublease, subsublease, or other agreement and every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.

“Legal Requirements” shall mean, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting Borrower or the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower, the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.

“Lender Documents” shall mean any agreement among Lender, Mezzanine Lenders and/or any participant or any fractional owner of a beneficial interest in the Loan or any Mezzanine Loan relating to the administration of the Loan, the Mezzanine Loan, the Loan Documents or the Mezzanine Loan Documents, including without limitation any intercreditor agreements, co-lender agreements and participation agreements.

“Lender Eligibility Requirements” means, with respect to any Person, that such Person (i) has total assets (in name or under management or advisement) in excess of $600,000,000 and (except with respect to a pension advisory firm, asset manager or similar fiduciary) either (x) capital/statutory surplus or shareholder’s equity or net worth of at least $250,000,000 or (y) market capitalization of at least $250,000,000 and (ii) is regularly engaged in the business of making, owning (or, in the case of a pension advisory firm or similar fiduciary, regularly engaged in managing investments in) commercial real estate loans (including mezzanine loans to direct or indirect owners of commercial properties, which loans are secured by pledges of direct or indirect ownership interests in the owners of such commercial properties) or operating commercial properties.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable, clean sight draft letter of credit in favor of Lender and entitling Lender to draw thereon based solely on a statement executed by an officer of Lender stating that it has the right to draw thereon under this Agreement, and issued by a domestic Eligible Institution or the U.S. agency or branch of a foreign Eligible Institution, and upon which letter of credit Lender shall have the right to draw in full: (a) if Lender has not received at least thirty (30) days prior to the date on which the then outstanding letter of credit is scheduled to expire, a notice from the issuing financial institution that it has renewed the applicable letter of credit; (b) thirty (30) days prior to the date of termination following receipt of notice from the issuing financial institution that the applicable letter of credit will be terminated; and (c) thirty (30) days after Lender has given notice to Borrower that the financial institution issuing the applicable letter of credit ceases to either be an Eligible Institution or meet the rating requirement set forth above.

“Liabilities” shall have the meaning set forth in Section 9.2(b) hereof.

“LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded up to the next nearest 1/1000 of 1%) for deposits in U.S. dollars, for a one-month period, that appears on Reuters Screen LIBOR01 Page (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Reuters Screen LIBOR01 Page as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender (or Servicer, on Lender’s behalf) shall request the principal London office of any four major reference banks in the London interbank market selected by Lender to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for the amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender (or Servicer, on Lender’s behalf) shall request any three major banks in New York City selected by Lender to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent. Notwithstanding the foregoing, in no event shall LIBOR be less than zero.

“Licenses” shall have the meaning set forth in Section 4.1.22 hereof.

“Lien” shall mean, any mortgage, deed of trust, deed to secure debt, indemnity deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.

“Liquor License Agreement” shall mean that certain Liquor License Agreement among Manager, KSL HDC Management Co., LLC and Lender dated the date hereof as the same may be amended, restated, replaced or otherwise modified from time to time.

“Loan” shall mean the loan made by Lender to Borrower in accordance with this Agreement.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Environmental Indemnity, the Assignment of Management Agreement, the IP Security Agreement, the Guaranty, the Lockbox Agreement, the Cash Management Agreement, the Interest Rate Cap Agreement, the Assignment of Interest Rate Cap Agreement, the Subordination of Operating Lease, the Liquor License Agreement and all other documents executed and/or delivered in connection with the Loan including any certifications or representations delivered by or on behalf of Borrower or Operating Lessee, any Affiliate of Borrower, the Manager, or any Affiliate of the Manager (including, without limitation, any certificates in connection with any legal opinions delivered on the date hereof).

“Loan-to-Value Ratio” shall mean, as of the date of its calculation, the ratio of (a) the outstanding principal amount of the Loan as of the date of such calculation to (b) the fair market value of the Property (for purposes of the REMIC provisions, counting only real property and excluding any personal property or going concern value), as determined, in Lender’s reasonable discretion, by any commercially reasonable method permitted to a REMIC Trust. For the avoidance of doubt, the outstanding principal balance of the Mezzanine Loans will not be included in the calculation of Loan-to-Value Ratio for purposes of the REMIC provisions).

“Lockbox Account” shall have the meaning set forth in Section 2.6.1 hereof.

“Lockbox Agreement” shall mean that certain Clearing Account Agreement dated the date hereof among Borrower, Lender, Manager and Lockbox Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time, relating to funds deposited in the Lockbox Account.

“Lockbox Bank” shall mean the clearing bank which establishes, maintains and holds the Lockbox Account, which shall be an Eligible Institution.

“London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.

“Major Lease” shall mean any shall mean any Lease demising a premises within the Property that is more than 10,000 net rentable square feet.

“Management Agreement” shall mean the management agreement entered into by and between Borrower and Manager, pursuant to which Manager is to provide management and other services with respect to the Property, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Management Fees” shall mean, collectively, an amount equal to the monthly property management fees payable to the Manager with respect to the Property pursuant to the terms of the Management Agreement for management services, the Group Services Fee, incentive management fees and any other fees described in the Management Agreement allocated to the Property.

“Manager” shall mean KSL HdC 2012 Management II, LLC, a Delaware limited liability company, or, if the context requires, a Qualified Manager who is managing the Property in accordance with the terms and provisions of this Agreement pursuant to a Replacement Management Agreement.

“Manager Accounts” shall mean the “Bank Accounts” (as defined in the Management Agreement) maintained by Manager in the name of Borrower or Operating Lessee with respect to the Property and in accordance with the terms of the Management Agreement.

“Manager FF&E Reserve Account” shall mean the “Reserve Fund” as defined in the Management Agreement.

“Maturity Date” shall mean the Initial Maturity Date, or, following an exercise by Borrower of one (1) or more of the Extension Options described in Section 2.8 hereof, the Extended Maturity Date, or such other date on which the outstanding principal balance of the Loan becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum nonusurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Mezzanine A Borrower” shall mean, BSK Mezz 1 LLC, a Delaware limited liability company, together with its successors and permitted assigns.

“Mezzanine A Debt Service Account” shall mean the “Debt Service Account” as defined in the Mezzanine A Loan Agreement.

“Mezzanine A Guaranty” shall mean that certain Guaranty Agreement (Mezzanine A Loan), dated as of the date hereof, executed and delivered by Guarantor in connection with the Mezzanine A Loan to and for the benefit of Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine A Lender” shall mean, individually or collectively, as the context requires, JPMorgan Chase Bank, National Association, a banking association chartered under the laws of the United States of America and German American Capital Corporation, a Maryland corporation, together with their respective successors and assigns.

“Mezzanine A Loan” shall mean that certain loan made as of the date hereof by Mezzanine A Lender to Mezzanine A Borrower in the original principal amount of One Hundred Fifteen Million and No/100 Dollars ($115,000,000.00).

“Mezzanine A Loan Agreement” shall mean that certain Mezzanine A Loan Agreement, dated as of the date hereof, between Mezzanine A Borrower and Mezzanine A Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine A Loan Default” shall mean an “Event of Default” under the Mezzanine A Loan.

“Mezzanine A Loan Documents” shall mean all documents evidencing the Mezzanine A Loan and all documents executed and/or delivered in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine B Borrower” shall mean BSK Mezz 2, LLC, a Delaware limited liability company, together with its respective successors and permitted assigns.

“Mezzanine B Debt Service Account” shall mean the “Debt Service Account” as defined in the Mezzanine B Loan Agreement.

“Mezzanine B Guaranty” shall mean that certain Guaranty Agreement (Mezzanine B Loan), dated as of the date hereof, executed and delivered by Guarantor in connection with the Mezzanine B Loan to and for the benefit of Mezzanine B Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine B Lender” shall mean, individually or collectively, as the context requires, JPMorgan Chase Bank, National Association, a banking association chartered under the laws of the United States of America and German American Capital Corporation, a Maryland corporation, together with their respective successors and assigns.

“Mezzanine B Loan” shall mean that certain loan made as of the date hereof by Mezzanine B Lender to Mezzanine B Borrower in the original principal amount of Seventy-Five Million and No/100 Dollars $75,000,000.00.

“Mezzanine B Loan Agreement” shall mean that certain Mezzanine B Loan Agreement, dated as of the date hereof, between Mezzanine B Borrower and Mezzanine B Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified, from time to time.

“Mezzanine B Loan Default” shall mean an “Event of Default” under the Mezzanine B Loan.

“Mezzanine B Loan Documents” shall mean all documents evidencing the Mezzanine B Loan and all documents executed and/or delivered in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Borrower” shall mean, collectively, Mezzanine A Borrower and the Mezzanine B Borrower, together with their respective successors and permitted assigns.

“Mezzanine Collateral” shall mean, collectively, the “Collateral” as defined in each of the Mezzanine Loan Agreements.

“Mezzanine Debt Service” shall mean, with respect to any particular period of time interest payments then due under the Mezzanine Loans or any Replacement Mezzanine Loan.

“Mezzanine Lenders” shall mean, collectively, Mezzanine A Lender and Mezzanine B Lender, together with their respective successors and assigns.

“Mezzanine Loan Agreements” shall mean, collectively, the Mezzanine A Loan Agreement and the Mezzanine B Loan Agreement, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loan Default” shall mean either a Mezzanine A Loan Default or a Mezzanine B Loan Default.

“Mezzanine Loan Debt Service Account” shall mean, collectively, the Mezzanine A Debt Service Account and the Mezzanine B Debt Service Account.

“Mezzanine Loan Documents” shall mean, collectively, the Mezzanine A Loan Documents and the Mezzanine B Loan Documents, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Mezzanine Loans” shall mean, collectively, the Mezzanine A Loan and the Mezzanine B Loan.

“Monthly Debt Service Payment Amount” shall mean, on each Payment Date, the amount of interest which accrues on the Loan for the related Interest Period.

“Monthly Hotel Taxes and Custodial Funds Deposit” shall have the meaning set forth in Section 7.4.1 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Morningstar” shall mean Morningstar Credit Ratings, LLC, or any of its successors in interest, assigns, and/or changed entity name or designation resulting from any acquisition by Morningstar, Inc. or other similar entity of Morningstar Credit Ratings, LLC.

“Mortgage” shall mean, that certain first priority Deed of Trust, Assignment of Leases and Rents and Security Agreement, dated the date hereof, executed and delivered by Borrower and Operating Lessee to Lender as security for the Loan and encumbering the Property, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Net Membership Cash Flow” shall mean, the amount of refundable membership deposits paid by new and upgraded resort club members and by existing resort club members who have converted to new membership plans, in cash, plus principal payments in cash received on notes in respect thereof, less the amount of any refunds paid in cash with respect to such deposits which is accounted for as “cash provided by financing activities”. Under GAAP, Net Membership Cash Flow is not considered revenue and the Borrower accounts for such cash flow as “cash provided by financing activities” in its statement of cash flows and reports a liability in its balance sheet equal to the amount of such deposits.

“Net Operating Income” shall mean for any period, the amount obtained by subtracting Operating Expenses for such period from Gross Income from Operations for such period.

“Net Proceeds” shall have the meaning set forth in Section 6.4(b) hereof.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 6.4(b)(vi) hereof.

“New Mezzanine Borrower” shall have the meaning set forth in Section 9.1.2(d) hereof.

“New Mezzanine Loan” shall have the meaning set forth in Section 9.1.2(d) hereof.

“North Beach Company” shall mean HdC North Beach Real Estate Company, a Delaware corporation, together with its successors and permitted assigns.

“North Beach Property” shall mean those certain parcels of real property more particularly described on Schedule XI hereto.

“North Beach Property Documents” shall mean those certain documents governing the North Beach Property set forth on Schedule XII hereto.

“Note” shall mean, collectively, (i) that certain Promissory Note, dated the date hereof, in the principal amount of One Hundred Fifty-Six Million Seven Hundred Fifty Thousand and No/100 Dollars ($156,750,000.00) by Borrower in favor of JPMorgan Chase Bank, National Association and (ii) that certain Promissory Note dated the date hereof, in the principal amount of One Hundred Twenty-Eight Million Two Hundred Fifty Thousand and No/100 Dollars ($128,250,000.00), made by Borrower in favor of German American Capital Corporation, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“O&M Program” shall have the meaning set forth in Section 5.1.2 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower or Operating Lessee which is signed by an authorized senior officer of Borrower or Operating Lessee or the general partner, managing member or sole member of Borrower or Operating Lessee, as applicable.

“Operating Expenses” shall mean the sum of all costs and expenses of operating, maintaining, directing, managing and supervising the Property (excluding, (i) depreciation and amortization, (ii) any Debt Service in connection with the Loan and the Mezzanine Loan, (iii) any Capital Expenditures in connection with the Property, (iv) any deposits made to the Reserve Funds and (v) the costs of any other things specified to be done or provided at Borrower’s, Operating Lessee’s or Manager’s sole expense), incurred by Borrower or Operating Lessee or Manager pursuant to the Management Agreement, or as otherwise specifically provided therein, which are properly attributable to the period under consideration under Borrower’s or Operating Lessee’s system of accounting, including without limitation: (a) the cost of all food and beverages sold or consumed and of all necessary chinaware, glassware, linens, flatware, uniforms, utensils and other items of a similar nature, including such items bearing the name or identifying characteristics of the hotels as Borrower and/or Manager shall reasonably consider appropriate (“Operating Equipment”) and paper supplies, cleaning materials and similar consumable items (“Operating Supplies”) placed in use (other than reserve stocks thereof in storerooms), Operating Equipment and Operating Supplies shall be considered to have been placed in use when they are transferred from the storerooms of the Property to the appropriate operating departments; (b) salaries and wages of personnel of the Property, including costs of payroll taxes and employee benefits; (c) the cost of all other goods and services obtained by Borrower, Operating Lessee or Manager in connection with its operation of the Property including, without limitation, heat and utilities, office supplies and all services performed by third parties, including leasing expenses in connection with telephone and data processing equipment, and all existing and any future installations necessary for the operation of the Improvements for hotel purposes (including, without limitation, heating, lighting, sanitary equipment, air conditioning, laundry, refrigerating, built-in kitchen equipment, telephone equipment, communications systems, computer equipment and elevators), Operating Equipment and existing and any future furniture, furnishings, wall coverings, fixtures and hotel equipment necessary for the operation of the building for hotel purposes which shall include all equipment required for the operation of kitchens, bars, laundries, (if any) and dry cleaning facilities (if any), office equipment, cleaning and engineering equipment and vehicles; (d) the cost of repairs to and maintenance of the Property other than of a capital nature; (e) insurance premiums for general liability insurance, workers’ compensation insurance or insurance required by similar employee benefits acts and such business interruption or other insurance as may be provided for protection against claims, liabilities and losses arising from the operation of the Property (as distinguished from any property damage insurance on the Property building or its contents) and losses incurred on any self-insured risks of the foregoing types, provided that Borrower, Operating Lessee and Manager have specifically approved in advance such self-insurance or insurance is unavailable to cover such risks; (f) all Taxes and Other Charges (other than federal, state or local income taxes and franchise taxes or the equivalent) payable by or assessed against Borrower, Operating Lessee or Manager with respect to the operation of the Property; (g) legal fees and fees of any firm of independent certified public accounts designated from time to time by Borrower (the “Independent CPA”) for services directly related to the operation of the Property, reasonably acceptable to Lender; (h) the costs and expenses of technical consultants and specialized operational experts for specialized services in connection with non-recurring work on operational, legal, functional, decorating, design or construction problems and activities, including the reasonable fees of Guarantor or any subsidiary of Guarantor in connection therewith; provided that such employment of Guarantor or any such subsidiary of Guarantor is reasonably approved in advance by Lender; provided further, however, that if such costs and expenses have not been included in an approved budget, then if such costs exceed $5,000 in any one instance the same shall be subject to the reasonable approval by Lender; (i) all expenses for advertising the Property and all expenses of sales promotion and public relations activities; (j) all out-of-pocket expenses and disbursements determined by the Independent CPA to have been reasonably, properly and specifically incurred by Borrower, Operating Lessee or Manager or any of their Affiliates pursuant to, in the course of and directly related to, the management and operation of the Property under the Management Agreement (without limiting the generality of the foregoing, such charges may include all reasonable travel, telephone, telegram, radiogram, cablegram, air express and other incidental expenses, but, shall exclude costs relating to the offices maintained by Borrower, Operating Lessee, Manager or any of their Affiliates other than the offices maintained at the Property for the management of the Property and excluding transportation costs of Borrower or Manager related to meetings between the Borrower, Operating Lessee and Manager with respect to administration of the Management Agreement or of the Property involving travel away from such party’s principal executive offices), (k) the cost of any reservations system, any accounting services or other group benefits, programs or services from time to time made available to properties in the Borrower’s or Operating Lessee’s system; (l) the cost associated with any retail Leases at the Property; (m) any management fees, basic and incentive fees or other fees and reimbursables paid or payable to Manager under the Management Agreement; (n) costs incurred in connection with the sale and marketing of club memberships (excluding amounts deducted in the calculation of the Net Membership Cash Flow) and (o) all costs and expenses of owning, maintaining, conducting and supervising the operation of the Property to the extent such costs and expenses are not included above.

“Operating Lease” shall mean that certain Amended and Restated Lease Agreement dated as of January 1, 2010, between Borrower, as lessor, and Operating Lessee, as lessee, as amended by that certain letter agreement dated as of December 31, 2012, between Borrower and Operating Lessee and as may be further amended, restated, replaced or otherwise modified from time to time in accordance with the terms hereof.

“Operating Lessee” shall mean Hotel del Coronado, LP, a Delaware limited partnership, together with its successors and permitted assigns.

“Operating Lessee GP” shall mean Hotel del Tenant Corp., a Delaware corporation, together with its successors and permitted assigns.

“Operating Rent” shall mean all rent and other amounts due to Borrower under the Operating Lease.

“Organizational Documents” means as to any Person, the certificate of incorporation and by-laws with respect to a corporation; the certificate of organization and operating agreement with respect to a limited liability company; the certificate of limited partnership and partnership agreement with respect to a limited partnership, or any other organizational or governing documents of such Person.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

“Other Connection Taxes” shall mean, with respect to any Lender or agent thereof, Section 2.7 Taxes imposed as a result of a present or former connection between such Lender or agent thereof and the jurisdiction imposing such Section 2.7 Tax (other than connections arising from such Lender or agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Obligations” shall have the meaning as set forth in the Mortgage.

“Other Taxes” shall mean any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Section 2.7 Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except (i) any such Section 2.7 Taxes that are Other Connection Taxes imposed with respect to an assignment and (ii) any “prohibited transaction” excise tax arising from any Lender’s use of “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulations.

“Payment Date” shall mean, with respect to any Component, the ninth (9th) day of each calendar month during the term of the Loan, or if such date is not a Business Day, the immediately preceding Business Day and the first Payment Date for purposes of this Agreement shall be April 9, 2013.

“Permitted Assumption” shall have the meaning given thereto in Section 5.2.10(e).

“Permitted Debt” shall mean, collectively (a) the Note and the other obligations, indebtedness and liabilities specifically provided for in any Loan Document and secured by the Mortgage and the other Loan Documents, (b) refundable membership deposits accepted in the ordinary course of business and (c) trade payables incurred in the ordinary course of Borrower’s business, not secured by Liens on the Property (other than Liens being properly contested in accordance with the provisions of this Agreement), provided that such trade payables in respect of the Property (excluding Capital Expenditures and Basic Carrying Costs) (i) do not exceed at any one time in the aggregate three percent (3%) of the original principal amount of the Loan and the Mezzanine Loans, (ii) are normal and reasonable under the circumstances, (iii) are payable by or on behalf of Borrower for or in respect of the operation of the Property in the ordinary course of the operation of Borrower’s business or the routine administration of Borrower’s business, (iv) are paid within sixty (60) days following the later of (A) the date on which such amount is incurred or (B) the date invoiced, and (v) are not evidenced by a note. Nothing contained herein shall be deemed to require Borrower to pay any trade payable, so long as Borrower is in good faith at its own expense, and by proper legal proceedings, diligently contesting the validity, amount or application thereof, provided that in each case, at the time of the commencement of any such action or proceeding, and during the pendency of such action or proceeding (w) no Event of Default shall exist and be continuing hereunder, (x) neither the Property nor any part thereof or interest therein will be in material danger of being sold or forfeited, (y) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment any amounts contested, together with all interest and penalties thereon, and (z) such contest operates to suspend collection or enforcement, as the case may be, of the contested amount.

“Permitted Encumbrances” shall mean, with respect to the Property, collectively, (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy, (c) Liens, if any, for Taxes and Other Charges imposed by any Governmental Authority not yet due or delinquent or which are contested in good faith by appropriate proceedings and for which Borrower has set aside adequate reserves on its books, (d) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s sole discretion, (e) all immaterial easements, rights-of-

way, restrictions and other similar non-monetary encumbrances recorded against and affecting the Property and that do not materially and adversely affect (i) the ability of Borrower to pay any of its obligations to any Person as and when due (ii) the marketability of title to the Property, (iii) the fair market value of the Property, or (iv) the use or operation of the Property and (f) rights of Tenants as Tenants only.

“Permitted Equipment Transfer” shall mean the Transfer of FF&E and/or Personal Property that is either being replaced or that is no longer necessary in connection with the operation of the Property, provided (x) no Event of Default is continuing and (y) such Transfer will not materially and adversely affect the value, use or operation of the Property.

“Permitted Fund Manager” means any Person that on the date of determination is (i) a nationally-recognized manager of investment funds investing in debt or equity interests relating to commercial real estate, (ii) investing through a fund with committed capital of at least $250,000,000 and (iii) not subject to a Bankruptcy Action.

“Permitted Investments” shall mean any one or more of the following obligations or securities acquired at a purchase price of not greater than par, including those issued by Servicer, or any trustee under any Securitization or any of their respective Affiliates, payable on demand or having a maturity date not later than the Business Day immediately prior to the first Payment Date following the date of acquiring such investment and meeting one of the appropriate standards set forth below:

(i) obligations of, or obligations directly and unconditionally guaranteed as to principal and interest by, the U.S. government or any agency or instrumentality thereof, when such obligations are backed by the full faith and credit of the United States of America and have maturities not in excess of one year;

(ii) federal funds, unsecured certificates of deposit, time deposits, banker’s acceptances, and repurchase agreements having maturities of not more than 90 days of any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia, the short-term debt obligations of which are rated (a) “A-1+” (or the equivalent) by S&P and, if it has a term in excess of three months, the long-term debt obligations of which are rated “AAA” (or the equivalent) by S&P, and that (1) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (2) has Tier 1 capital (as defined in such regulations) of not less than $1,000,000,000, (b) in one of the following Moody’s rating categories: (1) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (2) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (3) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (4) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1”, or such other ratings as confirmed in a Rating Agency Confirmation and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”;

(iii) deposits that are fully insured by the Federal Deposit Insurance Corp. (“FDIC”);

(iv) commercial paper rated (a) “A–1+” (or the equivalent) by S&P and having a maturity of not more than 90 days, (b) in one of the following Moody’s rating categories: (i) for maturities less than one month, a long-term rating of “A2” or a short-term rating of “P-1”, (ii) for maturities between one and three months, a long-term rating of “A1” and a short-term rating of “P-1”, (iii) for maturities between three months to six months, a long-term rating of “Aa3” and a short-term rating of “P-1” and (iv) for maturities over six months, a long-term rating of “Aaa” and a short-term rating of “P-1” and (c) in one of the following Fitch rating categories: (1) for maturities less than three months, a long term rating of “A” and a short term rating of “F-1” and (2) for maturities greater than three months, a long-term rating of “AA-” and a short term rating of “F-1+”;

(v) any money market funds that (a) has substantially all of its assets invested continuously in the types of investments referred to in clause (i) above, (b) has net assets of not less than $5,000,000,000, and (c) has the highest rating obtainable from S&P and Moody’s; and

(vi) such other investments as to which each Approved Rating Agency shall have delivered a Rating Agency Confirmation.

Notwithstanding the foregoing, “Permitted Investments” (i) shall exclude any security with the S&P’s “r” symbol (or any other Approved Rating Agency’s corresponding symbol) attached to the rating (indicating high volatility or dramatic fluctuations in their expected returns because of market risk), as well as any mortgage-backed securities and any security of the type commonly known as “strips”; (ii) shall be limited to those instruments that have a predetermined fixed dollar of principal due at maturity that cannot vary or change; (iii) shall only include instruments that qualify as “cash flow investments” (within the meaning of Section 860G(a)(6) of the Code); and (iv) shall exclude any investment where the right to receive principal and interest derived from the underlying investment provides a yield to maturity in excess of 120% of the yield to maturity at par of such underlying investment. Interest may either be fixed or variable, and any variable interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately with that index. No investment shall be made which requires a payment above par for an obligation if the obligation may be prepaid at the option of the issuer thereof prior to its maturity. All investments shall mature or be redeemable upon the option of the holder thereof on or prior to the earlier of (x) three months from the date of their purchase and (y) the Business Day preceding the day before the date such amounts are required to be applied hereunder.

“Permitted Transfer” shall mean any of the following: (a) any transfer, directly as a result of the death of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by the decedent in question to the Person or Persons lawfully entitled thereto, (b) any transfer, directly as a result of the legal incapacity of a natural person, of stock, membership interests, partnership interests or other ownership interests previously held by such natural person to the Person or Persons lawfully entitled thereto (c) any Transfer of any interest in an Affiliated Manager if, following such Transfer, such Affiliated

Manager shall be under common Control with Guarantor and such Transfer does not otherwise result in a Transfer of an interest in Borrower that is not permitted hereunder, (d) any Transfer permitted without the consent of Lender pursuant to the provisions of Section 5.2.10(d) hereof, (e) any Lease of space in any of the Improvements to Tenants in accordance with the provisions of Section 5.1.20, (f) Permitted Encumbrances, (g) Permitted Equipment Transfers, (h) the release of the South Beach Development Parcel in accordance with Section 2.5 hereof and (i) any direct or indirect pledge (or any Transfer occurring upon the foreclosure of, or other remedial action with respect to, the same or delivery of an assignment in lieu of foreclosure in respect of the same) by any Mezzanine Borrower of the direct ownership interests in Borrower and/or any Mezzanine Borrower and other collateral pursuant to the Mezzanine Loan Agreements.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Mortgage.

“Pledge Agreement” shall mean, collectively, the “Pledge Agreement” as defined in the Mezzanine A Loan Agreement and the “Pledge Agreement” as defined in the Mezzanine B Loan Agreement.

“Policies” shall have the meaning specified in Section 6.1(b) hereof.

“Policy” shall have the meaning specified in Section 6.1(b) hereof.

“Prepayment Notice” shall have the meaning set forth in 2.4.1(b) hereof.

“Prepayment Rate” shall mean the bond equivalent yield (in the secondary market) on the United States Treasury Security that as of the Prepayment Rate Determination Date has a remaining term to maturity closest to, but not exceeding, the remaining term to the Maturity Date, as determined by Lender on the basis of “Statistical Release H.15 (519), Selected Interest Rates,” or any successor publication, published by the Board of Governors of the Federal Reserve System, or on the basis of such other publication or statistical guide as Lender may reasonably select. If more than one issue of United States Treasury Securities has the remaining term to the Maturity Date, the “Prepayment Rate” shall be the yield on such United States Treasury Security most recently issued as of the Prepayment Rate Determination Date. The rate so published shall control absent manifest error.

“Prepayment Rate Determination Date” shall mean the date which is five (5) Business Days prior to the date that such prepayment shall be applied in accordance with the terms and provisions of Section 2.4 hereof.

“Prepayment Release Date” shall mean the Payment Date occurring in September, 2013.

“Prime Rate” shall mean the annual rate of interest publicly announced by JPMorgan Chase Bank, National Association, in New York, New York, as its base rate, as such rate shall change from time to time. If JPMorgan Chase Bank, National Association, ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate.” If The Wall Street Journal ceases to publish the “Prime Rate,” the Lender shall select an equivalent publication that publishes such “Prime Rate,” and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasi-governmental body, then Lender shall select a comparable interest rate index. Notwithstanding the foregoing, in no event shall the Prime Rate be less than zero.

“Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate plus the Prime Rate Spread.

“Prime Rate Spread” shall mean, with respect to any Component, the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread for such Component on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

“Property” shall mean the parcel of real property, the Improvements thereon and all personal property owned by Borrower or Operating Lessee and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements, as more particularly described in the granting clauses of the Mortgage and referred to therein as the “Property”.

“Provided Information” shall mean any and all financial and other information provided at any time prepared by, or on behalf of, Borrower, Mezzanine Borrower, Guarantor and/or Manager.

“Qualified Asset Manager” shall mean a reputable, nationally or regionally recognized management organization or Person possessing at least five (5) years’ prior experience as an asset manager for no less than five (5) full service resort hotels.

“Qualified Lender” means one or more of the following:

(a) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan, provided that any such Person referred to in this clause (a) satisfies the Lender Eligibility Requirements;

(b) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act, provided that any such Person referred to in this clause (b) satisfies the Lender Eligibility Requirements;

(c) an institution substantially similar to any of the foregoing entities described in clause (a), clause (b) or clause (e) that satisfies the Lender Eligibility Requirements;

(d) any entity Controlled by, Controlling or under common Control with any of the entities described in clause (a), clause (b) or clause (c) above or clause (e) below;

(e) an investment fund, limited liability company, limited partnership or general partnership (a “Permitted Investment Fund”) where a Permitted Fund Manager acts as general partner, managing member or fund manager and at least fifty percent (50%) of the equity interests in such Permitted Investment Fund are owned, directly or indirectly, by one or more of the following: a Qualified Lender under clauses (a), (b), (c) or (d) above or (f) below, an institutional “accredited investor” within the meaning of Regulation D promulgated under the Securities Act, and/or a “qualified institutional buyer” or both within the meaning of Rule 144A promulgated under the Exchange Act, provided such institutional “accredited investors” or “qualified institutional buyers” that are used to satisfy the fifty percent (50%) test set forth above in this clause (e) satisfy the financial tests in clause (i) of the definition of Lender Eligibility Requirements; or

(f) following a Securitization, any Person for which the Rating Agencies have issued a Rating Agency Confirmation with respect to the Replacement Mezzanine Loan.

“Qualified Manager” shall mean either (a) Manager; (b) any management company set forth on Schedule V hereto, (c) any management company Controlled by or under common Control with any management company set forth on Schedule V hereto or (d) a reputable and experienced management organization (which may be an Affiliate of Borrower) possessing experience in managing properties similar in size, scope, use and value as the Property that is reasonably acceptable to Lender, provided, (i) that, in the case of subclause (d) above if required by Lender, Borrower shall have obtained a Rating Agency Confirmation from the Approved Rating Agencies with respect to such Manager and to the management of the Property by such Manager and (ii) in the case of subclauses (b), (c) and (d) above, if such Person is an Affiliate of Borrower, Borrower shall have obtained an Additional Insolvency Opinion.

“Qualified Transferee” shall mean one or more of the following:

(i) a real estate investment trust, bank, saving and loan association, investment bank, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan that satisfies the Eligibility Requirements;

(ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act of 1933, as amended, or an institutional “accredited investor” within the meaning of Regulation D under the Securities Act of 1933, as amended, that satisfies the Eligibility Requirements;

(iii) an institution substantially similar to any of the foregoing entities described in clauses (i) or (ii) that satisfies the Eligibility Requirements;

(iv) any entity Controlled (and only so long as such entity continues at all times to be Controlled) by any of the entities described in clauses (i), (ii) or (iii) above;

(v) an investment fund, limited liability company, limited partnership or general partnership where a Permitted Fund Manager or an entity that is otherwise a Qualified Transferee under clauses (i), (ii), (iii) or (iv) of this definition acts as the general partner, managing member or fund manager and at least 50% of the equity interests in such investment vehicle are owned, directly or indirectly, by one or more entities that are otherwise Qualified Transferees under clauses (i), (ii), (iii) or (iv) of this definition.

“Qualified Transferee’s Principals” shall mean collectively, (A) Qualified Transferee’s managing members, general partners or principal shareholders and (B) such other members, partners or shareholders which directly or indirectly shall own a fifty-one percent (51%) or greater economic and voting interest in Qualified Transferee.

“Ratable Share” shall mean, with respect to any Co-Lender, its share of the Loan based on the proportion of the outstanding principal of the Loan advanced by such Co-Lender to the total outstanding principal amount of the Loan. The Ratable Share of each Co-Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule VI attached hereto and made a part hereof.

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch and Morningstar or any other nationally recognized statistical rating agency, which has assigned a rating to the Securities.

“Rating Agency Confirmation” shall mean, collectively, a written affirmation from each of the Approved Rating Agencies that the credit rating of the Securities given by such Approved Rating Agency of such Securities immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Approved Rating Agency’s sole and absolute discretion. In the event that, prior to a Securitization and at any other given time, no Approved Rating Agency has elected to consider whether to grant or withhold such an affirmation and Lender does not otherwise have an approval right with respect to such event, then the term Rating Agency Confirmation shall be deemed instead to require the written reasonable approval of Lender.

“Register” shall have the meaning set forth in Section 9.3 hereof.

“Related Entities” shall have the meaning set forth in 5.2.10(e) hereof.

“Release” shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.

“Remediation” and “Remediate” shall mean any response, remedial, removal, or corrective action, any activity to cleanup, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance, any actions to prevent, cure or mitigate any Release of any Hazardous Substance, any action to comply with any Environmental Laws or with any permits issued pursuant thereto, any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note or a portion thereof.

“Rental Agent” shall mean the agent under the Rental Management Agreement and its successors and/or assigns.

“Rental Management Agreement” shall mean those certain Rental Management Agreements between Rental Agent and each owner of a North Beach Property unit.

“Rental Management Program” shall mean a rental management program managed by the Manager or an Affiliate of Manager for the rental of any condo-hotel units.

“Rents” shall mean, all rents, rent equivalents, moneys payable as damages or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower and/or Operating Lessee or their respective agents or employees from any and all sources arising from or attributable to the Property or the IP Collateral, as applicable, and proceeds, if any, from business interruption or other loss of income insurance, including, without limitation, all hotel receipts, revenues and credit card receipts collected from guest rooms, restaurants, bars, meeting rooms, banquet rooms and recreational facilities, all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of property or rendering of services by Borrower or any operator or manager of the hotel or the commercial space located in the Improvements or acquired from others (including, without limitation, from the rental of any office space, retail space, guest rooms or other space, halls, stores, and offices, and deposits securing reservations of such space), license, lease, sublease and concession fees and rentals, health club membership fees, food and beverage wholesale and retail sales, service charges, vending machine sales and proceeds, if any, from business interruption or other loss of income insurance, plus Net Membership Cash Flow, and all amounts received by Borrower, Operating Lessee, Manager or any Affiliate thereof from or with respect to any Rental Management Program relating to the North Beach Property and the improvements thereon and any Rental Management Program.

“Replacement Interest Rate Cap Agreement” shall mean, collectively, one or more interest rate protection agreements, acceptable to Lender, from an Acceptable Counterparty with terms identical to the Interest Rate Cap Agreement except that the same shall be effective as of the date required in Section 2.2.7(c); provided that to the extent any such interest rate protection agreements do not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate protection agreements approved in writing by the Approved Rating Agencies with respect thereto.

“Replacement Management Agreement” shall mean, collectively, (a) either (i) a management agreement with a Qualified Manager substantially in the same form and substance as the Management Agreement, or (ii) a management agreement with a Qualified Manager, which management agreement shall be reasonably acceptable to Lender in form and substance, provided, with respect to this subclause (ii), Lender, at its option, shall have obtained a Rating Agency Confirmation from the Approved Rating Agencies with respect to such management agreement and (b) an assignment of management agreement and subordination of management fees substantially in the form then used by Lender (or of such other form and substance reasonably acceptable to Lender), executed and delivered to Lender by Borrower and such Qualified Manager at Borrower’s expense.

“Replacement Mezzanine Borrower” shall have the meaning set forth in Section 10.29 hereof.

“Replacement Mezzanine Intercreditor Agreement” shall have the meaning set forth in Section 10.29 hereof.

“Replacement Mezzanine Lender” shall have the meaning set forth in Section 10.29 hereof.

“Replacement Mezzanine Loan” shall have the meaning set forth in Section 10.29 hereof.

“Replacement Mezzanine Loan Documents” shall have the meaning set forth in Section 10.29 hereof.

“Replacement Reserve Account” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Fund” shall have the meaning set forth in Section 7.3.1 hereof.

“Replacement Reserve Monthly Deposit” shall mean an amount equal to the greater of (a) four percent (4%) of Gross Income from Operations (excluding Net Membership Cash Flow) for the calendar month that is two (2) calendar months prior to the calendar month in which the applicable deposit to the Replacement Reserve Fund is to be made and (b) the aggregate monthly amount required to be reserved in the Manager FF&E Reserve Account for payment of the cost of Replacements under the Management Agreement for such period. Notwithstanding the foregoing, provided that Borrower is maintaining (or causing Operating Lessee to maintain) the Property in accordance with the requirements of the Management Agreement and the Loan Documents, the amount of the Replacement Reserve Monthly Deposit shall be reduced by the aggregate amount of deposits required to be deposited by Borrower or Operating Lessee in the Manager FF&E Reserve Account for Replacements for such period, to the extent that Lender shall have received evidence reasonably satisfactory to Lender that Borrower or Operating Lessee shall have made such deposit.

“Replacements” shall mean FF&E, replacements and repairs required to be made to the Property and Improvements.

“Required Debt Yield” shall mean a Debt Yield, as determined by Lender, equal to or exceeding (a) if determined on any date during the Initial Term, seven percent (7.00%), and (b) if determined on any date that is on or after the commencement of the first Extension Option, seven and one half percent (7.50%).

“Required Repair Account” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repair Fund” shall have the meaning set forth in Section 7.1.1 hereof.

“Required Repairs” shall have the meaning set forth in Section 7.1.1 hereof.

“Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Replacement Reserve Fund, the Required Repair Fund, the Hotel Taxes and Custodial Funds Reserve Fund, the Debt Yield Reserve Fund, the Excess Cash Flow Reserve Fund and any other escrow fund established by the Loan Documents.

“Restoration” shall mean the repair and restoration of the Property after a Casualty or Condemnation as nearly as possible to the condition the Property was in immediately prior to such Casualty or Condemnation, with such alterations as may be reasonably approved by Lender.

“Restricted Party” shall mean collectively, (a) Borrower, Operating Lessee, Operating Lessee GP, North Beach Company, any Mezzanine Borrower or any Affiliated Manager and (b) any shareholder, partner, member, non-member manager, any direct or indirect legal or beneficial owner of, Borrower, Operating Lessee, Operating Lessee GP, North Beach Company, any Mezzanine Borrower or any Affiliated Manager or any non-member manager; provided that an Excluded Entity shall not be a Restricted Party and with respect to clause (b), excluding any shareholders or owners of stock or equity interest that are publicly traded on any nationally or internationally recognized stock exchange that are not Affiliates of Borrower or any Affiliated Manager.

“Restricted Pledge Party” shall mean, collectively, any Borrower, Operating Lessee, Mezzanine Borrower, and any other direct or indirect equity holder in Borrower or Operating Lessee up to, but not including, the first direct or indirect equity holder that has substantial assets other than the Property and the IP Collateral.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance, pledge, grant of option or other transfer or disposal of a legal or beneficial interest, whether direct or indirect.

“Section 2.7 Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Securities” shall have the meaning set forth in Section 9.1 hereof.

“Securities Act” shall have the meaning set forth in Section 9.2 hereof.

“Securitization” shall have the meaning set forth in Section 9.1 hereof.

“Securitization Vehicle” shall mean each REMIC or Grantor Trust into which all or a portion of the Loan has been transferred.

“Servicer” shall have the meaning set forth in Section 9.5 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 9.5 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.

“South Beach Development Parcel” shall mean that parcel of real property more particularly described on Schedule VII hereto.

“Special Purpose Entity” shall mean a corporation, limited partnership or limited liability company that, since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements unless it has received prior written consent to do otherwise from Lender or a permitted administrative agent thereof, or, while the Loan is securitized, a Rating Agency Confirmation from each of the Approved Rating Agencies, and an Additional Insolvency Opinion, in each case:

(i) is and shall be organized solely for the purpose of (A) in the case of Borrower, acquiring, developing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property, entering into and performing its obligations under the Loan Documents with Lender, refinancing the Property in connection with a permitted repayment of the Loan, and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing or (B) in the case of Operating Lessee, leasing the Property pursuant to the Operating Lease and managing and operating the Property and transacting lawful business that is incident, necessary and appropriate to accomplish the foregoing;

(ii) has not engaged and shall not engage in any business unrelated to the activities set forth in clause (i) of this definition;

(iii) has not owned and shall not own (A) in the case of Borrower, any real property other than the Property and (B) in the case of Operating Lessee, its leasehold interests in the Property;

(iv) does not have, shall not have and at no time had any assets (A) in the case of Borrower, other than the Property and personal property necessary or incidental to its ownership and operation of the Property and (B) in the case of Operating Lessee, its leasehold interest in the Property and personal property necessary or incidental to its leasehold interest in the Property;

(v) has not engaged in, sought, consented or permitted to and shall not engage in, seek, consent to or permit (A) any dissolution, winding up, liquidation, consolidation or merger or (B) any sale or other transfer of all or substantially all of its assets or any sale of assets outside the ordinary course of its business, except as permitted by the Loan Documents;

(vi) shall not cause, consent to or permit any amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation, operating agreement or other formation document or organizational document (as applicable) with respect to the matters set forth in this definition;

(vii) if such entity is a limited partnership, has and shall have at least one general partner and has and shall have, as its only general partners, Special Purpose Entities each of which (A) is a corporation or single-member Delaware limited liability company, (B) has two (2) Independent Directors, and (C) holds a direct interest as general partner in the limited partnership of not less than 0.5%;

(viii) if such entity is a corporation, has and shall have at least two (2) Independent Directors, and shall not cause or permit the board of directors of such entity to take any Bankruptcy Action with respect to itself;

(ix) if such entity is a limited liability company (other than a limited liability company meeting all of the requirements applicable to a single-member limited liability company set forth in this definition of “Special Purpose Entity”), has and shall have at least one (1) member that is a Special Purpose Entity, that is a corporation or a single-member limited liability company, that has at least two (2) Independent Directors and that directly owns at least one-half-of-one percent (0.5%) of the equity of the limited liability company;

(x) if such entity is a single-member limited liability company, (A) is and shall be a Delaware limited liability company, (B) has and shall have at least two (2) Independent Directors serving as managers of such company, (C) shall not take any Bankruptcy Action and shall not cause or permit the members or managers of such entity to take any Bankruptcy Action, unless two (2) Independent Directors then serving as managers of the company shall have consented in writing to such action, and (D) has and shall have two (2) natural persons or one entity that is not a member of the company, that has signed its limited liability company agreement and that, under the terms of such limited liability company agreement becomes a member of the company immediately prior to the withdrawal or dissolution of the last remaining member of the company;

(xi) has not and shall not (and, if such entity is (a) a limited liability company, has and shall have a limited liability agreement or an operating agreement, as applicable, (b) a limited partnership, has a limited partnership agreement, or (c) a corporation, has a certificate of incorporation or articles that, in each case, provide that such entity shall not) (1) dissolve, merge, liquidate, consolidate; (2) sell all or substantially all of its assets; (3) amend its organizational documents with respect to the matters set forth in this definition without the consent of Lender; or (4) without the affirmative vote of two (2) Independent Directors of itself or the consent of a Principal that is a member or general partner in it, take any Bankruptcy Action;

(xii) has at all times been and shall at all times remain solvent and has paid and shall pay its debts and liabilities (including, a fairly-allocated portion of any personnel and overhead expenses that it shares with any Affiliate) from its assets as the same shall become due, and has maintained and shall maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (in each case, to the extent there exists sufficient cash flow from the operations of the Property to do so; provided, that the foregoing shall not require any member, partner or shareholder of Borrower to make any additional capital contributions to Borrower);

(xiii) has not failed and shall not fail to correct any known misunderstanding regarding the separate identity of such entity and has not identified and shall not identify itself as a division of any other Person;

(xiv) has maintained and shall maintain its bank accounts, books of account, books and records separate from those of any other Person and, to the extent that it is required to file income tax returns under applicable law, has filed and shall file its own income tax returns, except to the extent that it is required by law to file consolidated tax returns and, if it is a corporation, has not filed and shall not file a consolidated income tax return with any other corporation, except to the extent that it is required by law to file consolidated tax returns;

(xv) has maintained and shall maintain its own records, books, resolutions and agreements;

(xvi) has not commingled and shall not commingle its funds or assets with those of any other Person and has not participated and shall not participate in any cash management system with any other Person;

(xvii) has held and shall hold its assets in its own name;

(xviii) has conducted and shall conduct its business in its name or in a name franchised or licensed to it by Manager or an entity other than an Affiliate of itself or of Borrower, except for business conducted on behalf of itself by another Person under a business management services agreement that is on commercially-reasonable terms, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of Borrower;

(xix) (A) has maintained and shall maintain its financial statements, accounting records and other entity documents separate from those of any other Person; (B) has shown and shall show, in its financial statements, its asset and liabilities separate and apart from those of any other Person; and (C) has not permitted and shall not permit its assets to be listed as assets on the financial statement of any of its Affiliates except as required by GAAP or the Uniform System of Accounts; provided, however, that (i) any such consolidated financial statement contains a note indicating that the Special Purpose Entity’s separate assets and credit are not available to pay the debts of such Affiliate and that the Special Purpose Entity’s liabilities do not constitute obligations of the consolidated entity and (ii) such assets shall also be listed on Borrower’s or Operating Lessee’s balance sheet, as applicable;

(xx) has paid and shall pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets provided there is sufficient cash flow to do so, and has maintained and shall maintain a sufficient number of employees, if any, in light of its contemplated business operations;

(xxi) has observed and shall observe all partnership, corporate or limited liability company formalities, as applicable;

(xxii) has not incurred any Indebtedness other than in the case of Borrower and Operating Lessee collectively, (i) with respect to the Property; construction financing with respect to the Improvements and certain off-site improvements required by municipal and other authorities as conditions to the construction of the Improvements; and first mortgage financings secured by the Property; and Indebtedness pursuant to letters of credit, guaranties, interest rate protection agreements and other similar instruments executed and delivered in connection with such financings, (ii) unsecured trade payables and operational debt not evidenced by a note, and (iii) Indebtedness incurred in the financing of equipment and other personal property used on the Property;

(xxiii) shall have no Indebtedness other than in the case of Borrower and Operating Lessee collectively, (i) the Loan, (ii) Permitted Debt, and (iii) such other liabilities such Special Purpose Entity is expressly permitted to incur pursuant to this Agreement or as otherwise imposed by law;

(xxiv) has not assumed, guaranteed or become obligated and shall not assume or guarantee or become obligated for the debts of any other Person, has not held out and shall not hold out its credit as being available to satisfy the obligations of any other Person or has not pledged and shall not pledge its assets to secure the obligations of any other Person, in each case except as permitted pursuant to this Agreement and the other Loan Documents;

(xxv) has not acquired and shall not acquire obligations or securities of its partners, members or shareholders or any other owner or Affiliate;

(xxvi) has allocated and shall allocate fairly and reasonably any overhead expenses that are shared with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing, including, but not limited to, paying for shared office space and for services performed by any employee of an Affiliate;

(xxvii) has maintained and used and shall maintain and use separate stationery, invoices and checks bearing its name and not bearing the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;

(xxviii) has not pledged and shall not pledge its assets to secure the obligations of any other Person other than with respect to loans secured by the Property and no such pledge remains outstanding except to Lender to secure the Loan;

(xxix) has held itself out and identified itself and shall hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate of Borrower and not as a division or part of any other Person,

(xxx) has maintained and shall maintain its assets in such a manner that it shall not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(xxxi) has not made and shall not make loans to any Person and has not held and shall not hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity or Permitted Debt);

(xxxii) has not identified and shall not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;

(xxxiii) other than capital contributions and distributions permitted under the terms of its organizational documents, has not entered into or been a party to, and shall not enter into or be a party to, any transaction with any of its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable terms comparable to those of an arm’s-length transaction with an unrelated third party;

(xxxiv) has not had and shall not have any obligation to, and has not indemnified and shall not indemnify its partners, officers, directors or members, as the case may be, in each case unless such an obligation or indemnification is fully subordinated to the Debt and shall not constitute a claim against it in the event that its cash flow is insufficient to pay the Debt;

(xxxv) if such entity is a corporation, has considered and shall consider the interests of its creditors in connection with all corporate actions;

(xxxvi) has not had and shall not have any of its obligations guaranteed by any Affiliate except as provided by the Loan Documents with respect to (A) Borrower and Operating Lessee, (B) the Guaranty and Environmental Indemnity and (C) guaranties and indemnities relating to prior financings that have been released as of the date hereof;

(xxxvii) has not formed, acquired or held and shall not form, acquire or hold any subsidiary;

(xxxviii) has complied and shall comply with all of the terms and provisions contained in its organizational documents.

(xxxix) has conducted and shall conduct its business so that each of the assumptions made about it and each of the facts stated about it in the Insolvency Opinion, or if applicable, any Additional Insolvency Opinion, are true;

(xl) has not permitted and shall not permit any Affiliate or constituent party independent access to its bank accounts;

(xli) is, has always been and shall continue to be duly formed, validly existing, and in good standing in the state of its incorporation or formation and in all other jurisdictions where it is qualified to do business;

(xlii) has paid all taxes which it owes and is not currently involved in any dispute with any taxing authority other than taxes that are being contested in good faith by appropriate proceedings;

(xliii) is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that resulted in a judgment against it that has not been paid in full;

(xliv) has no judgments or Liens of any nature against it except for tax liens not yet due and the Permitted Encumbrances;

(xlv) has provided Lender with complete financial statements that reflect a fair and accurate view of the entity’s financial condition; and

(xlvi) has no material contingent or actual obligations not related to the Property.

“Spread” shall mean, with respect to each Component, the following amounts, as the same may be reallocated pursuant to, and in accordance with restrictions and limitations contained in Section 9.1.2:

(a)	Component A, 2.25878%;

(b)	Component B, 2.25878%;

(c)	Component C, 2.25878%;

(d)	Component D, 2.25878%;

(e)	Component E, 2.25878%;

“Spread Maintenance End Date” shall mean, the Payment Date occurring in April, 2014.

“Spread Maintenance Default Premium” shall mean an amount equal to the greater of (a) three percent (3%) of the outstanding principal balance of the Loan and (b) the product of (i) the Spread in effect as of the date of such prepayment on each of the Components, weighted on the principal balance of each such Component on the date of such prepayment, (ii) the portion of the Loan being repaid and (iii) a fraction, the numerator of which is the number of days between the date through which interest on the amount being prepaid has been paid in full and the Spread Maintenance End Date and the denominator of which is 360.

“Spread Maintenance Payment” shall mean, with respect to any repayment of the outstanding principal amount of the Loan on or prior to the Spread Maintenance End Date, a payment to Lender in an amount equal to the product of (a) the Spread in effect as of the date of such prepayment on each of the Components, weighted on the principal balance of each such Component on the date of such prepayment, (b) the portion of the Loan being repaid and (c) a fraction, the numerator of which is the number of days between the date through which interest on the amount being prepaid has been paid in full and the Spread Maintenance End Date and the denominator of which is 360. With respect to any prepayment made after the Payment Date in March 2014, but prior to the Spread Maintenance End Date, the amount of the Spread Maintenance Payment shall be zero.

“State” shall mean, the State or Commonwealth in which the Property or any part thereof is located.

“Strategic” shall mean Strategic Hotel Funding, L.L.C., a Delaware limited liability company, together with its successors and assigns.

“Strike Price” shall mean (a) for the period from the Closing Date through and including the Initial Maturity Date, a rate of not more than three percent (3.00%) and (b) for any Extension Term, the greater of (i) three percent (3.00%) or (ii) as of the commencement of such Extension Term, the rate that when added to the Spread would result in a Debt Service Coverage Ratio of 1.15 to 1.00 (as determined by Lender in its reasonable discretion).

“Subordination of Operating Lease” shall mean that certain Subordination of Operating Lease, date the date hereof, made by Operating Lessee in favor of Lender, as the same may be amended, restated, replaced or otherwise modified from time to time.

“Survey” shall mean a survey of the Property prepared by a surveyor licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policy, and containing a certification of such surveyor satisfactory to Lender.

“Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.2 hereof.

“Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof.

“Tenant” means the lessee of all or a portion of the Property under a Lease.

“Threshold Amount” shall have the meaning set forth in Section 5.1.21 hereof.

“Title Insurance Policy” shall mean the ALTA mortgagee title insurance policy issued with respect to the Property and insuring the lien of the Mortgage.

“Trademarks” shall mean all of the following now owned or hereafter acquired by Borrower or Operating Lessee: (a) all trademarks, service marks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now owned or hereafter used, adopted or acquired, and all registrations and applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof and (b) all goodwill associated therewith or symbolized thereby.

“Transfer” shall have the meaning set forth in 5.2.10(b) hereof.

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State in which the Property is located.

“Uniform System of Accounts” shall mean the Tenth Revised Edition, 2006, of the Uniform System of Accounts for Hotels as adopted by the American Hotel and Motel Association.

“Unit Maintenance and Operation Agreement” shall mean that certain Unit Maintenance and Operation Agreement between Operating Lessee and each owner of a North Beach Property unit.

“U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are (a) direct obligations of the United States of America for the payment of which its full faith and credit is pledged, or (b) to the extent acceptable to the Approved Rating Agencies, other “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act of 1940, as amended.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” shall have the meaning set forth in Section 2.7(e).

Section 1.2 Principles of Construction. All references to sections and schedules are to sections and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

ARTICLE II – GENERAL TERMS

Section 2.1 Loan Commitment; Disbursement to Borrower.

2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

2.1.2 Single Disbursement to Borrower. Borrower may request and receive only one (1) borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Borrower and Lender acknowledge and agree that the Loan shall be fully funded as of the Closing Date.

2.1.3 The Note, Mortgage and Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage and the other Loan Documents.

2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) repay and discharge any existing loans relating to the Property, (b) pay all past-due Basic Carrying Costs, if any, with respect to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as approved by Lender, (e) fund any working capital requirements of the Property and (f) distribute the balance, if any, to Mezzanine A Borrower which shall thereafter be permitted to distribute such proceeds in accordance with the Mezzanine A Loan Documents.

2.1.5 Components of the Loan. For the purpose of computing interest payable from time to time on the principal amount of the Loan and certain other computations set forth herein, the principal balance of the Loan shall be divided into Components A through E. The principal amount of the Components shall be as follows:

COMPONENT	PRINCIPAL AMOUNT
A	$281,000,000.00
B	$1,000,000.00
C	$1,000,000.00
D	$1,000,000.00
E	$1,000,000.00

Section 2.2 Interest Rate.

2.2.1 Interest Rate. Subject to the provisions of this Section 2.2, interest on the outstanding principal balance of each Component of the Loan shall accrue from (and include) the Closing Date through the end of the last Interest Period at the Floating Interest Rate for such Component. The total interest accrued under the Loan shall be the sum of the interest accrued on each of the Components. Borrower shall pay to Lender on each Payment Date the interest accrued on the outstanding principal balance of each Component of the Loan for the related Interest Period.

2.2.2 Interest Calculation. Interest on the outstanding principal balance of each Component of the Loan shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on the Interest Rate and a three hundred sixty (360) day year by (c) the outstanding principal balance of the Loan.

2.2.3 Determination of Interest Rate. (a) Subject to the terms and conditions of this Section 2.2.3, each Component of the Loan shall bear interest at the Floating Interest Rate applicable to such Component. The Floating Interest Rate applicable to an Interest Period shall be determined by Lender as set forth herein; provided, however, that LIBOR for the Interest Period commencing on the Closing Date through and including March 14, 2013 shall be 0.2030%.

(b) In the event that Lender shall have reasonably determined that by reason of circumstances affecting the interbank Eurodollar market LIBOR cannot be determined as provided in the definition of LIBOR as set forth herein, then Lender shall forthwith give notice thereof by telephone of such fact, confirmed in writing, to Borrower at least one (1) Business Day prior to the Determination Date. If such notice is given, the Loan shall be converted, from and after the first day of the next succeeding Interest Period, to a Prime Rate Loan bearing interest based on the Prime Rate in effect on the related Determination Date.

(c) If, pursuant to the terms of Section 2.2.3(b) above, the Loan has been converted to a Prime Rate Loan but thereafter LIBOR can again be determined as provided in the definition of LIBOR as set forth herein, Lender may give notice thereof to Borrower and convert the Prime Rate Loan back to a Floating Interest Rate Loan by delivering to Borrower notice of such conversion no later than 11:00 a.m. (New York City Time), one (1) Business Day prior to the next succeeding Determination Date, and the Loan shall be converted to a Floating Rate Loan, from, after and including the first day of the next succeeding Interest Period. Notwithstanding any provision of this Agreement to the contrary, in no event shall Borrower have the right to elect to convert a Floating Interest Rate Loan to a Prime Rate Loan.

(d) Intentionally Omitted.

(e) If the adoption of any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a Floating Interest Rate Loan as contemplated hereunder, (i) the obligation of Lender hereunder to make a Floating Interest Rate Loan or to convert a Prime Rate Loan to a Floating Interest Rate Loan shall be canceled forthwith and (ii) any outstanding Floating Interest Rate Loan shall be converted automatically to a Prime Rate Loan on the first day of the next succeeding Interest Period or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain the Floating Interest Rate Loan hereunder. Lender’s notice of such costs, as certified to Borrower, shall be conclusive absent manifest error.

(f) In the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive (whether or not having the force of law) hereafter issued from any central bank or other Governmental Authority:

(i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;

(ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any amount deemed by Lender to be material;

(iii) shall hereafter subject any Lender to any Section 2.7 Taxes (other than (A) Indemnified Taxes, (B) Section 2.7 Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iv) shall hereafter impose on Lender any other condition (other than Section 2.7 Taxes) and the result of any of the foregoing is to increase the cost to Lender of making, renewing or maintaining loans or extensions of credit or to reduce any amount receivable hereunder;

then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable which Lender deems to be material as determined by Lender in its reasonable discretion. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(f), Lender shall provide Borrower with not less than thirty (30) days written notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount. A certificate as to any additional costs or amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower shall be conclusive in the absence of manifest error. Subject to Section 2.2.3(b) hereof, this provision shall survive payment of the Note and the satisfaction of all other obligations of Borrower under this Agreement and the Loan Documents.

(g) Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than the earlier of (i) ninety (90) days before the date Lender notified Borrower of the change in law or other circumstance on which such claim for compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for the calculation of the additional amounts owed to Lender under this Section 2.2.3, which statement shall be conclusive and binding on all parties absent manifest error, or (ii) any earlier date provided Lender notified Borrower of such change in law or circumstance and delivered the written statement referenced in clause (i) within ninety (90) days after Lender received written notice of such change in law or circumstance.

(h) Borrower agrees to indemnify Lender and to hold Lender harmless from any loss or expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on a Floating Interest Rate Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a Floating Interest Rate Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of the Floating Interest Rate Loan on a day that (A) is not a Payment Date or (B) is a Payment Date if Borrower did not give the prior written notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain the Floating Interest Rate Loan hereunder and (iii) the conversion pursuant to the terms hereof of the Floating Interest Rate Loan to the Prime Rate Loan on a date other than the Payment Date, including, without limitation, such loss or expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain a Floating Interest Rate Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct or gross negligence. This provision shall survive payment of the Note in full and the satisfaction of all other obligations of Borrower under this Agreement and the other Loan Documents.

2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of the Floating Interest Rate Loan and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of the Floating Interest Rate Loan or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not reimbursed by Borrower and (b) would not be disadvantageous in any other respect to Lender (including the effect on any Securitization) as determined by Lender in its reasonable discretion.

2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the outstanding principal balance of the Loan and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.

2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

2.2.7 Interest Rate Cap Agreement. (a) Prior to or contemporaneously with the Closing Date, Borrower shall enter into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall at all times be in a form and substance reasonably acceptable to Lender, (ii) shall at all times be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Lockbox Account any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist if the Property transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the term of the Loan and (v) shall at all times have a notional amount equal to or greater than the principal balance of the Loan and shall at all times provide for the applicable Strike Price. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap Agreement (the “Assignment of Interest Rate Cap Agreement”), all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of such Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Cash Management Account) and shall notify the Acceptable Counterparty of such assignment.

(b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Acceptable Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be directly deposited immediately into the Cash Management Account or, during the continuance of an Event of Default, into such account as specified by Lender. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Acceptable Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.

(c) In the event of any downgrade, withdrawal or qualification of the rating of the Acceptable Counterparty by any Approved Rating Agency, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than the period of time provided for in such Interest Rate Cap Agreement following such downgrade, withdrawal or qualification (not to exceed ten (10) Business Days).

(d) In the event that Borrower fails to purchase and deliver to Lender the Interest Rate Cap Agreement or fails to maintain the Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, Lender may purchase the Interest Rate Cap Agreement and the cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such cost is reimbursed by Borrower to Lender.

(e) In connection with the Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender (a) a resolution/consent, as applicable, of the Acceptable Counterparty authorizing the delivery of the Interest Rate Cap Agreement acceptable to Lender, and (b) an opinion from counsel (which counsel may be in-house counsel for the Acceptable Counterparty) for the Acceptable Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:

(i) the Acceptable Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or formation and has the organizational power and authority to execute and deliver, and to perform its obligations under, the Interest Rate Cap Agreement;

(ii) the execution and delivery of the Interest Rate Cap Agreement by the Acceptable Counterparty, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;

(iii) all consents, authorizations and approvals required for the execution and delivery by the Acceptable Counterparty of the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and

(iv) the Interest Rate Cap Agreement, and any other agreement which the Acceptable Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Acceptable Counterparty and constitutes the legal, valid and binding obligation of the Acceptable Counterparty, enforceable against the Acceptable Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(f) At such time as the Loan is repaid in full, all of Lender’s right, title and interest in and to the Interest Rate Cap Agreement shall terminate and Lender shall execute and deliver such documents as may be required to evidence Lender’s release of the Interest Rate Cap Agreement and to notify Acceptable Counterparty of such release.

Section 2.3 Loan Payment.

2.3.1 Monthly Debt Service Payments. Borrower shall pay to Lender (a) on the Closing Date, an amount equal to interest only on the outstanding principal balance of the Loan from the Closing Date up to and including March 14, 2013, which interest shall be calculated in accordance with the provisions of Section 2.2 hereof and (b) on each Payment Date commencing on the Payment Date occurring in April, 2013 and on each Payment Date thereafter up to and including the Maturity Date, Borrower shall make a payment to Lender equal to the Monthly Debt Service Payment Amount. Payments pursuant to this Section 2.3.1 shall first be applied to interest accrued, or to be accrued for the related Interest Period in which the Payment Date occurs, as follows: (i) first, to the payment of interest then due and payable under Component A; (ii) second, to the payment of interest then due and payable under Component B; (iii) third, to the payment of interest then due and payable under Component C; (iv) fourth, to interest then due and payable under Component D; and (v) fifth, to the interest then due and payable under Component E.

2.3.2 Payments Generally. The first Interest Period hereunder shall commence on and include the Closing Date and shall end on and include March 14, 2013. Thereafter during the term of the Loan, each Interest Period shall commence on the fifteenth (15th) day of the calendar month preceding the calendar month in which the related Payment Date occurs and shall end on and include the fourteenth (14th) day of the calendar month in which the related Payment Date occurs. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day and with respect to payments of principal due on the Maturity Date, interest shall be payable at the Interest Rate or the Default Rate, as the case may be, through and including the last day of the related Interest Period. All amounts due under this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever unless required by applicable law.

2.3.3 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.

2.3.4 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents are not paid by Borrower on or prior to the date on which it is due (other than the principal amount due on the Maturity Date), Borrower shall pay to Lender upon demand an amount equal to the lesser of three percent (3%) of such unpaid sum or the Maximum Legal Rate in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.

2.3.5 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 11:00 a.m., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

Section 2.4 Prepayments.

2.4.1 Voluntary Prepayments. (a) Except as otherwise provided in Section 2.4.2 and Section 2.5.2 hereof, Borrower shall not have the right to prepay the Loan in whole or in part on or prior to the Prepayment Release Date.

(b) After the Prepayment Release Date, Borrower may prepay the Loan in whole or in part, provided that (i) no Event of Default exists; (ii) Borrower gives Lender not less than ten (10) days’ prior written notice of the amount of the Loan that Borrower intends to prepay and the intended date of prepayment which notice shall be revocable by Borrower at any time (the “Prepayment Notice”); (iii) no prepayment shall be permitted on any date during the period commencing on the first calendar day immediately following a Payment Date to, but not including, the Determination Date in such calendar month unless consented to by Lender in its reasonable discretion; and (iv) Borrower pays Lender, in addition to the outstanding principal amount of the Loan to be prepaid, (A) all interest which would have accrued on the amount of the Loan to be paid through and including the last day of the Interest Period related to the Payment Date next occurring following the date of such prepayment or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period related to such Payment Date; (B) all other sums then due and payable under this Agreement, the Note, and the other Loan Documents, including, but not limited to the Breakage Costs and all of Lender’s reasonable, actual out-of-pocket costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment of the Loan and any actual out-of-pocket costs and expenses incurred in connection with a rescinded or extended Prepayment Notice; and (C) if such prepayment is made prior to the Spread Maintenance End Date, the Spread Maintenance Payment.

(c) Each Mezzanine Borrower shall be permitted to make voluntary prepayments in respect of its applicable Mezzanine Loan in accordance with the applicable Mezzanine Loan Documents without any obligation of Borrower to make a corresponding prepayment of the Loan.

2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, if Lender is not obligated to make such Net Proceeds available to Borrower for the Restoration of the Property or otherwise remit such Net Proceeds to Borrower pursuant to Section 6.4 hereof, Borrower shall prepay or authorize Lender to apply such Net Proceeds as a prepayment of all or a portion of the outstanding principal balance of the Loan together with interest through the end of the related Interest Period and any other sums due hereunder in an amount equal to one hundred percent (100%) of such Net Proceeds. After the occurrence and during the continuance of an Event of Default, Lender may apply such Net Proceeds to the Debt (until paid in full) in any order or priority in its sole discretion. Other than following an Event of Default, no Spread Maintenance Payment, yield maintenance premium or other premium shall be due in connection with any prepayment made pursuant to this Section 2.4.2.

2.4.3 Prepayments After Default. If, during the continuance of an Event of Default, payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including, without limitation, through application of any Reserve Funds), such tender or recovery shall (a) include interest at the Default Rate on the outstanding principal amount of the Loan through the last calendar day of the Interest Period within which such tender or recovery occurs and (b) be deemed a voluntary prepayment by Borrower (and if such tender or recovery occurs on or prior to the Prepayment Release Date, it shall be in violation of the prohibition against prepayment set forth in Section 2.4.1 hereof) and shall in all instances include (i) an amount equal to the Spread Maintenance Payment if such tender or recovery occurs prior to the Spread Maintenance End Date, (ii) an amount equal to the Spread Maintenance Default Premium if such tender or recovery occurs prior to the Prepayment Release Date and (iii) all interest which would have accrued on the amount of the Loan to be paid through the end of the related Interest Period.

2.4.4 Application of Prepayments to Components. Any mandatory prepayment of the principal of the Loan made pursuant to Section 2.4.2 hereof and any other voluntary prepayment of Loan made pursuant to Section 2.4.1 when no Event of Default exists shall be applied by Lender between the Components (a) first, to the reduction of the outstanding principal balance of Component A, until reduced to zero, (b) second, to the reduction of the outstanding principal balance of Component B until reduced to zero, (d) third, to the reduction of the outstanding principal balance of Component C until reduced to zero, (e) fourth, the reduction of the outstanding principal balance of Component D until reduced to zero, and (f) fifth, to the reduction of the outstanding principal balance of Component E. Following any Event of Default, any payment of principal from whatever source may be applied by Lender between the Components in Lender’s sole discretion.

Section 2.5 Release of Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Loan shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage.

2.5.1 Release of Property Upon Payment in Full. (a) If Borrower has elected to prepay the entire Loan and the requirements of Section 2.4 and this Section 2.5 have been satisfied or the Loan is repaid in full on the Maturity Date, all of the Property shall be released from the Lien of the Mortgage.

(b) In connection with the release of the Mortgage, Borrower shall submit to Lender, not less than seven (7) Business Days prior to the Payment Date on which Borrower intends to prepay the Loan in full, a release of Lien (and related Loan Documents) for the Property for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and that would be satisfactory to a prudent lender acting reasonably. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such releases in accordance with the terms of this Agreement. Borrower shall pay all reasonable third-party costs and expenses incurred by Lender in connection with such release and the then current reasonable and customary fee being assessed by Servicer to effect such release.

2.5.2 Release of South Beach Development Parcel.

(a) Lender agrees that, upon the request of Borrower, Borrower may obtain the release of the South Beach Development Parcel from the Lien of the Mortgage, and the release of Borrower’s obligations under the Loan Documents with respect to such South Beach Development Parcel (other than those expressly stated in the Loan Documents to survive) upon the satisfaction of all of the following conditions:

(i) Borrower shall deliver notice to Lender of the proposed release of the South Beach Development Parcel not less than ten (10) Business Days prior to the proposed date of release which notice may be revoked by Borrower at any time; provided, that Borrower shall be responsible for any actual, out-of-pocket costs incurred by Lender in connection with a revoked notice.

(ii) No Event of Default shall be continuing (i) on the date that the notice of the proposed release is delivered to Lender and (ii) on the date that the South Beach Development Parcel is released from the Lien of the Mortgage.

(iii) Borrower shall submit to Lender, not less than ten (10) Business Days prior to the date of such release (i) a release of Lien (and related Loan Documents) for the South Beach Development Parcel for execution by Lender. Such release shall be in a form reasonably satisfactory to a prudent lender acting reasonably and appropriate for recording in the jurisdiction in which the Property is located.

(iv) Borrower shall deliver evidence reasonably satisfactory to Lender that immediately after giving effect to the release of the South Beach Development Parcel, the remaining Property shall (i) comply with all applicable Legal Requirements, including, without limitation, zoning (including parking) and building laws, rules, ordinances and regulations, (ii) constitute one or more separate tax lots, which does not include any portion of the South Beach Development Parcel and (iii) be legally subdivided from the South Beach Development Parcel.

(v) All Legal Requirements applicable to the South Beach Development Parcel necessary to accomplish the lot split shall have been fulfilled, and all necessary variances, if any, shall have been obtained, and Borrower shall have delivered to Lender either (i) letters or other evidence from the appropriate municipal authorities confirming such compliance with laws, or (ii) a zoning report confirming such compliance with laws, in each case in substance reasonably satisfactory to Lender.

(vi) The remaining Property (after giving effect to the release of the South Beach Development Parcel) will comply with the Approved Master Plan and the Development Agreement and will not be in violation in any material respect with the terms of the any Lease or any other Permitted Encumbrances related to the Property.

(vii) If the Loan is included in a REMIC Trust, Borrower shall have established to Lender’s reasonable satisfaction that the Loan-to-Value Ratio does not exceed 125% immediately after the release of the South Beach Development Parcel or Borrower shall be required to pay down the principal balance of the Loan (which, Loan, shall not, for the avoidance of doubt, include any Mezzanine Loan) by an amount not less than the least of one of the following amounts: (i) if the South Beach Development Parcel is sold, the net proceeds of an arm’s-length sale of the South Beach Development Parcel to an unaffiliated Person, (ii) the fair market value of the South Beach Development Parcel as reasonably determined by Lender at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio, as so determined by Lender, does not increase after the release, unless the Lender receives an opinion of counsel that if such partial prepayment of the Loan is not made, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the release of the South Beach Development Parcel from the Lien of the Mortgage.

(viii) If reasonably necessary for the use and operation of the remaining Property, Borrower shall have entered into cross-easements and mutual or non-exclusive easements for ingress, egress, access, pedestrian walkways, parking, traffic flow, utilities, services and community facilities shared by the South Beach Development Parcel and the remaining Property and other similar agreements which may be required by Legal Requirements or for the operation of the Property, or which may be required under any Lease and in each case shall be in a form and substance that would be reasonably acceptable to a prudent lender; provided that, such easements shall not materially and adversely affect the remaining Property.

(ix) If reasonably required by Lender, Borrower shall have delivered to Lender an endorsement with regard to the Title Insurance Policy that (i) extends the date of the Title Insurance Policy to the effective date of the release, (ii) insures the priority of the Mortgage is not affected, and (iii) insures the rights and benefits of any new or amended easement agreement affecting the Property.

(x) Without limiting the requirements of clause (vii) above, Lender shall have obtained an opinion of counsel selected by Borrower and reasonably approved by Lender that the release of the South Beach Development Parcel does not cause a Securitization to fail to qualify as a REMIC Trust, if such Securitization is a REMIC Trust, or a Grantor Trust, if such Securitization is a Grantor Trust.

(xi) Borrower shall have delivered to Lender evidence that would be reasonably satisfactory to Lender that the Borrower remains a Special Purpose Entity following such release and Borrower shall deliver a “bring-down” of the Insolvency Opinion or deliver an Additional Insolvency Opinion.

(xii) Borrower shall have executed and delivered such other documents and instruments that are reasonably requested by Lender and typical for similar transactions.

(xiii) Lender shall have received payment of all Lender’s reasonable, out-of-pocket costs and expenses, reasonable counsel fees and disbursements incurred in connection with the release of the South Beach Development Parcel from the Lien of the Mortgage and the review and approval of the documents and information required to be delivered in connection therewith. In addition, Borrower shall have paid reasonable, out-of-pocket costs and expenses of third parties relating to the release (including, without limitation, the cost of a title report, survey charges and recording costs, the cost of a zoning report and the out-of-pocket costs and expenses incurred by, and all fees and charges of, the Approved Rating Agencies) incurred in connection with the release of the South Beach Development Parcel, including but not limited to, the current administrative fee being assessed by the Servicer to effect such release.

(xiv) Borrower shall have delivered an Officer’s Certificate to the effect that, to such officer’s knowledge upon commercially reasonable inquiry, the conditions in subsection (i) to (xiii) hereof have occurred or shall occur concurrently with the transfer and release of the South Beach Development Parcel.

(xv) If any Mezzanine Loan is still outstanding, the applicable Mezzanine Borrower shall have complied with all of the terms and conditions set forth in the Mezzanine Loan Documents with respect to the release of the South Beach Development Parcel and such release of the South Beach Development Parcel shall not constitute or cause a Mezzanine Loan Default.

(b) The South Beach Development Parcel Beach Outparcel may only be used for construction of the Approved South Beach Development. Upon completion of the Approved South Beach Development Parcel, any such development on the South Beach Development Parcel shall (i) if developed as condo-hotel units, be governed by a Rental Management Program with documents substantively similar to the Rental Management Agreement governing the North Beach Property, or otherwise reasonably approved by Lender pursuant to which all revenue from the rental of such units, which under the terms of the Rental Management Program is not paid to the owners of such units shall be deposited into the Manager Accounts or Lockbox Account and applied in the same manner as Rents and (ii) require that all revenue derived from the South Beach Development Parcel to which Borrower or Operating Lessee is entitled shall be deposited into the Manager Accounts or Lockbox Account in the same manner as Rents. Borrower shall only convey the South Beach Development Parcel to an Affiliate of Borrower so as to cause the South Beach Development Parcel and the remaining Property to function as an integrated hotel facility in substantially the same manner as the North Beach Property and the Property currently function. Upon commencement of construction of the Approved South Beach Development, Borrower shall cause any Affiliates to which the South Beach Development Parcel is conveyed to construct the Approved South Beach Development with due diligence and to complete all construction activities as soon as reasonably practicable and in compliance with all Legal Requirements.

(c) Future Cooperation.

(i) Lender agrees it will reasonably cooperate with Borrower to reconfigure the boundaries of the South Beach Development Parcel to the extent that such Additional South Beach Documents are required (x) to comply with the Approved Master Plan or the Development Agreement, and/or (y) by the California Coastal Commission and/or the City of Coronado and/or any other Governmental Agency; provided that such reconfigured South Beach Development Parcel is the subject of the requirements described in Section 2.5.2(a) and (b) hereof and provided further that such amendments do not, in Lender’s reasonable discretion, impair (except to a de minimus extent) the value of the Property below its appraised value prior to entering into such amendments. Without limiting the requirements of Section 2.5.2(a) above, in connection with any reconfiguration of the boundaries of the South Beach Development Parcel, Lender shall have obtained an opinion of counsel selected by Borrower and reasonably approved by Lender that the such reconfiguration of the South Beach Development Parcel does not cause a Securitization to fail to qualify as a REMIC Trust, if such Securitization is a REMIC Trust, or a Grantor Trust, if such Securitization is a Grantor Trust.

(ii) Lender agrees to reasonably cooperate with Borrower to approve, in its reasonable discretion, any easements and/or declarations of covenants, conditions and restrictions to be recorded against any portion of the Property in connection with the Approved South Beach Development (the “Additional South Beach Documents”), in each case to the extent that such Additional South Beach Documents are required (x) to comply with the Approved Master Plan or the Development Agreement, and/or (y) by the California Coastal Commission and/or the City of Coronado, and provided, that such Additional South Beach Documents do not have a materially adverse effect on the ability of Borrower to pay any of its obligations under the Loan or the fair market value of the Property. If requested by Borrower, Lender further agrees to subordinate the lien of the Mortgage to the Additional South Beach Documents, provided, that such subordination shall be subject to receipt of Lender’s approval, in its reasonable discretion of the Additional South Beach Documents and evidence satisfactory to Lender that such subordination is required by the terms of the Approved Master Plan or by the California Coastal Commission and/or the City of Coronado.

(iii) Borrower shall reimburse Lender for all costs and expenses incurred by Lender in connection with this Section 2.5.2(c).

Section 2.6 Lockbox Account/Cash Management.

2.6.1 Lockbox Account. (a) During the term of the Loan, Borrower shall establish and maintain an account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “BSK del Partners, LLC, as Borrower and JPMorgan Chase Bank, National Association and German American Capital Corporation, collectively, as Lender, pursuant to Loan Agreement dated as of March 8, 2013 – Lockbox Account”. Borrower hereby grants to Lender a first-priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Lender and Servicer shall have the sole right to make withdrawals from the Lockbox Account and all costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower. All monies now or hereafter deposited into the Lockbox Account shall be deemed additional security for the Debt. The Lockbox Agreement and Lockbox Account shall remain in effect until the Loan has been repaid in full.

(b) Borrower shall (i) cause all Rents from the Property received directly by Borrower and Operating Lessee and not otherwise required to be deposited into the Manager Accounts pursuant to the Management Agreement to be deposited directly into the Lockbox Account and (ii) cause each of the credit card companies or credit card clearing banks with which Borrower or Manager has entered into merchant’s agreements with to deliver all receipts payable with respect to the Property directly to the Manager Accounts. To the extent not deposited into the Manager Accounts pursuant to the Management Agreement, Borrower shall, and shall cause Operating Lessee to, deposit all amounts received directly by Borrower or Operating Lessee constituting Rents into the Lockbox Account within one (1) Business Day after receipt thereof. Borrower shall cause Manager, Rental Agent and Operating Lessee to deposit all amounts payable to Borrower, Operating Lessee or Manager pursuant to the Rental Management Agreement, the Unit Maintenance and Operation Agreement or any Rental Management Program directly into the Manager Accounts. Lender acknowledges that pursuant to the terms of Section 8(e) of the Assignment of Management Agreement, for so long as the Management Agreement is outstanding, Manager agreed that it shall (until receipt of contrary directions from Lender), make all payments or remittances otherwise required to be made, or which Manager might otherwise actually make, to Borrower and Operating Lessee in accordance with the Management Agreement, directly to the Cash Management Account, or otherwise in accordance with remittance instructions delivered from time to time to Manager by Lender.

(c) Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account (other than reasonable fees of the Lockbox Bank as described in the Lockbox Agreement) in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account not less than two (2) times per week throughout the term of the Loan.

(d) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in the Lockbox Account to the payment of the Debt in any order in its sole discretion.

(e) The Lockbox Account shall be an Eligible Account and shall not be commingled with other monies held by Borrower, Manager or Lockbox Bank.

(f) Borrower shall not further pledge, assign or grant any security interest in the Lockbox Account or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(g) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Lockbox Account and/or the Lockbox Agreement (unless arising from the gross negligence or willful misconduct of Lender) or the performance of the obligations for which the Lockbox Account was established.

2.6.2 Cash Management Account. (a) Borrower shall establish and maintain a segregated Eligible Account (the “Cash Management Account”) to be held by Agent in trust and for the benefit of Lender, which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “BSK del Partners, LLC, as Borrower and JPMorgan Chase Bank, National Association and German American Capital Corporation, collectively, as Lender, pursuant to Loan Agreement dated as of March 8, 2013—Cash Management Account.” Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof and will take all actions necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, filing UCC-1 Financing Statements and continuations thereof. Borrower will not in any way alter or modify the Cash Management Account and will notify Lender of the account number thereof. Lender and Servicer shall have the sole right to make withdrawals from the Cash Management Account and all costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.

(b) The insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(c) All funds on deposit in the Cash Management Account following the occurrence and during the continuance of an Event of Default may be applied by Lender pursuant to the terms of any Loan Document in such order and priority as Lender shall determine.

(d) Borrower hereby agrees that Lender may modify the Cash Management Agreement for the purpose of establishing additional sub-accounts in connection with any payments otherwise required under this Agreement and the other Loan Documents and Lender shall provide prior written notice thereof to Borrower no less than five (5) Business Days prior to such modification.

2.6.3 Payments Received under the Cash Management Agreement. Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited into the Reserve Funds, if any, shall be deemed satisfied to the extent sufficient amounts are deposited in the Manager Accounts or the Cash Management Account to satisfy such obligations pursuant to this Agreement and the Cash Management Agreement on the dates each such payment is required, regardless of whether any of such amounts are so applied by Lender.

2.6.4 Distributions to Mezzanine Borrowers. All transfers of funds on deposit in the Cash Management Account to the Mezzanine Debt Service Payment Accounts or otherwise to or for the benefit of any Mezzanine Lender, pursuant to the Loan Agreement, the Cash Management Agreement or any of the other Loan Documents or Mezzanine Loan Documents are intended by Borrower, the Mezzanine Borrowers and the Mezzanine Lenders to constitute, and shall constitute, distributions from Borrower to the applicable Mezzanine Borrower and from one Mezzanine Borrower to another Mezzanine Borrower, as applicable. No provision of the Loan Documents or the Mezzanine Loan Documents shall create a debtor-creditor relationship between Borrower and any Mezzanine Lender.

Section 2.7 Withholding Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any Loan Document shall be made without deduction or withholding for any Section 2.7 Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of the Borrower) requires the deduction or withholding of any Section 2.7 Tax from any such payment by the Borrower, then the Borrower shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Section 2.7 Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the Lender receives an amount equal to the sum it would have received had no such deduction or withholding been made. For the purposes of this Section 2.7, the term “Loan Document” shall not include the Interest Rate Cap Agreement, the Assignment of Interest Rate Cap Agreement or any other document with respect thereto, and the term “applicable law” shall include FATCA.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Section 2.7 Taxes by the Borrower to a Governmental Authority pursuant to this Section 2.7, the Borrower shall deliver to the applicable Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to such Lender.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Section2.7 Tax with respect to payments made under any Loan Document shall deliver to the Borrower, at the time or times reasonably requested by the Borrower, such properly completed and executed documentation reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower as will enable the Borrower to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.7(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form attached hereto as Schedule VIII-A to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(4) to the extent a Foreign Lender is a partnership or is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Schedule VIII-B or VIII-C, as applicable, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Schedule VIII-D on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower at the time or times prescribed by law and at such time or times reasonably requested by the Borrower such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower as may be necessary for the Borrower to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Section 2.7 Taxes as to which it has been indemnified pursuant to this Section 2.7 (including by the payment of additional amounts pursuant to this Section 2.7), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Section 2.7 Taxes giving rise to such refund), net of all out-of-pocket expenses (including Section 2.7 Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the indemnified party in a less favorable net after-tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Section 2.7 Taxes that it deems confidential) to the indemnifying party or any other Person.

(g) Survival. Each party’s obligations under this Section 2.7 shall survive any assignment of rights by, or the replacement of, a Lender and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(h) Lender hereby agrees that, upon the occurrence of any circumstances entitling Lender to additional amounts pursuant to this Section 2.7, Lender shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different applicable lending office for the receipt of payments with respect to, or the funding or booking of, its Loan hereunder, if, in the reasonable judgment of such Lender, such designation (i) would eliminate or reduce such additional amounts payable pursuant to Section 2.7 in the future, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with such designation.

Section 2.8 Extension of the Maturity Date. Borrower shall have the option to extend the Initial Maturity Date of the Loan for three (3) successive terms (each such option, an “Extension Option” and each such successive term, an “Extension Term”) of one (1) year each (the Initial Maturity Date following the exercise of each such option is hereinafter the “Extended Maturity Date”) upon satisfaction of the following terms and conditions:

(a) no Event of Default shall have occurred and be continuing at the time the applicable Extension Option is exercised and at the time that the applicable extension occurs;

(b) Borrower shall provide Lender with written revocable notice of its election to extend the Maturity Date as aforesaid not later than thirty (30) days and not earlier than one hundred twenty (120) days prior to the date the Loan is then scheduled to mature (provided that if Borrower shall subsequently revoke such notice, Borrower shall be responsible for Lender’s costs and expenses incurred in connection with same);

(c) Borrower shall obtain and deliver to Lender on the first day of each Extension Option, one or more Interest Rate Cap Agreements in form substantially identical to the Interest Rate Cap Agreements delivered to Lender in connection with the closing of the Loan from an Acceptable Counterparty in a notional amount equal to the then outstanding principal balance of the Loan, which Interest Rate Cap Agreement shall have a LIBOR strike price equal to the Strike Price and be effective commencing on the first date of such Extension Option and shall have a maturity date not earlier than the applicable Extended Maturity Date after giving effect to the option then being exercised;

(d) Borrower shall pay to Lender in connection with the exercise of the third Extension Option, an extension fee equal to twenty-five hundredths of one percent (0.25%) of the outstanding principal amount of the Loan as of the first day of the second Extension Term (the “Extension Fee”), which Extension Fee shall be delivered on or prior to the first day of the Extension Term; and

(e) Lender shall have received evidence that each Mezzanine Loan has been extended through a date not earlier than the applicable Extended Maturity Date or paid in full.

ARTICLE III – CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Closing. The obligation of Lender to make the Loan hereunder is subject to the fulfillment by Borrower or waiver by Lender of all of the conditions precedent to closing set forth in the application or term sheet for the Loan delivered by Borrower to Lender and the commitment or commitment rider, if any, to the application or term sheet for the Loan issued by Lender.

ARTICLE IV – REPRESENTATIONS AND WARRANTIES

Section 4.1 Borrower Representations. Borrower represents and warrants as of the Closing Date that:

4.1.1 Organization. Each of Borrower and Operating Lessee has been duly organized and is validly existing and in good standing with requisite power and authority to own the Property and to transact the businesses in which it is now engaged. Each of Borrower and Operating Lessee is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its businesses and operations. Each of Borrower and Operating Lessee possesses all rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own the Property and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The ownership interests in Borrower are as set forth on the organizational chart attached hereto as Schedule III.

4.1.2 Proceedings. Each of Borrower and Operating Lessee has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and such other Loan Documents have been duly executed and delivered by or on behalf of Borrower and Operating Lessee, as applicable, and constitute legal, valid and binding obligations of Borrower and Operating Lessee, enforceable against Borrower and Operating Lessee, as applicable, in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and Operating Lessee as applicable, will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower and Operating Lessee pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement or other agreement or instrument to which Borrower and Operating Lessee are a party or by which any of Borrower’s and Operating Lessee’s property or assets are subject (unless consents from all applicable parties thereto have been obtained), nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority, and any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by Borrower and Operating Lessee of this Agreement or any other Loan Documents has been obtained and is in full force and effect.

4.1.4 Litigation. There are no actions, suits or proceedings at law or in equity by or before any Governmental Authority or other agency now pending or, to Borrower’s knowledge, threatened against or affecting Borrower, Operating Lessee or the Property, which actions, suits or proceedings, if determined against Borrower or the Property, would reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business of Borrower, Operating Lessee or the condition or ownership of the Property.

4.1.5 Agreements. Neither Borrower nor Operating Lessee is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to materially and adversely affect Borrower, Operating Lessee or the Property, or Borrower’s or Operating Lessee’s business, properties or assets, operations or condition, financial or otherwise. Neither Borrower nor Operating Lessee is in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which Borrower, Operating Lessee or the Property is bound. Neither Borrower nor Operating Lessee has any material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower, Operating Lessee or the Property is otherwise bound, other than (a) obligations incurred in the ordinary course of the operation of the Property, including membership programs disclosed in writing to Lender on or prior to the Closing Date, and obligations permitted pursuant to clause (xxiii) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof and (b) obligations under the Loan Documents.

4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. The Permitted Encumbrances in the aggregate do not materially and adversely affect the value, operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on Borrower’s and Operating Lessee’s respective interests in the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents and (b) perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To Borrower’s knowledge, there are no claims for payment for work, labor or materials affecting the Property which are or to the best of Borrower’s knowledge may become a lien prior to, or of equal priority with, the Liens created by the Loan Documents, and as to which Lender has not otherwise received affirmative insurance in the Title Insurance Policy (in forma and substance satisfactory to Lender in all respects).

4.1.7 Solvency. Borrower has (a) not entered into this transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. After giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the making of the Loan, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the making of the Loan, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the making of the Loan will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debt and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of obligations of Borrower). No petition in bankruptcy has been filed against Borrower, Operating Lessee or any constituent Person in the last seven (7) years, and none of Borrower, Operating Lessee, nor any of their respective constituent Persons in the last seven (7) years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower, Operating Lessee or any of their respective constituent Persons are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of Borrower’s assets or property, and Borrower has no knowledge of any Person contemplating the filing of any such petition against it or such constituent Persons.

4.1.8 Full and Accurate Disclosure. No statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which adversely affects, nor as far as Borrower can reasonably foresee, would be reasonably likely to materially and adversely affect, the Property or the business, operations or condition (financial or otherwise) of Borrower.

4.1.9 No Plan Assets. Borrower is not obligated to contribute to, and is not itself an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, and none of the assets of Borrower constitutes or will constitute “plan assets” of any “benefit plan investor” within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. In addition, (a) Borrower is not a “governmental plan” within the meaning of Section 3(32) of ERISA and (b) transactions by or with Borrower are not subject to any state or other statute or regulation applicable to Borrower regulating investments of, or fiduciary obligations with respect to, governmental plans within the meaning of Section 3(32) of ERISA which are substantially similar to the prohibited transaction provisions of Section 406 of ERISA or Section 4975 of the Code currently in effect which are applicable to Borrower and which prohibit the transactions contemplated by this Agreement, including but not limited to the exercise by Lender of any of its rights under the Loan Documents.

4.1.10 Compliance. Borrower and the Property and the use thereof comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes. Neither Borrower, nor to the best of Borrower’s knowledge, Operating Lessee, is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or to the best of Borrower’s knowledge Operating Lessee or any other Person in occupancy of or involved with the operation or use of the Property any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.

4.1.11 Financial Information. All financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (a) are true, complete and correct in all material respects (or to the extent that any such financial data was incorrect in any material respect when delivered, the same have been corrected by such financial data subsequently delivered to Lender prior to the Closing Date in writing containing an express reference to any and all such concerns), (b) accurately represent the financial condition of Borrower, Operating Lessee and the Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. The foregoing representation shall not apply to any such financial data that constitutes projections, provided, that Borrower represents and warrants that such projections were made in good faith and that Borrower has no reason to believe that such projections were materially inaccurate. Except for Permitted Encumbrances, neither Borrower nor Operating Lessee has any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and are reasonably likely to have a material adverse effect on the Property or the current operation thereof, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Operating Lessee from that set forth in said financial statements.

4.1.12 Condemnation. No Condemnation or other proceeding has been commenced or, to the best of Borrower’s knowledge, is threatened or contemplated with respect to all or any portion of the Property or for the relocation of roadways providing access to the Property, other than to the extent the same would not reasonably be expected to have a material adverse effect on the Property.

4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.

4.1.14 Utilities and Public Access. Except as set forth in the Title Insurance Policy or except to the extent there is no material adverse effect on the Property, the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary or convenient to the full use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy. All roads necessary for the use of the Property for its current purposes have been completed and dedicated to public use and accepted by all Governmental Authorities.

4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.

4.1.16 Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.

4.1.17 Assessments. To Borrower’s knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.

4.1.18 Enforceability. The Loan Documents are enforceable by Lender (or any subsequent holder thereof) in accordance with their respective terms, subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower, Operating Lessee or Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower, Operating Lesser or Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

4.1.19 No Prior Assignment. There are no prior assignments of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.

4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies of the Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made or are currently pending, outstanding or otherwise remain unsatisfied under any such Policy and would reasonably be expected to have a materially adverse effect with respect to the Property, Borrower’s ability to perform its obligations under the Loan Documents and/or Lender’s security interest in the Property, and neither Borrower nor any other Person, has done, by act or omission, anything which would impair the coverage of any such Policy.

4.1.21 Use of Property. The Property is used exclusively for hotel purposes and other appurtenant and related uses.

4.1.22 Certificate of Occupancy; Licenses. All certifications, permits, licenses and approvals, including without limitation, certificates of completion and occupancy permits and any applicable liquor license, required for the legal use, occupancy and operation of the Property as a hotel (the “Licenses”) have been obtained and are in full force and effect, except for where the failure to obtain such licenses or for such licenses to not be in full force and effect does not have a material adverse effect on Borrower, Operating Lessee or the Property. Borrower shall keep and maintain all Licenses necessary for the operation of the Property as a hotel to the extent the failure to have such licenses would reasonably be expected to result in a material adverse effect with respect to the Property. The use being made of the Property is in conformity with the certificate of occupancy issued for the Property.

4.1.23 Flood Zone. Except as set forth in the Survey or the flood determination obtained by Lender, none of the Improvements on the Property are located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, and, if so located, the flood insurance required pursuant to Section 6.1(a)(i) is in full force and effect with respect to the Property.

4.1.24 Physical Condition. Except if the same do not, in the aggregate have a material adverse effect on the Property, and except as disclosed in the property condition reports delivered to Lender in connection with the making of the Loan, to Borrower’s knowledge, the Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; there exists no structural or other material defects or damages in the Property, whether latent or otherwise, and Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which have not been remedied prior to the Closing Date would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

4.1.25 Boundaries. Except as set forth in the Survey, all of the improvements which were included in determining the appraised value of the Property lie wholly within the boundaries and building restriction lines of the Property, and no improvements on adjoining properties encroach upon the Property, and no easements or other encumbrances upon the Property encroach upon any of the Improvements, so as to materially affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.

4.1.26 Leases. The Property is not subject to any leases other than the Operating Lease and Leases described in the rent roll attached hereto as Schedule I and made a part hereof, which rent roll, to Borrower’s knowledge, is true, complete and accurate in all material respects as of the Closing Date. Borrower is the owner and lessor of landlord’s interest in the Leases. To Borrower’s knowledge, (i) with the exception of hotel guests and patrons, no Person has any possessory interest in the Property or right to occupy the same except under and pursuant to the provisions of the Leases, (ii) the current Leases are in full force and effect and neither Borrower nor Operating Lessee have received or delivered written notice that either party is in default under any Lease except for (A) defaults which have been cured and (B) defaults that do not, in the aggregate have a materially adverse effect. No Rent has been paid more than one (1) month in advance of its due date (except with respect to provision of rooms and banquet and meeting space in the ordinary course of business). All work to be performed by Borrower under each Lease has been performed as required and has been accepted by the applicable Tenant, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to any Tenant has already been received by such Tenant. There has been no prior sale, transfer or assignment, hypothecation or pledge of any Lease or of the Rents received therein which is outstanding. To Borrower’s knowledge, no Tenant listed on Schedule I has assigned its Lease or sublet all or any portion of the premises demised thereby, no such Tenant holds its leased premises under assignment or sublease, nor does anyone except such Tenant and its employees occupy such leased premises. No Tenant under any Lease has a right or option pursuant to such Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part. To Borrower’s knowledge, no Hazardous Substances have been disposed, stored or treated by any tenant under any Lease on or about the leased premises nor does Borrower have any knowledge of any tenant’s intention to use its leased premises for any activity which, directly or indirectly, involves the use, generation, treatment, storage, disposal or transportation of any petroleum product or any toxic or hazardous chemical, material, substance or waste.

4.1.27 Survey. The Survey for the Property delivered to Lender in connection with this Agreement does not fail to reflect any material matter affecting the Property or the title thereto.

4.1.28 Inventory. Borrower is the owner of all of the Equipment, Fixtures and Personal Property (as such terms are defined in the Mortgage) located on or at the Property and shall not lease any Equipment, Fixtures or Personal Property other than as permitted hereunder. All of the Equipment, Fixtures and Personal Property are sufficient to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

4.1.29 Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid and, under current Legal Requirements, each the Mortgage is enforceable in accordance with its by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.

4.1.30 Special Purpose Entity/Separateness. (a) Except as disclosed in the respective “prior acts” certificates delivered to Lender on the Closing Date, Borrower, Operating Lessee, Operating Lessee GP and North Beach Company are each a Special Purpose Entity.

(b) The representations, warranties set forth in Section 4.1.30(a) shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.

(c) Any and all of the stated facts and assumptions made in any Insolvency Opinion, including, but not limited to, any exhibits attached thereto, will have been true and correct in all respects, and Borrower, Operating Lessee, Operating Lessee GP and North Beach Company will have complied with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion, in each case as of the date of such Insolvency Opinion. To Borrower’s knowledge, each entity other than Borrower, Operating Lessee, Operating Lessee GP or North Beach Company with respect to which an assumption is made or a fact stated in any Insolvency Opinion will have complied with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion, in each case as of the date of such Insolvency Opinion.

(d) Borrower hereby represents with respect to itself, Operating Lessee, Operating Lessee GP and North Beach Company that any amendment or restatement of any organizational document of Borrower, Operating Lessee, Operating Lessee GP and North Beach Company, as applicable, has been accomplished in accordance with, and was permitted by, the relevant provisions of such document prior to its amendment or restatement from time to time.

(e) Borrower hereby represents with respect to itself, Operating Lessee, Operating Lessee GP and North Beach Company:

(i) its business has been limited solely to, in the case of Borrower (A) acquiring, owning, holding, leasing, financing, operating and managing the Property, (B) entering into financings and refinancings of the Property and (C) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing;

(ii) its business has been limited solely to, (A) in the case of Operating Lessee (I) leasing, operating and managing the Property, and (II) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing and (B) in the case of Operating Lessee GP, owning the general partnership interests in and managing Operating Lessee;

(iii) its business has been limited solely to, in the case of North Beach Company, (A) acting as leasing and sale agent for the condo-hotel units at the North Beach Property and (B) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing;

(iv) it has not engaged in any business other than as set forth in (i), (ii) or (iii) above, applicable;

(v) it has not entered into any contract or agreement with any of its Affiliates, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing of Borrower, Operating Lessee, Operating Lessee GP or North Beach Company, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s length transaction with an unrelated party, except as may have been expressly permitted pursuant to the terms of any prior financings;

(vi) it has not made (a) any loans or other extensions of credit to any Person or (b) acquired or held evidence of indebtedness issued by any other Person or entity, in either of the case of (a) or (b), other than (1) extensions of credit such as security deposits made in the ordinary course of business relating to the ownership and operation of the Property made to an entity that is not an Affiliate of or subject to common ownership with such entity or (2) cash and investment grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity;

(vii) it has paid its debts and liabilities from its assets as the same have become due.

(viii) it has done or caused to be done all things necessary to observe organizational formalities and preserve and keep in full force and effect its existence, rights (charter and statutory) and franchises;

(ix) except as expressly permitted under the Loan Documents and except as expressly permitted pursuant to the terms of any prior financing, it has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person and Borrower’s, Operating Lessee’s, Operating Lessee GP’s or North Beach Company’s , to the extent applicable, assets have not been listed as assets on the financial statement of any other Person. Borrower Operating Lessee, Operating Lessee GP and North Beach Company to the extent applicable, has each filed its own tax returns (except to the extent that it has been a tax disregarded entity not required to file tax returns under applicable law). Borrower Operating Lessee, Operating Lessee GP and North Beach Company, to the extent applicable, has maintained its books, records, resolutions and agreements as official records;

(x) it has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person (including any Affiliate or other, constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing), has corrected any known misunderstanding regarding its status as a separate entity, has conducted its business in its own name, has not identified itself or any of its Affiliates as a division or part of the other and has maintained and utilized separate stationery, invoices and checks;

(xi) except as expressly permitted under the Loan Documents and except as expressly permitted pursuant to the terms of any prior financing, it has not commingled its assets with those of any other Person and has held all of its assets in its own name;

(xii) except as expressly permitted pursuant to the terms of any prior financing, and except for obligations under the Loan Documents and guarantees or obligations that have been released or discharged or that will be released or discharged as of the closing of the Loan, it has not guaranteed or become obligated for the debts of any other Person and has not held itself out as being responsible for the debts or obligations of any other Person;

(xiii) it has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate or any of constituents, or owners, or any guarantors of any of their respective obligations, or any Affiliate of any of the foregoing;

(xiv) except pursuant to prior financings that have been repaid, it has not granted a security interest or lien in, to or upon, or pledged or otherwise encumbered any of its assets for the benefit of any other Person other than with respect to loans secured by the Properties and no such security interest, lien, pledge or other encumbrance remains outstanding except in connection with the Loan;

(xv) it has maintained adequate capital in light of its contemplated business operations;

(xvi) it has maintained a sufficient number of employees in light of its contemplated business operations and has paid the salaries of its own employees from its own funds;

(xvii) except as set forth in the definition of Special Purpose Entity in Section 1.1, it has not owned any subsidiary or any equity interest in any other Person.

(xviii) it has not made loans to any other person that have not been released or discharged nor has it bought or held evidence of indebtedness issued by any other person or entity;

(xix) reserved;

(xx) it has not incurred any Indebtedness that is still outstanding other than Indebtedness that is permitted under the Loan Documents;

(xxi) except as set forth in the Insolvency Opinion, it is not now, nor has ever been, party to any lawsuit, arbitration, summons, or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full;

(xxii) it has no material contingent or actual obligations not related to the Properties;

(xxiii) it is and has since its formation been duly formed, validly existing, and in good standing in the state of its formation and in all other jurisdictions where it is qualified to do business;

(xxiv) it has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan) or guarantees that are expressly contemplated by the Loan Documents;

(xxv) none of the Tenants holding leasehold interests with respect to the Property is Affiliated with Borrower, Operating Lessee, Operating Lessee GP, or North Beach Company;

(xxvi) to Borrower’s knowledge, except as set forth in the Title Insurance Policies, has no judgments or liens of any nature against it except for tax liens not yet delinquent;

(xxvii) is in compliance in all material respects with all laws, regulations, and orders applicable to it and, except as otherwise disclosed in this Agreement, has received all material permits necessary for it to operate;

(xxviii) is not involved in any material dispute with any taxing authority;

(xxix) except as set forth in the Title Insurance Policies, has paid all taxes which it owes except as permitted pursuant to this Agreement;

(xxx) has no material contingent or actual obligations not related to the Properties; and

(xxxi) none of the current owners of equity interests in Borrower, Operating Lessee, Operating Lessee GP or North Beach Company is affiliated with any of the former owners of equity interests in Borrower Operating Lessee, Operating Lessee GP or North Beach Company.

(f) Any assignment of limited liability company interests in Borrower Operating Lessee, Operating Lessee GP and North Beach Company, and the admission of the assignee as a member of Borrower, Borrower Operating Lessee, Operating Lessee GP and North Beach Company, as applicable, were accomplished in accordance with, and were permitted by, the limited liability company agreement of Borrower Operating Lessee, Operating Lessee GP or North Beach Company, as applicable, as in effect at such time.

4.1.31 Management Agreement. The Management Agreement is in full force and effect and there is no default thereunder by any party thereto and no event has occurred that, with the passage of time and/or the giving of notice would constitute a default thereunder. The Management Agreement was entered into on commercially reasonable terms.

4.1.32 Illegal Activity. No portion of the Property has been or will be purchased with proceeds of any illegal activity.

4.1.33 No Change in Facts or Circumstances; Disclosure. To Borrower’s knowledge, all information submitted by and on behalf of Borrower to Lender and in all financial statements, rent rolls (including the rent roll attached hereto as Schedule I), reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are true, complete and correct in all material respects. The foregoing representation shall not apply to any such financial information that constitutes projections, provided that Borrower represents and warrants that it has no reason to believe that such projections are materially inaccurate. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely affects or might materially and adversely affect the use, operation or value of the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts and has not failed to disclose any material fact that could cause any Provided Information or representation or warranty made herein to be materially misleading.

4.1.34 Investment Company Act. Neither Borrower nor Operating Lessee is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; (b) a “holding company” or a “subsidiary company” of a “holding company” or an “affiliate” of either a “holding company” or a “subsidiary company” within the meaning of the Public Utility Holding Company Act of 2005, as amended; or (c) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

4.1.35 Embargoed Person. As of the date hereof, (a) none of the funds or other assets of Borrower or Operating Lessee constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or government subject to trade restrictions under U.S. law, including but not limited to, the USA PATRIOT Act (including anti-terrorism provisions thereof), the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder with the result that the investment in Borrower or Operating Lessee, as applicable (whether directly or indirectly), is prohibited by law or the Loan made by the Lender is in violation of law (“Embargoed Person”); (b) none of the funds or other assets of Borrower or Operating Lessee constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (c) no Embargoed Person has any interest of any nature whatsoever in Borrower or Operating Lessee, as applicable, with the result that the investment in Borrower or Operating Lessee, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (d) neither funds of Borrower nor Operating Lessee, as applicable, have been derived from or are the proceeds of, any unlawful activity with the result that the investment in Borrower or Operating Lessee, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law.

4.1.36 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. The Borrower is organized under the laws of the State of Delaware and its organizational identification number is 27-4702743. Operating Lessee is organized under the laws of the State of Delaware and its organizational identification number is 13-0137061.

4.1.37 Environmental Representations and Warranties. Except as otherwise disclosed by that certain Phase I environmental report (or Phase II environmental report, if required) delivered to Lender by Borrower in connection with the origination of the Loan (such report is referred to below as the “Environmental Report”), to Borrower’s knowledge (a) there are no Hazardous Substances or underground storage tanks in, on, or under the Property, except those that are (i) in compliance with Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required under Environmental Law), (ii) de-minimis amounts necessary to operate the Property for the purposes set forth in this Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law and (iii) fully disclosed to Lender in writing pursuant to the Environmental Report; (b) there are no past or present Releases of Hazardous Substances in, on, under or from the Property which has not been fully remediated in accordance with Environmental Law; (c) Borrower has not received any written notice or other communication from any Person (including, but not limited to, a Governmental Authority) relating to an existing threat of any Release of Hazardous Substances migrating to the Property or possible liability of any Person pursuant to any Environmental Law or other environmental conditions in connection with the Property; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property which has not been fully remediated in accordance with Environmental Law; (e) Borrower does not know of, and has not received, any written or oral notice or other communication from any Person (including but not limited to a Governmental Authority) relating to Hazardous Substances or Remediation thereof, of possible liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing; and (f) Borrower has provided to Lender, in writing, any and all information relating to environmental conditions in, on, under or from the Property that are known to Borrower and has provided to Lender all information that is contained in Borrower’s files and records, including, but not limited to, any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.

4.1.38 Cash Management Account. (a) The Cash Management Agreement, Lockbox Agreement and this Agreement create a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold, pledged, transferred or otherwise conveyed the Lockbox Account and Cash Management Account;

(b) Each of the Lockbox Account and Cash Management Account constitutes “deposit accounts” and/or “securities accounts” within the meaning of the Uniform Commercial Code of the State of New York);

(c) Pursuant and subject to the terms hereof and the other applicable Loan Documents, the Lockbox Bank and Agent have agreed to comply with all instructions originated by Lender, without further consent by Borrower, directing disposition of the Lockbox Account and Cash Management Account and all sums at any time held, deposited or invested therein, together with any interest or other earnings thereon, and all proceeds thereof (including proceeds of sales and other dispositions), whether accounts, general intangibles, chattel paper, deposit accounts, instruments, documents or securities; and

(d) The Lockbox Account and Cash Management Account are not in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee. Borrower has not consented to the Lockbox Bank and Agent complying with instructions with respect to the Lockbox Account and Cash Management Account from any Person other than Lender.

4.1.39 Operating Lease. Borrower is the owner and lessor of landlord’s interest in the Operating Lease. The current Operating Lease is in full force and effect and there are no material defaults thereunder by either party and to Borrower’s knowledge, there are no conditions that, with the passage of time or the giving of notice, or both, would constitute defaults thereunder. No Operating Rent has been paid more than one (1) month in advance of its due date. All security deposits (if any) are held by Borrower in accordance with applicable law. All work (if any) to be performed by Borrower under the Operating Lease has been performed as required and has been accepted by Operating Lessee, and any payments, free rent, partial rent, rebate of rent or other payments, credits, allowances or abatements required to be given by Borrower to Operating Lessee has already been received by Operating Lessee. There has been no prior sale, transfer or assignment, hypothecation or pledge of the Operating Lease or of the Operating Rents received therein which is outstanding. Operating Lessee has not assigned the Operating Lease or sublet all or any portion of the premises demised thereby other than pursuant to a Lease. Operating Lessee has no right or option pursuant to the Operating Lease or otherwise to purchase all or any part of the leased premises or the building of which the leased premises are a part.

4.1.40 Intellectual Property. IP Owner either owns, or is licensed to use, all the Intellectual Property used in, held for use in, or necessary for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property by Borrower, Operating Lessee, or Manager consistent with past practices, other than the Intellectual Property set forth on Schedule IX hereof. The Intellectual Property set forth on Schedule IX hereof is owned or licensed by Manager. The IP Collateral is the only Intellectual Property utilized with respect to the Property or Borrower’s, Operating Lessee’s or Manager’s use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property consistent with past practices, other than as set forth on Schedule IX hereof and, as of the Closing Date, no other Person owns any material Intellectual Property other than as set forth on Schedule IX hereof that is necessary for or used in the current use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property consistent with past practices. IP Owners are duly qualified under applicable law in each jurisdiction in which they are required to be qualified pursuant to applicable Legal Requirements in order to act as a licensor of the Intellectual Property and sublicensor under the applicable IP License Agreements. Attached hereto as Schedule X hereof is a complete and accurate list of all of the registered and pending applications for registration, anywhere in the world, for all Intellectual Property owned by any IP Owner and all exclusive IP Licenses to which any IP Owner is an exclusive licensee (the “IP Schedule”). There is no action or proceeding pending, or to the best of Borrower’s knowledge, threatened by or against Borrower, any Affiliate thereof, or any IP Owner: (x) alleging the infringement, dilution, misappropriation, or other violation of any Intellectual Property or (y) seeking to limit, cancel, or question the validity or enforceability of any IP Collateral (including, without limitation, the right to proceeds therefrom and the right to bring an action at law or in equity for any infringement, dilution, or violation of such Intellectual Property and to collect all damages, settlements, and proceeds relating to such Intellectual Property), or IP Owner’s rights or interests therein, or use thereof. To the best of Borrower’s Knowledge, no Person has interfered with, infringed upon, diluted, misappropriated, or otherwise come into conflict with any Intellectual Property of any IP Owner. Neither the Intellectual Property owned by any IP Owner nor any IP Owner’s use of the Intellectual Property is subject to any outstanding injunction, judgment, order, decree, ruling, or charge. IP Owner, in its reasonable discretion, has made all filings and recordations in the United States necessary to adequately effect, reflect, and protect its ownership in, right to use, or its license of Intellectual Property used or held for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property by Borrower, Operating Lessee, or Manager. All Intellectual Property set forth on the IP Schedule, is subsisting, unexpired, has not been abandoned in any applicable jurisdiction, and, to Borrower’s knowledge, (x) is valid and enforceable and (y) the use of the IP Collateral in the manner in which it is currently used or planned to be used does not infringe, dilute, misappropriate, or otherwise violate the rights of any Person.

4.1.41 Intellectual Property Title and Lien.

The specified IP Owner owns and has good and marketable title to the Intellectual Property listed as owned by each IP Owner on the IP Schedule and the IP Owner owns and has good and marketable title to other Intellectual Property that it owns or purports to own and to their rights under the IP Licenses, free and clear of all Liens whatsoever except the Permitted Encumbrances. IP Owner’s rights in, to, and under the IP Collateral constitute general intangibles under the applicable UCC. The IP Security Agreement, when properly recorded in the appropriate records and/or with the applicable Governmental Authority, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create a valid, perfected first priority lien on the applicable Intellectual Property and IP Owners’ rights in, to and under the IP Collateral, subject only to Permitted Encumbrances. IP Owners have received all consents and approvals required by the terms of the IP Licenses or as a matter of law to pledge the IP Collateral to the Lender under the IP Security Agreement. Other than the security interest granted to the Lender hereunder and under the other Loan Documents and Permitted Encumbrances, IP Owners have not pledged, assigned, sold, or granted a security interest in Intellectual Property or IP Licenses to any party, except as shall have been released or terminated. IP Owners shall reasonably cooperate with Lender to permit Lender to complete all filings necessary to protect and evidence the Lenders’ security interest in the IP Collateral within ten (10) days from the date hereof, including filing the UCC-l financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office. No effective security agreement, financing statement, equivalent security, or lien instrument or continuation statement authorized by any IP Owner and listing such IP Owner as debtor covering all or any part of the IP Collateral has been filed with any Governmental Authority, or is of record in any jurisdiction in the United States or in any foreign jurisdiction, except as may have been filed, recorded, or made by an IP Owner in favor of the Lender in connection with this Agreement or the Mortgage to which an IP Owner is a party, and no IP Owner has authorized any such filing. All IP Owners have, at Closing, executed the IP Security Agreement. For clarity, no IP Owner shall be required to complete any filings or other actions with respect to the perfection of the security interest created under any Loan Document in any jurisdiction outside the United States.

4.1.42 North Beach Property Documents. Other than the North Beach Property Documents there are no documents or agreements relating to the North Beach Property that affect the Property and to which Borrower or Operating Lessee is a party to. Borrower has delivered true, correct and complete copies of the North Beach Documents and the North Beach Documents have not been amended, modified, supplemented or assigned.

4.1.43 Taxes. Borrower is treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Borrower has timely filed or caused to be filed all federal income and other material tax returns and reports required to have been filed by it and has paid or caused to be paid all federal income and other material taxes and related liabilities required to have been paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which Borrower has set aside on its books adequate reserves. There are no Liens for Section 2.7 Taxes on with respect to any of Borrower’s income or assets, other than Liens for Section 2.7 Taxes not yet due and payable and for which Borrower has set aside on its books adequate reserves.

4.1.44 Labor. No work stoppage, labor strike, slowdown or lockout is pending or threatened by employees and other laborers at the Property. Except as described on Schedule XII hereto, neither Borrower, Operating Lessee, nor Manager (i) is involved in or, to the best of Borrower’s Knowledge, threatened with any material labor dispute, material grievance or litigation relating to labor matters involving any employees and other laborers at the Property, including, without limitation, violation of any federal, state or local labor, safety or employment laws (domestic or foreign) and/or charges of unfair labor practices or discrimination complaints, (ii) to the Best of Borrower’s Knowledge, has engaged with respect to the Property, in any unfair labor practices within the meaning of the National Labor Relations Act or the Railway Labor Act, or (iii) is a party to, or bound by, any existing collective bargaining agreement or union contract with respect to employees and other laborers at the Property. As of the Closing Date, all payments that are required to be paid under any collective bargaining agreement have been paid.

Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

ARTICLE V – BORROWER COVENANTS

Section 5.1 Affirmative Covenants. From the date hereof and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender to comply with and to cause Operating Lessee to comply with (and, with respect to Section 5.1.26 to cause each IP Owner to comply with), the following covenants, and in connection therewith, references in this Article V to Borrower shall alternatively mean Operating Lessee, Manager, or IP Owner, as the context may require:

5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises and comply with all Legal Requirements applicable to it and the Property, including, without limitation, building and zoning codes, certificates of occupancy and the procurement of all necessary and required hospitality or innkeeper’s licenses. There shall never be committed by Borrower, and Borrower shall never permit any other Person in occupancy of or involved with the operation or use of the Property to commit any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect all franchises and trade names and preserve all the remainder of its property used or useful in the conduct of its business and shall keep the Property in good working order and repair, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Loan Documents. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. After prior written notice to Lender, Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Legal Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (v) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower or the Property; and (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost.

5.1.2 Taxes and Other Charges. Except as otherwise provided in this Section 5.1.2, Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof as the same become due and payable; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.2 hereof. Except as otherwise provided in this Section 5.1.2, Borrower shall, not later than five (5) Business Days after receipt of a written request from Lender, deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent no later than ten (10) days prior to the date on which the Taxes and/or Other Charges would otherwise be delinquent if not paid (provided, however, Borrower shall not be required to furnish such receipts for payment of Taxes and Other Charges during any period that such Taxes and Other Charges have been paid by Lender pursuant to Section 7.2 hereof). Borrower shall not suffer and shall promptly cause to be paid and discharged any Lien or charge whatsoever which may be or become a Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. Borrower, at Borrower’s own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Default or Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; (vi) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien and (vi) Borrower shall deliver written notice of such contest to Lender.

5.1.3 Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened against Borrower and/or Operating Lessee which might materially adversely affect Borrower’s or Operating Lessee’s condition (financial or otherwise) or business or the Property.

5.1.4 Access to Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice, subject to the rights of Tenants and guests at the Property.

5.1.5 Notice of Default. Borrower shall promptly advise Lender of any material adverse change in Borrower’s or Guarantor’s condition, financial or otherwise, or of the occurrence of any Default or Event of Default of which Borrower has knowledge.

5.1.6 Cooperate in Legal Proceedings. Borrower shall cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way materially and adversely affect the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.

5.1.7 Perform Loan Documents. Borrower shall in a timely manner observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower. Borrower shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior written consent of Lender.

5.1.8 Award and Insurance Benefits. Borrower shall cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any expenses incurred in connection therewith (including reasonable attorneys’ fees and disbursements, and the payment by Borrower of the expense of an appraisal on behalf of Lender in case of Casualty or Condemnation affecting the Property or any part thereof) out of such Insurance Proceeds.

5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense:

(a) without limiting any other obligation of Borrower hereunder, upon the written request of Lender, furnish to Lender all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, and each and every other document, certificate, agreement and instrument required to be furnished by Borrower pursuant to the terms of the Loan Documents or which are reasonably requested by Lender in connection therewith provided, that, so long as no Event of Default has occurred and is continuing, the foregoing shall not require Borrower to obtain updated appraisals after the Closing Date, unless specifically required by the terms of this Agreement;

(b) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts reasonably necessary, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require, including without limitation, execution and delivery of all writings necessary to transfer any hospitality, liquor and other licenses required for the continued operation of the Property into the name of Lender or its designee after the occurrence of an Event of Default; and

(c) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time including, without limitation, the execution and delivery of all such writings necessary to transfer any liquor licenses with respect to the Property into the name of Lender or its designee after the occurrence and during the continuance of an Event of Default.

5.1.10 Principal Place of Business, State of Organization. Borrower shall not cause or permit any change to be made in its name, identity (including its trade name or names), place of organization or formation (as set forth in Section 4.1.36 hereof) or, except as permitted pursuant to Section 5.2 hereof, Borrower’s corporate or partnership or other structure unless Borrower shall have first notified Lender in writing of such change at least thirty (30) days prior to the effective date of such change, and shall have first taken all action required by Lender for the purpose of perfecting or protecting the lien and security interests of Lender pursuant to this

Agreement, and the other Loan Documents and, in the case of a change in Borrower’s structure, except as permitted pursuant to Section 5.2 hereof, without first obtaining the prior written consent of Lender. Upon Lender’s request, Borrower shall, at Borrower’s sole cost and expense, execute and deliver additional security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization. Borrower’s principal place of business and chief executive office, and the place where Borrower keeps its books and records, including recorded data of any kind or nature, regardless of the medium or recording, including software, writings, plans, specifications and schematics, has been for the preceding four months (or, if less, the entire period of the existence of Borrower) and will continue to be the address of Borrower set forth at the introductory paragraph of this Agreement (unless Borrower notifies Lender in writing at least thirty (30) days prior to the date of such change). Borrower shall promptly notify Lender of any change in its organizational identification number. Upon receipt of a written request from Lender, Borrower and Operating Lessee shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower and Operating Lessee intend to operate the Property, representing and warranting that Borrower and Operating Lessee do business under no other trade name with respect to the Property.

5.1.11 Financial Reporting. (a) Borrower and Operating Lessee will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and Operating Lessee and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (and, in any event, not more than two (2) times in any calendar year unless an Event of Default is continuing, in which case no such restriction shall apply) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any reasonable costs and expenses incurred by Lender to examine Borrower’s or Operating Lessee’s accounting records with respect to the Property, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.

(b) Borrower and Operating Lessee will furnish to Lender annually, within seventy-five (75) days following the end of each Fiscal Year of Borrower a copy of unaudited copies of Borrower’s annual financial statements and (ii) within ninety (90) days following the end of such Fiscal Year, a complete copy of Borrower’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant acceptable to Lender in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower and the Property and a balance sheet for Borrower. Such statements shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Cash Flow, Net Operating Income, Gross Income from Operations and Operating Expenses (not including any contributions to the Replacement Reserve Fund and the Required Repair Fund). Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an Officer’s Certificate stating that each such annual financial statement presents fairly the financial condition and the results of operations of Borrower, Operating Lessee and the Property being reported upon as of such date and has been prepared in accordance with the Uniform System of Accounts and reconciled in accordance with GAAP (or such other accounting basis acceptable to Lender, (iii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, and (iv) occupancy statistics including revenue per available room and average daily rates for the Property. Together with Borrower’s and Operating Lessee’s annual financial statements, Borrower shall furnish to Lender an Officer’s Certificate certifying as of the date thereof whether there exists an event or circumstance which constitutes a Default or Event of Default under the Loan Documents executed and delivered by, or applicable to, Borrower and Operating Lessee, and if such Default or Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. All such financial statements of the Borrower and Operating Lessee under this Section 5.1.11(b) shall also constitute the financial statements of the Mezzanine Borrowers.

(c) Borrower and Operating Lessee will furnish, or cause to be furnished, to Lender on or before thirty-five (35) days after the end of each calendar month the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as of the relevant date as applicable: (i) an occupancy report for the subject month, including an average daily rate and revenue per available room, (ii) monthly and year-to-date operating statements prepared for each calendar month, noting EBITDA, Gross Income from Operations, and Operating Expenses (not including any contributions to the Replacement Reserve Fund and the Required Repair Fund), and other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such calendar month, and containing a comparison of budgeted income and expenses and the actual income and expenses, all in form satisfactory to Lender and (iii) upon the written request of Lender, a detailed explanation of any variances of ten percent (10%) or more between budgeted and actual amounts for such periods. In addition, such certificate shall also be accompanied by an Officer’s Certificate stating that the representations and warranties of Borrower, Operating Lessee, Operating Lessee GP and North Beach Company set forth in subsection (xxiii) of the definition of “Special Purpose Entity” are true and correct as of the date of such certificate. On or before thirty-five (35) days after the end of each calendar month, Borrower and Operating Lessee also will furnish, or cause to be furnished, to Lender the most current Smith Travel Research Reports then available to Borrower and Owner reflecting market penetration and relevant hotel properties competing with the Property.

(d) Intentionally Omitted.

(e) Lender hereby acknowledges receipt of the Annual Budget for the remainder of the Fiscal Year ending on December 31, 2013. Borrower shall submit to Lender an Annual Budget not later than thirty (30) days prior to the commencement of Fiscal Year. If an Event of Default is continuing or a Debt Yield Trigger Event Period is continuing the Annual Budget shall be subject to Lender’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed (each such Annual Budget, an “Approved Annual Budget”). So long as neither a Debt Yield Trigger Period exists nor an Event of Default has occurred and is continuing, any Annual Budget, and any amendments or modifications thereto shall be deemed an Approved Annual Budget and Lender shall have no approval right with respect thereto. In the event that Borrower is required to submit an Annual Budget for approval pursuant to this Section 5.1.11(e), each such request for approval of an Annual Budget shall contain the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS.” In the event that Lender fails to grant or withhold its approval to such Annual Budget within such ten (10) day period, Borrower shall deliver to Lender a second request for approval containing the following legend in prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval: “THIS IS A SECOND REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. LENDER’S RESPONSE IS REQUESTED WITHIN TEN (10) DAYS. LENDER’S FAILURE TO RESPOND WITHIN SUCH TIME PERIOD SHALL RESULT IN LENDER’S APPROVAL BEING DEEMED TO HAVE BEEN GRANTED.” In the event that Lender fails to grant or withhold its approval to such Annual Budget within such ten (10) day period, then Lender’s approval shall be deemed to have been granted. In the event that Lender timely disapproves a proposed Annual Budget in accordance with the foregoing, Borrower shall promptly revise such Annual Budget and resubmit the same to Lender (and each such resubmittal shall be subject to the provisions of this Section 5.1.11(e) as if the applicable proposed Annual Budget were being submitted to Lender for its initial review of the same, provided that the aforesaid ten (10) day periods shall each be five (5) days in connection with any such resubmittal). Borrower shall promptly revise each proposed Annual Budget and resubmit the same to Lender in accordance with the foregoing until Lender approves the proposed Annual Budget. Until such time that Lender approves a proposed Annual Budget, the most recently Approved Annual Budget shall apply; provided that, each line item of such Approved Annual Budget shall be increased by the amount of the increase, if any, in the Consumer Price Index for the immediately preceding calendar year (other than the line items in respect of Taxes, Insurance Premiums, union wages, utilities expenses and Other Charges, which line items shall be adjusted to reflect actual increases in such expenses).

(f) In the event that during any Cash Sweep Event Period, Borrower must incur a capital expense not set forth in the Approved Annual Budget (each an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval, which approval shall not be unreasonably conditioned, withheld or delayed.

(g) Intentionally Omitted.

(h) Borrower shall cause Guarantor (or an Affiliate of Guarantor) to furnish to Lender annually, within ninety (90) days following the end of each Fiscal Year of Guarantor, financial statements audited by an independent certified public accountant, which shall include an annual balance sheet and profit and loss statement of Guarantor, in the form reasonably required by Lender; provided, that, with respect to Strategic, a consolidated balance sheet of Strategic Hotel & Resorts, Inc. and its subsidiaries, including Guarantor shall be acceptable to Lender.

(i) Any reports, statements or other information required to be delivered under this Agreement may be delivered via email, with report files in electronic form of Microsoft Word, Microsoft Excel or .pdf format, (i) in paper form, (ii) on a diskette, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using Microsoft Word for Windows files (which files may be prepared using a spreadsheet program and saved as word processing files). Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with the Securitization to such parties requesting such information in connection with such Securitization.

(j) Borrower shall provide to Lender written notice of any Intellectual Property acquired for the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property after the date hereof, in each case which is the subject of a registration or application (including IP Collateral which was theretofore unregistered and becomes the subject of a registration or application) or any exclusive IP Licenses under which an IP Owner is an exclusive licensee, and deliver to the Lender an amendment to the IP Security Agreement and/or such other instrument in form and substance reasonably acceptable to Lender. Borrower shall provide such notice to Lender within thirty (35) days after the end of each calendar month in which the acquisition of such Intellectual Property or IP License occurred. Borrower shall execute and deliver to Lender all filings necessary to protect and evidence the Lenders’ security interest in such Intellectual Property and IP Licenses. Further, the Borrower authorizes Lender to modify this Agreement by amending the IP Schedule to include any applications or registration for IP Collateral (but the failure to do so modify such IP Schedule shall not be deemed to affect Lender’s security interest in or lien upon such IP Collateral).

5.1.12 Business and Operations. Borrower shall continue to engage in the businesses presently conducted by it as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower shall qualify to do business and will remain in good standing under the laws of the jurisdiction of its formation as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall at all times during the term of the Loan, continue to own or lease all Equipment, Fixtures and Personal Property which are necessary to operate the Property in the manner required hereunder and in the manner in which it is currently operated.

5.1.13 Title to the Property. Borrower shall warrant and defend (a) the title to the Property and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances) and (b) the validity and priority of the Lien of the Mortgage on the Property, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any losses, costs, damages or expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.

5.1.14 Costs of Enforcement. In the event (a) that the Mortgage encumbering the Property is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage encumbering the Property prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or

(c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, Borrower, its successors or assigns, shall be chargeable with and agrees to pay all out-of-pocket costs of collection and defense, including reasonable attorneys’ fees and expenses, incurred by Lender or Borrower in connection therewith, but excluding regular servicing fees, and in connection with any appellate proceeding or post-judgment action involved therein, together with all required service or use taxes.

5.1.15 Estoppel Statement. (a) After request by Lender, Borrower shall within ten (10) days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the date installments of interest and/or principal were last paid, (v) any offsets or defenses to the payment of the Debt, if any, claimed by Borrower, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations and have not been modified or if modified, giving particulars of such modification; provided, however, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to provide such statement more than one (1) time in any calendar year.

(b) Borrower shall deliver to Lender upon request, tenant estoppel certificates from each commercial Tenant party to a Major Lease in form and substance reasonably satisfactory to Lender provided that Borrower shall not be required to deliver such certificates more frequently than two (2) times in any calendar year provided any such estoppel shall be addressed to both Lender and the Mezzanine Lenders.

5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan received by it on the Closing Date only for the purposes set forth in Section 2.1.4 hereof.

5.1.17 Membership Programs. Borrower shall receive Lender’s prior written consent to make any material modifications to any existing membership program or similar program at the Property or enter into any new membership or similar program at the Property to the extent such modification or new program (i) would allow any member to redeem a membership deposit prior to Borrower obtaining at least one new membership deposit in an amount at least equal to the existing deposit to be redeemed (i.e., a 1:1 redemption program) or (ii) could be reasonably expected to adversely affect the value of Lender’s security for the Loan. Borrower shall cause any membership deposits which are not subject to a minimum 1:1 redemption program to be held in a separate interest bearing account and if requested by Lender, shall, at its sole cost and expense promptly cause any such deposits to be held in an account under the control of Lender. If Lender consents to any membership or similar program that does not have a minimum 1:1 redemption method, Borrower agrees at its sole cost and expense to promptly establish any reserves with Lender and make any corresponding modifications to the Loan Documents as are requested by the Approved Rating Agencies.

5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one (1) or more Officer’s Certificates certifying as to the accuracy of all representations in all material respects made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions or, if any such representations require qualification on such date, setting forth such qualifications in detail, and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower, Operating Lessee, Operating Lessee GP and Guarantor as of the date of the Securitization.

5.1.19 Environmental Covenants.

(a) Borrower covenants and agrees that: (i) all uses and operations on or of the Property, whether by Borrower or any other Person, shall be in material compliance with all Environmental Laws and permits issued pursuant thereto except to the extent that (A) any Environmental Law or order or directive of a Governmental Authority with respect thereto is being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a material adverse effect on the condition (financial or otherwise) or business of Borrower, Operating Lessee or the condition or ownership of the Property or (B) Borrower has determined in good faith that contesting the same is not in the best interests of Borrower and the failure to contest the same could not be reasonably expected to have a material adverse effect on the condition (financial or otherwise) or business of Borrower, Operating Lessee or the condition or ownership of the Property; (ii) Borrower shall cause, and shall use commercially reasonably efforts to ensure that no Person causes any Releases of Hazardous Substances in, on, under or from the Property, except those that are both (A) in compliance with all Environmental Laws and with permits issues pursuant thereto and (B) fully disclosed to Lender in writing; (iii) Borrower shall place no and shall use commercially reasonable efforts to ensure no other Person places Hazardous Substances in, on, or under the Property, except those that are (A) in compliance with all Environmental Laws and with permits issued pursuant thereto (to the extent such permits are required by Environmental Law), (B) de-minimis amounts necessary to operate the Property for the purposes set forth in the Loan Agreement which will not result in an environmental condition in, on or under the Property and which are otherwise permitted under and used in compliance with Environmental Law or (C) fully disclosed to Lender in writing; (iv) Borrower shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law due to any act or omission of Borrower (the “Environmental Liens”) and shall use commercially reasonable efforts to keep the Property free and clear from any Environmental Liens due to any act or omission of any other Person; (v) Borrower shall, at its sole cost and expense, fully and expeditiously cooperate in all activities pursuant to subsection (b) below, including but not limited to providing all relevant information and making knowledgeable persons available for interviews at reasonable times upon reasonable notice; (vi) Borrower shall, at its sole cost and expense, comply with all reasonable written requests of Lender made in the event that Lender has reason to believe that an environmental hazard exists on the Property to (A) reasonably effectuate Remediation of any Release of a Hazardous Substance in, on, under or from the Property to the extent required under Environmental Law; (B) comply with any Environmental Law; (C) comply with any directive from any Governmental Authority; and (D) take any other reasonable action necessary or appropriate for protection of human health or the environment; (vii) Borrower shall not do and shall use commercially reasonable efforts not to allow any Tenant or other user of the Property to do any act relating to environmental matters that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any Person (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property; and (vii) Borrower shall notify Lender in writing promptly upon Borrower obtaining knowledge of (A) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (B) any non-compliance with any Environmental Laws related in any way to the Property; (C) any actual or potential Environmental Lien; (D) any required or proposed Remediation of environmental conditions relating to the Property; and (E) any written-notice to Borrower-from any source whatsoever (including but not limited to a Governmental Authority) relating in any way to the release or potential release of Hazardous Substances or Remediation thereof, likely to result in liability of any Person pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Section 5.1.19.

(b) In the event that Lender has a reasonable basis to believe that an environmental hazard exists on the Property that, in Lender’s sole discretion, endangers any Tenants or other occupants of the Property or their guests or the general public or materially and adversely affects the value of the Property, upon reasonable notice from Lender, (i) Borrower shall (subject to the rights of Tenants under Leases), at Borrower’s expense, promptly cause an engineer or consultant reasonably satisfactory to Lender to conduct an environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and take any samples of soil, groundwater or other water, air, or building materials or any other invasive testing requested by Lender and promptly deliver to Lender the results of any such assessment, audit, sampling or other testing and (ii) Lender and any other Person designated by Lender, including but not limited to any receiver, any representative of a Governmental Authority, and any environmental consultant, shall have the right, but not the obligation, to enter upon the Property at all reasonable times, and upon reasonable prior notice to Borrower, to assess any and all aspects of the environmental condition of the Property and its use with respect to such environmental hazard, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Lender’s reasonable discretion) and taking samples of soil, groundwater or other water, air, or building materials, and reasonably conducting other invasive testing. Borrower shall cooperate with and provide Lender and any such Person designated by Lender with access to the Property.

5.1.20 Leasing Matters. Any Major Leases with respect to the Property written after the date hereof shall be subject to the prior written approval of Lender, which approval shall not be unreasonably withheld, conditioned or delayed. Upon request, Borrower shall furnish Lender with executed copies of all Leases; provided, that so long as no Event of Default has occurred and is continuing, Borrower shall not be required to deliver copies of all Leases more frequently than two (2) times per calendar per year. All renewals of Leases and all proposed Leases shall provide for rental rates comparable to existing local market rates. All proposed Leases shall be on commercially reasonable terms and shall not contain any terms which would materially affect Lender’s rights under the Loan Documents. All Leases executed after the date hereof shall provide that they are subordinate to the Mortgage and that the lessee agrees to attorn to Lender or any purchaser at a sale by foreclosure or power of sale. Borrower and Operating Lessee (i) shall observe and perform the obligations imposed upon the lessor under the Leases in a commercially reasonable manner; (ii) shall enforce and may amend or terminate the terms, covenants and conditions contained in the Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property involved except that no termination by Borrower or Operating Lessee or acceptance of surrender by a Tenant of any Leases shall be permitted unless by reason of a tenant default and then only in a commercially reasonable manner to preserve and protect the Property; provided, however, that no such termination or surrender of any Major Lease will be permitted without the prior written consent of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits and rent for providing rooms, banquet and meeting space and services in the ordinary course of business); (iv) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (v) shall not alter, modify or change the terms of the Leases in a manner inconsistent with the provisions of the Loan Documents; and (vi) shall execute and deliver at the request of Lender all such further assurances, confirmations and assignments in connection with the Leases as Lender shall from time to time reasonably require. Notwithstanding anything to the contrary contained herein, neither Borrower nor Operating Lessee shall enter into a lease of all or substantially all of the Property without Lender’s prior written consent. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fourteen (14) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fourteen (14) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FOURTEEN (14) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fourteen (14) days from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

5.1.21 Alterations.

(a) Borrower shall obtain Lender’s prior written consent to any alterations to any Improvements, which consent shall not be unreasonably withheld or delayed except with respect to alterations that would be reasonably likely to have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income. Notwithstanding the foregoing, Lender’s consent shall not be required in connection with any alterations that will not have a material adverse effect on Borrower’s financial condition, the value of the Property or the Property’s Net Operating Income or are made pursuant to the Approved Annual Budget, provided that such alterations are made in connection with (a) tenant improvement work performed pursuant to the terms of any Lease executed on or before the date hereof, (b) tenant improvement work performed pursuant to the terms and provisions of a Lease and not adversely affecting any structural component of any Improvements, any utility or HVAC system contained in any Improvements or the exterior of any building constituting a part of any Improvements, (c) alterations performed in connection with the Restoration of the Property after the occurrence of a Casualty or Condemnation in accordance with the terms and provisions of this Agreement, (d) alterations set forth on Schedule IV hereto, (e) Required Repairs or (f) Replacements if there are sufficient reserves on deposit in the Replacement Reserve Fund to pay for such obligations. If the total unpaid amounts due and payable with respect to alterations to the Improvements at the Property (other than (I) such amounts to be paid or reimbursed by Tenants under the Leases, (II) costs incurred in connection with the Restoration of the Property or (III) such amounts for which sufficient reserves are on deposit in the Required Repair Fund or the Replacement Reserve Fund) shall at any time exceed Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Threshold Amount”), Borrower shall promptly deliver to Lender as security for the payment of such amounts and as additional security for Borrower’s obligations under the Loan Documents any of the following (the “Alterations Deposit”): (A) cash, (B) U.S. Obligations, (C) other securities having a rating acceptable to Lender and that, at Lender’s option, the Approved Rating Agencies have provided a Rating Agency Confirmation with respect to or (D) a Letter of Credit. Such security shall be in an amount equal to the excess of the total unpaid amounts with respect to alterations to the Improvements on the Property (other than such amounts to be paid or reimbursed by Tenants under the Leases) over the Threshold Amount and Lender may apply such security from time to time at the option of Lender to pay for such alterations.

(b) Each such Alterations Deposit shall be disbursed from time to time by Lender to Borrower for completion of the Alterations at the Property upon the satisfaction of the following conditions: (i) Borrower shall submit a request for payment to Lender at least five (5) Business Days prior to the date on which Borrower requests that such payment be made, which request for payment shall specify the Alterations for which payment is requested, (ii) on the date such request is received by Lender and on the date such payment is to be made, no Event of Default shall be continuing, and (iii) such request shall be accompanied by an Officer’s Certificate (x) stating that the applicable portion of the Alterations to be funded by the requested disbursement have been completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, the Approved Master Plan and the Development Agreement, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with the applicable portion of the Alterations, (y) identifying each contractor that supplied materials or labor in connection with the applicable portion of the Alterations to be funded by the requested disbursement and (z) stating that each such contractor has been paid in full upon such disbursement. Each Alterations Deposit shall be held by Lender in an interest-bearing account and, until disbursed in accordance with the provisions of this Section 5.1.21, shall constitute additional security for the Debt and other obligations under the Loan Documents. Upon the completion of the Alterations in respect of which any Alteration Deposit is being held, Lender shall promptly return to Borrower any remaining portion of the Alterations Deposit upon the request of Borrower, provided that (i) on the date such request is received by Lender and on the date such disbursement is to be made, no Event of Default shall be continuing and (ii) such request shall be accompanied by an Officer’s Certificate stating that the Alterations have been fully completed in good and workmanlike manner and in accordance with all applicable Legal Requirements, such Officer’s Certificate to be accompanied by copies of paid invoices and any licenses, permits or other approvals by any Governmental Authority required in connection with Alterations (to the extent not received by Lender in connection with prior disbursement requests) and stating that each contractor providing services in connection with the Alterations has been paid in full.

5.1.22 Operation of Property. (a) Borrower, Operating Lessee and Manager shall cause the Property to be operated, in all material respects, in accordance with the Operating Lease and Management Agreement (or Replacement Management Agreement). In the event that the Operating Lease expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Operating Lease in accordance with the terms and provisions of this Agreement), Borrower shall cause Operating Lessee to promptly enter into a Management Agreement with Manager. In the event that the Management Agreement expires or is terminated (without limiting any obligation of Borrower to obtain Lender’s consent to any termination or modification of the Management Agreement in accordance with the terms and provisions of this Agreement), Borrower shall cause Operating Lessee to, promptly enter into a Replacement Management Agreement with Manager or another Qualified Manager, as applicable.

(b) Borrower shall, and shall cause Operating Lessee, as applicable, to: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Operating Lease and the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly after they become aware, notify Lender of any material default under the Operating Lease or the Management Agreement; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, written notice, written report and written estimate received by it under the Operating Lease or the Management Agreement; and (iv) enforce the performance and observance of all of the covenants and agreements required to be performed and/or observed by Operating Lessee under the Operating Lease and/or by Manager under the Management Agreement, in a commercially reasonable manner.

5.1.23 Embargoed Person. Borrower has performed and shall perform reasonable due diligence to insure that at all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower and Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any Embargoed Person; (b) no Embargoed Person has any interest of any nature whatsoever in Borrower or Guarantor, as applicable, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law; and (c) none of the funds of Borrower or Guarantor, as applicable, have been derived from, or are the proceeds of, any unlawful activity, including money laundering, terrorism or terrorism activities, with the result that the investment in Borrower or Guarantor, as applicable (whether directly or indirectly), is prohibited by law or the Loan is in violation of law, or may cause the Property to be subject to forfeiture or seizure.

5.1.24 North Beach Property. Borrower agrees to satisfy or cause to be satisfied in all material respects all of the conditions and requirements of Governmental Authorities that were imposed on Borrower as a condition of the transfer of the North Beach Property. Borrower shall observe, perform and fulfill in all material respects each and every covenant, term and provision of each of the North Beach Property Documents applicable to Borrower and/or the Property, in accordance with the provisions of such documents, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any of the North Beach Property Documents applicable to Borrower and/or the Property if such amendment, waiver, supplement, termination or other modification could reasonably be expected to have a material adverse effect on the Property.

5.1.25 Operating Lease. Borrower represents, covenants and warrants that it is the express intent of Borrower and Operating Lessee that the Operating Lease constitute a lease under applicable real property laws and laws governing bankruptcy, insolvency and creditors’ rights generally, and that the sole interest of Operating Lessee in the Property is as tenant under the Operating Lease. In the event that it shall be determined that the Operating Lease is not a lease under applicable real property laws or under laws governing bankruptcy, insolvency and creditors’ rights generally, and that the interest of Operating Lessee in the Property is other than that of tenant under an Operating Lease, Borrower hereby covenants and agrees that it shall cause Operating Lessee’s interest in the Property, however characterized, to continue to be subject and subordinate to the lien of the Mortgage, or Borrower’s fee interest in the Property, on all the same terms and conditions as contained in the Operating Lease and the Mortgage.

5.1.26 IP Owner Activities.

(a) Borrower agrees that it will not do any act, or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act), whereby any material IP Collateral may become invalidated, abandoned or dedicated to the public.

(b) Borrower (either through itself or its licensees or sublicensees) will, as to each material Trademark included in the IP Collateral, reasonably maintain the quality of the products and services offered under such Trademark.

(c) If Borrower shall, at any time after the date hereof, obtain any additional Intellectual Property or IP Licenses, then the provisions of this Agreement shall automatically apply thereto and any such Intellectual Property and/or IP Licenses shall automatically constitute IP Collateral and shall be subject to the lien and security interest created by the IP Security Agreement, or any other Loan Document without further action by any party.

(d) Borrower shall promptly notify Lender if it knows or has reason to know that any IP Collateral that is material to the use, ownership, management, leasing, renovation, financing, development, operation and maintenance of the Property may become inadvertently abandoned or dedicated to the public, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office, or any court or similar office of any other country, but excluding any determinations of Intellectual Property Offices issued in the ordinary course of prosecuting an Intellectual Property application) regarding IP Owner’s ownership of such IP Collateral or, its right to register or maintain the same.

(e) If Borrower knows that any IP Collateral, has been or is being misappropriated, diluted, infringed, or otherwise violated by a third party in such a manner that would reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business of Borrower, Operating Lessee or the condition or ownership of the IP Collateral, then Borrower shall promptly notify Lender and shall take all reasonable and appropriate actions to protect its rights in such IP Collateral as it determines in its reasonable business judgment, to promptly sue for infringement, misappropriation, or dilution and to recover any and all damages for such infringement, misappropriation or dilution.

(f) Upon the occurrence and during the continuance of any Event of Default, Borrower shall use commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each IP License to , if necessary, effect the assignment of the relevant IP Owner’s right, title, and interest thereunder to Lender.

(g) There shall be no Liens with respect to, or upon, or no restrictions on the transferability of the IP Collateral, other than the Permitted Encumbrances and as set forth in the IP Licenses.

5.1.27 South Beach Development Parcel. Borrower agrees to satisfy or cause to be satisfied in all material respects any the conditions and requirements of Governmental Authorities imposed on Borrower as a condition of the release and transfer of the South Beach Development Parcel. Borrower shall cause the Approved South Beach Development to be governed pursuant to the South Beach Property Documents and shall observe, perform and fulfill in all material respects each and every covenant, term and provision of each of the South Beach Property Documents applicable to Borrower and/or the Property, in accordance with the provisions of such South Beach Property Documents, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any of the South Beach Property Documents applicable to Borrower and/or the Property that is material to Lender, as determined by Lender in its reasonable discretion, without the prior written consent of Lender. Borrower agrees to enforce its rights and remedies in all material respects with respect to the South Beach Property Documents. Borrower shall observe and comply with the provisions of the Approved Master Plan in all material respects applicable to Borrower and/or the Property.

5.1.28 Special Purpose Entity Covenants.

(a) Until the Debt has been in paid in full, Borrower, Operating Lessee, Operating Lessee GP and North Beach Company shall each remain a Special Purpose Entity.

(b) None of Borrower, Operating Lessee, Operating Lessee GP or North Beach Company shall have any Indebtedness other than (i) the Loan, (ii) Permitted Debt and (iii) such other liabilities that are permitted pursuant to the terms of the Loan Documents; provided, however, that this covenant shall not require any shareholder, partner or member of any of Borrower, Operating Lessee, Operating Lessee GP or North Beach Company to make additional capital contributions to any such entity.

(c) Each of Borrower, Operating Lessee, Operating Lessee GP and North Beach Company, will comply with all of the stated facts and assumptions made with respect to it in any Insolvency Opinion or any Additional Insolvency Opinion. Each entity other than Borrower, Operating Lessee, Operating Lessee GP or North Beach Company with respect to which an assumption is made or a fact stated in any Insolvency Opinion will comply with all of the assumptions made and facts stated with respect to it in any such Insolvency Opinion. Borrower covenants that in connection with any Additional Insolvency Opinion delivered in connection with this Agreement it shall provide an updated certification regarding compliance with the facts and assumptions made therein.

(d) Borrower shall provide Lender with five (5) Business Days’ written notice prior to the removal of an Independent Director of Borrower, (ii) Borrower shall cause each of Operating Lessee, Operating Lessee GP and North Beach Company to provide Lender with five (5) Business Days’ written notice prior to the removal of an Independent Director of Operating Lessee, Operating Lessee GP and North Beach Company, as applicable, and (iii) no Independent Director shall be removed other than for Cause.

5.1.29 Intentionally Omitted.

5.1.30 Taxes. Borrower will be treated as a partnership or a disregarded entity for U.S. federal income tax purposes. Borrower will timely file or cause to be filed all federal income and other material tax returns and reports required to be filed by it and will pay or cause to be paid all federal income and other material taxes and related liabilities required to be paid by it, except taxes that are being contested in good faith by appropriate proceedings and for which the Borrower sets aside on its books adequate reserves in accordance with GAAP. Borrower will not permit any Liens for Section 2.7 Taxes to be imposed on or with respect to any of its income or assets, other than Liens for Section 2.7 Taxes not yet due and payable and for which Borrower sets aside on its books adequate reserves in accordance with GAAP.

5.1.31 Approved Master Plan. Borrower shall comply in all material respects with the Approved Master Plan and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any of the Approved Master Plan if such amendment, waiver, supplement, termination or other modification could reasonably be expected to have a material adverse effect on the condition (financial or otherwise) or business of Borrower, Operating Lessee or the condition or ownership of the Property.

5.1.32 O&M Program. Borrower hereby represents and warrants that the operations and maintenance plan described on Schedule XIII hereto (as the same may be amended, restated or replaced from time to time, the “O&M Program”) is a true and complete copies of the O&M Program in place with respect to the Property, and (b) Borrower has as of the date hereof complied in all material respects with the O&M Program. Borrower hereby covenants and agrees that, during the term of the Loan, including any extension or renewal thereof, Borrower shall comply in all material respects with the terms and conditions of the O&M Program.

5.1.33 Phase I Covenants. Borrower shall (i) comply with the requirements of that certain Case Closure Letter relating to the Property issued by the San Diego County Department of Environmental Health, dated August 13, 1998 (the “DEH Closure Letter”) in the event significant additional excavation, renovation, or modification is planned at areas with remaining contamination at the Property as set forth in the Environmental Reports, (ii) at all times provide for the continuous operation of the ventilation system under the laundry room at the Property to meet DEH Closure Letter requirements and (iii) shall use commercially reasonable efforts to register and list the Property in the Dry Cleaner Database as set forth in the Environmental Reports no later than ninety (90) days after the Closing Date.

Section 5.2 Negative Covenants. From the Closing Date until payment and performance in full of all Obligations of Borrower under the Loan Documents or the earlier release of the Lien of this Agreement or the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that it will not do (and will not permit Operating Lessee to do), or permit to be done, directly or indirectly, any of the following (and in such connection, references in this Article V to Borrower shall alternatively mean Operating Lessee, as the context may require):

5.2.1 Operation of Property. (a) Borrower shall not, without Lender’s prior written consent (which consent shall not be unreasonably withheld): (i) surrender, terminate, cancel, amend or modify the Management Agreement; provided, that Borrower may, without Lender’s consent, replace the Manager so long as the replacement manager is a Qualified Manager pursuant to a Replacement Management Agreement and there is a liquor license issued by the State of California to sell and dispense beer, wine and distilled spirits at the Property in the name of such Qualified Manager, Borrower or Operating Lessee; (ii) surrender, terminate or cancel any material IP License to which any IP Owner is a party; (iii) reduce or consent to the reduction of the term of the Management Agreement; (iv) increase or consent to the increase of the amount of any charges or fees under the Management Agreement or any material IP License, or (v) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement or any material IP License in any material respect.

(b) Following the occurrence and during the continuance of an Event of Default, neither Borrower nor Operating Lessee shall exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Management Agreement or any material IP License without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

5.2.2 Liens. Neither Borrower nor Operating Lessee shall create, incur, assume or suffer to exist any Lien on any portion of the Property or permit any such action to be taken, except for (a) Permitted Encumbrances; (b) Liens created by or permitted pursuant to the Loan Documents; (c) Liens for Taxes or Other Charges not yet due and payable; and (d) easements and other similar encumbrances entered into by Borrower in the ordinary course of business for use, access, parking, water and sewer lines, telephones and telegraph lines, electric lines or other utilities or for other similar purposes, provided that no such easement or other similar encumbrance shall materially impair the utility and operation of the Property or materially and adversely affect the value of the Property or Borrower’s or Operating Lessee’s condition (financial or otherwise) or business.

5.2.3 Dissolution. Borrower shall not, and shall not permit Operating Lessee to, (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower or Operating Lessee except to the extent permitted by the Loan Documents or (d) modify, amend, waive or terminate its Organizational Documents or its qualification and good standing in any jurisdiction.

5.2.4 Change In Business. Borrower shall not, and shall not permit Operating Lessee to, enter into any line of business other than the ownership, leasing, management maintenance and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business. Nothing contained in this Section 5.2.4 is intended to expand the rights of Borrower and Operating Lessee contained in Section 5.2.10(d) hereof, and for the avoidance of doubt, the rights of Borrower and Owner to effectuate Transfers is governed solely by Section 5.2.10 hereof.

5.2.5 Debt Cancellation. Borrower shall, and shall not permit Operating Lessee to, cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith or the forgiveness in the ordinary course of Borrower’s business of Rent in arrears in connection with a settlement with a Tenant under a Lease, provided that in the case of a Major Lease, the amount of Rent so forgiven is less than the aggregate amount of two (2) months’ basic Rent under such Major Lease))) owed to Borrower or Operating Lessee by any Person, except for adequate consideration and in the ordinary course of Borrower’s or Operating Lessee’s business.

5.2.6 Zoning. Borrower shall not, and shall not permit Operating Lessee to, initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior written consent of Lender.

5.2.7 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.

5.2.8 Intentionally Omitted.

5.2.9 ERISA. (a) Assuming compliance by the Lender with paragraph (c) of this Section 5.2.9, Borrower shall not engage in any transaction contemplated under this Agreement which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under Section 406(a) of ERISA.

(b) Borrower further covenants and agrees if at such time any “benefit plan investor” subject to Title I of ERISA holds an equity investment in Borrower, Borrower shall, at Lender’s expense, deliver to Lender such certifications from time to time throughout the term of the Loan, as requested by Lender in its sole discretion, but not more frequently than once per calendar year, and on no less than thirty (30) Business Days’ advance written notice, that (i) Borrower is not and Borrower does not maintain an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(3) of ERISA; (ii) Borrower is not subject to any state statutes applicable to Borrower regulating investments and fiduciary obligations with respect to governmental plans; and (iii) one or more of the following circumstances with respect to Borrower is true:

(i) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii) Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower are held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by Section 3(42) of ERISA; or

(iii) Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e) or another exception to ERISA applies such that Borrower’s assets should not constitute “plan assets” of any “benefit plan investor” within the meaning of Section 3(42) of ERISA and the regulations promulgated thereunder.

(c) Lender represents and warrants, that no portion of the assets used by any Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes assets of a (i) “benefit plan investor” within the meaning of 29 C.F.R. Section 2510-3.101, as modified by Section 3(42) of ERISA, unless the applicable Lender is relying on an available prohibited transaction exemption, all of the conditions of which are and continue to be satisfied or (ii) governmental plan (as defined in Section 3(32) of ERISA) which is subject to any provision which is substantially similar to the prohibited transaction provisions of Section 406 I of ERISA or Section 4975 of the Code (“Applicable Similar Law”), unless the acquisition and holding of the Loan or any interest therein will not give rise to a violation of any such Applicable Similar Law.

5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its stockholders, general partners, members, principals and (if Borrower is a trust) beneficial owners in owning and operating properties such as the Property in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the Other Obligations. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the Other Obligations, Lender can recover the Debt by a sale of the Property.

(b) Without the prior written consent of Lender, and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Restricted Party do any of the following (collectively, a “Transfer”): (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein or (ii) permit a Sale or Pledge of an interest in any Restricted Party or any assignment of the Operating Lease in violation of this Agreement, other than (A) pursuant to Leases of space in the Improvements to Tenants in accordance with the provisions of Section 5.1.20 and (B) Permitted Transfers.

(c) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing membership interests or the creation or issuance of new non-managing membership interests; (vi) if a Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (vii) the removal or the resignation of the managing agent (including, without limitation, an Affiliated Manager) other than in accordance with Section 5.1.22 hereof.

(d) Notwithstanding the provisions of this Section 5.2.10, the following shall not be deemed a Transfer: the Sale or Pledge in one or a series of transactions, of the direct or indirect equity interests in Borrower or direct or indirect interests in any Restricted Party; provided, that, (i) after giving effect to such Sale or Pledge, (A) BREP VI and/or Strategic (I) shall own not less than fifty-one percent (51%) of the direct or indirect legal, economic and beneficial interests in Borrower, in the aggregate and (II) shall Control Borrower, or (B) (I) Strategic shall own not less than 36.3747% of the direct or indirect legal, economic and beneficial interest in Borrower and (II) an Approved BREP Transferee shall own the remaining direct or indirect, legal, economic and beneficial interests in Borrower, (ii) Lender shall receive notice of any Sale or Pledge described in this Section 5.2.10(d) not less than thirty (30) days following the consummation thereof (but the failure to deliver any such notice shall not cause the applicable Sale or Pledge to be a Transfer and shall not constitute an Event of Default unless such failure continues for ten (10) Business Days following notice of such failure from Lender), (iii) no Sale or Pledge of any direct interest in any Borrower or Operating Lessee shall be permitted, (iv) for so long as the Mezzanine B Loan shall remain outstanding, no such Sale or Pledge of any direct interests in Mezzanine A Borrower shall be permitted, (v) for so long as the Loan or any Mezzanine Loan shall remain outstanding, (A) no pledge or other encumbrance of any direct interests in any Restricted Pledge Party shall be permitted (other than the pledges securing the Loan, the Mezzanine A Loan or the Mezzanine B Loan), and except that a pledge of the direct ownership interests in the most upper-tier Restricted Pledge Party shall be permitted if such pledge directly or indirectly secures indebtedness that is also directly or indirectly secured by substantial assets other than the Property and the IP Collateral; and (B) no Restricted Pledge Party shall issue preferred equity that has the characteristics of mezzanine debt (such as a fixed maturity date, regular payments of interest, a fixed rate of return and rights of the equity holder to demand repayment of its investment), and (vi) none of Borrower, Operating Lessee, Operating Lessee GP or North Beach Company shall fail to be a Special Purpose Entity by reason of such Sale or Pledge. If after giving effect to any such Sale or Pledge, more than forty-nine percent (49%) in the aggregate of direct or indirect interests in a Restricted Party are owned by any Person and its Affiliates that owned less than forty-nine percent (49%) direct or indirect interest in such Restricted Party as of the Closing Date, Borrower shall deliver to Lender an Additional Insolvency Opinion acceptable to Lender and the Approved Rating Agencies. Notwithstanding anything to the contrary contained in this Agreement, no notice to, or consent of, Lender shall be required in connection with any Sale or Pledge of direct or indirect interests in any Excluded Entity.

(e) No Transfer of the Property and assumption of the Loan shall occur during the period that is sixty (60) days prior to and sixty (60) days after a Securitization. A Transfer of the Property or 100% of the legal or beneficial ownership interests therein or in Borrower and assumption of the entire Loan not otherwise permitted by Section 5.2.10(d) to a Qualified Transferee shall be permitted without Lender’s consent (a “Permitted Assumption”); provided that Lender receives thirty (30) days prior written notice of such Transfer and no Event of Default has occurred and is continuing at the time such Permitted Assumption is consummated, and further provided that the following additional requirements are satisfied:

(i) Borrower shall pay Lender a transfer fee equal to Two Hundred Thousand and No/100 Dollars ($200,000.00).

(ii) Borrower shall pay any and all reasonable out-of-pocket costs incurred in connection with such Permitted Assumption (including, without limitation, Lender’s reasonable counsel fees and disbursements and all recording fees, title insurance premiums and mortgage and intangible taxes and the fees and expenses of the Approved Rating Agencies pursuant to clause (x) below);

(iii) Intentionally Omitted;

(iv) Intentionally Omitted;

(v) Qualified Transferee and Qualified Transferee’s Principals must not have been the subject of any Bankruptcy Action within seven (7) years prior to the date of the proposed Transfer;

(vi) With respect to a Transfer of the Property, Qualified Transferee shall assume all of the obligations of Borrower under the Loan Documents in a manner satisfactory to Lender in all respects, including, without limitation, by entering into an assumption agreement in form and substance satisfactory to Lender;

(vii) There shall be no material litigation relating to the creditworthiness or reputation of Qualified Transferee, Qualified Transferee’s Principals and all other entities which may be owned or Controlled directly or indirectly by Qualified Transferee’s Principals (“Related Entities”), or regulatory action pending or threatened against Qualified Transferee, Qualified Transferee’s Principals or any Related Entity;

(viii) Intentionally omitted;

(ix) Qualified Transferee must be able to satisfy all representations and covenants in Section 4.1.30 hereof (or in the event of a transfer of 100% of the equity interests in Borrower, Borrower shall continue to satisfy all representations and covenants in Section 4.1.30), and in all cases Qualified Transferee and Qualified Transferee’s Principals must be able to satisfy all the representations and covenants set forth in Sections 4.1.35, 5.1.23 and 5.2.9 of this Agreement, no Default or Event of Default shall otherwise occur as a result of such Transfer, and Qualified Transferee shall deliver (A) all organizational documentation reasonably requested by Lender, which shall be reasonably satisfactory to Lender and, following a Securitization, satisfactory to the Approved Rating Agencies and (B) all certificates, agreements, covenants and legal opinions reasonably required by Lender;

(x) If required by Lender, following or in connection with a Securitization, Qualified Transferee shall be approved by the Approved Rating Agencies, which approval, if required by Lender, shall take the form of a Rating Agency Confirmation with respect to such Permitted Assumption; provided that a written waiver or acknowledgment from one or more of the Approved Rating Agencies indicating its decision not to review the Permitted Assumption for which the Rating Agency Confirmation is sought shall be deemed to satisfy the required for the Rating Agency Confirmation with respect to such Approved Rating Agency.

(xi) Guarantor shall be released from the Guaranty for all liability accruing after the date of a Transfer (A) so long as one (1) or more substitute guarantors is a Qualified Transferee (excluding clause (iv) or (v) of the definition thereof) or is otherwise acceptable to Lender in its sole discretion and such substitute guarantor has assumed all of the liabilities and obligations of Guarantor under the Guaranty or has executed a replacement guaranty satisfactory to Lender in its sole discretion, in each case covering all liability accruing after the date of such assumption or execution and (B) Borrower has delivered to Lender customary legal opinions relating to authorization and enforceability of the additional guaranty contemplated above, substantially similar in form and substance to the opinions delivered to Lender on the Closing Date relating to the Guaranty, or otherwise in form and substance reasonably acceptable to Lender in its sole discretion, including, to the extent the Guarantor being released was included in the Insolvency Opinion delivered at closing, an Additional Insolvency Opinion with respect to any replacement guarantor.

(xii) If the Permitted Assumption is accomplished by deed or conveyance of the Property rather than by assignment of all of a Restricted Party’s interests in Borrower, Borrower shall deliver, at its sole cost and expense, an endorsement to the Title Insurance Policy, as modified by the assumption agreement, as a valid first lien on the Property and naming the Qualified Transferee as owner of the Property, which endorsement shall insure that, as of the date of the recording of the assumption agreement, the Property shall not be subject to any additional exceptions or liens other than those contained in the Title Policy issued on the date hereof and the Permitted Encumbrances;

(xiii) The Property shall be managed by Qualified Manager pursuant to a Replacement Management Agreement;

(xiv) Borrower or Qualified Transferee, at its sole cost and expense, shall deliver to Lender an Additional Insolvency Opinion reflecting such Transfer satisfactory in form and substance to Lender; and

(xv) Borrower shall have obtained, or caused Mezzanine Borrower to obtain the most junior Mezzanine Lender’s prior written consent to such Permitted Assumption, which consent shall not be unreasonably withheld, conditioned or delayed.

Immediately upon a Transfer to such Qualified Transferee and the satisfaction of all of the above requirements, the named Borrower and Guarantor herein shall be released from all liability under this Agreement, the Note, the Mortgage and the other Loan Documents for acts or omissions occurring after such Transfer. The foregoing release shall be effective upon the date of such Transfer, but Lender agrees to provide written evidence thereof reasonably requested by Borrower.

(f) Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon Borrower’s Transfer without Lender’s consent. This provision shall apply to every Transfer regardless of whether voluntary or not, or whether or not Lender has consented to any previous Transfer.

(g) Notwithstanding anything to the contrary contained herein or in any other Loan Document, to the extent either BREP Guarantor or Strategic (but not both) Transfers one hundred percent (100%) of its interests in Borrower and each Restricted Party in accordance with this Section 5.2.10 to (I) a third party unaffiliated with the remaining Guarantor or (II) the remaining Guarantor (such that either BREP Guarantor or Strategic is the sole owner of 100% of the interests in Borrower and each Restricted Party), then, in each case, the Guarantor Transferring its interests shall be released from the Guaranty for all liability accruing after the date of such Transfer.

5.2.11 Operating Lease.

(a) Except as provided in Section 5.1.22 of this Agreement, Borrower shall not, nor shall it permit Operating Lessee to, as applicable (i) breach beyond applicable notice and cure period, any material covenants, agreements and obligations required to be performed and observed by Operating Lessee under the Operating Lease, (ii) enter into an assignment or sublease of Operating Lessee’s interest in the Operating Lease without Lender’s prior written consent, not to be unreasonably withheld, conditioned or delayed, (iii) amend or terminate or surrender the Operating Lease if such amendment or termination would be reasonably expected to have a material adverse effect on the Property or the Loan, provided, however, that for so long as the parties to the Operating Lease subordinate their respective interests therein to the Lien of the Mortgage, Borrower shall be permitted to amend the Operating Lease to (a) extend the term of the Operating Lease, (b) increase the rent payable thereunder or (c) reduce the rent payable thereunder, provided that following such reduction, the base rent per annum payable under the Operating Lease shall not be less than ninety percent (90%) of the base rent, per annum, payable under the Operating Lease as of the Closing Date.

(b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not, nor shall it permit Operating Lessee to, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Operating Lease without the prior written consent of Lender, which consent may be granted, conditioned or withheld in Lender’s sole discretion.

(c) Notwithstanding anything contained to the contrary in subsection (a)(iii) to the contrary, Borrower shall be entitled to terminate or modify any Operating Lease upon satisfaction of the following conditions: (i) in connection with a termination, Operating Lessee shall transfer to Borrower any property, licenses, contracts, the Management Agreement and Equipment pertaining to Operating Lessee’s business conducted at the Property, and Borrower shall provide evidence reasonably satisfactory to Lender (which shall include, but not be limited to an Officer’s Certificate) indicating that such transfer shall have been in accordance with any applicable Legal Requirements, and contractual provisions of the Management Agreement and/or contracts and where the consent to such transfer shall be required by any third parties, Borrower shall obtain such consents and provide copies of the same to Lender; (ii) Borrower shall, at its own expense, execute such documents as Lender may reasonably require to spread the Lien of the Mortgage to cover such assets or separately encumber such assets through another appropriate security instrument, and Borrower further agrees to pay Lender’s costs and expenses (including, without limitation, reasonable counsel fees) in connection with preparing and reviewing the aforesaid amendment documents; (iii) in connection with a termination, Borrower shall provide evidence reasonably satisfactory to Lender that the transfer described in clause (i) above shall not constitute a fraudulent conveyance under any applicable Legal Requirements, (iv) in connection with a termination, Borrower shall deliver, at its sole expense, executed amendments to any Loan Document to which Operating Lessee was a party reflecting the termination of the Operating Lease and Borrower further agrees to pay Lender’s reasonable costs and expenses actually incurred (including, without limitation, reasonable counsel fees) in connection with preparing and reviewing the aforesaid amendment documents; and (vi) Borrower shall deliver reasonably satisfactory evidence to Lender indicating that any such termination of the Operating Lease shall not be likely to cause a material adverse effect on Borrower’s or Operating Lessee’s financial condition, the value of the Property, the Loan or Net Operating Income, as determined by Lender.

5.2.12 North Beach Property Documents.

Neither Borrower nor Operating Lessee shall, without Lender’s prior written consent (which consent may not be unreasonably withheld, conditioned or delayed), vote to amend, modify, supplement or terminate, or consent to (1) the termination of any of the North Beach Property Documents or (2) the amendment, modification or supplementation of any of the North Beach Property Documents in any material respect which would materially and adversely affect the Borrower, the Property or Lender’s rights under the North Beach Property Documents. Without the prior written consent of the Lender (which consent may not be unreasonably withheld, delayed or conditioned), neither Borrower nor Operating Lessee shall vote to approve any of the following matters in connection with the North Beach Property (unless expressly required under the North Beach Property Documents): (i) any material change in the nature and amount of any insurance covering all or a part of the North Beach Property and the disposition of any proceeds thereof, but only to the extent any of the foregoing violates the Loan Documents; (ii) the manner in which any condemnation or threat of condemnation of all or a part of the Property or the North Beach Property shall be defended or settled and the disposition of any award or settlement in connection therewith, but only to the extent the foregoing violates the Loan Documents; (iii) any amendment to the North Beach Property Documents which by its terms requires the consent of Lender and any removal of any portion of the North Beach Property from the provisions of the laws governing the North Beach Property Documents or subjects any portion of the Property thereto; (iv) the creation of, or any change in, any private restrictive covenant, zoning ordinance, or other public or private restrictions, now or hereafter limiting or defining the uses which may be made of the North Beach Property or any part thereof or (v) any relocation of the boundaries of the North Beach Property.

ARTICLE VI– INSURANCE; CASUALTY; CONDEMNATION;

Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:

(i) comprehensive all risk “special form” insurance including, but not limited to, loss caused by any type of windstorm or hail on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition Costs and Increased Cost of Construction Endorsements, (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements and Personal Property waiving all co-insurance provisions or to be written on a no co-insurance form; (C) providing for no deductible in excess of $500,000.00 for all such insurance coverage; provided however with respect to earthquake coverage, providing for a deductible not to exceed 5% of the total insurable value of the Property; and (D) if any of the Improvements or the use of the Property shall at any time constitute legal non-conforming structures or uses, coverage for loss to the undamaged portion in an amount equal to the full Replacement Cost for the undamaged portion, and for coverage for demolition costs and coverage for increased costs of construction provide a combined minimum limit of $25,000,000. In addition, Borrower shall obtain: (y) if any portion of the Improvements is currently or at any time in the future located in a federally designated “special flood hazard area”, flood hazard insurance in an amount equal to the lesser of (1) the outstanding principal balance of the Note or (2) the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended or such greater amount as Lender shall require, and (z) earthquake insurance in an amount equal to a seismic risk analysis for a 475-year event Probable Maximum Loss (PML) or Scenario Expected Limit (SEL) (such analysis to be approved by Lender and secured by the applicable Borrower utilizing a third-party engineering firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Borrower); provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this subsection (i);

(ii) business income or rental loss insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in subsection (i) above; (C) in an amount equal to one hundred percent (100%) of the projected gross revenues from the operation of the Property (as reduced to reflect expenses not incurred during a period of Restoration) for a period of at least eighteen (18) months or in an amount sufficient to cover the entire period of restoration; and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such business income or rental loss insurance shall be determined prior to the date hereof and at least once each year thereafter based on Borrower’s reasonable estimate of the gross revenues from the Property (as reduced to reflect expenses not incurred during a period of Restoration) for the succeeding twelve (12) month period. Notwithstanding the provisions of Section 2.6.1 hereof, all proceeds payable to Lender pursuant to this subsection shall be held by Lender and shall be applied to the obligations secured by the Loan Documents from time to time due and payable hereunder and under the Note; provided, however, that nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured by the Loan Documents on the respective dates of payment provided for in this Agreement and the other Loan Documents except to the extent such amounts are actually paid out of the proceeds of such business income insurance;

(iii) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements, and only if the Property coverage form does not otherwise apply, (A) owner’s contingent or protective liability insurance, (or an equivalent), covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy and (B) the insurance provided for in subsection (i) above written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to subsection (i) above, (3) including permission to occupy the Property and (4) with an agreed amount endorsement waiving co-insurance provisions;

(iv) comprehensive boiler and machinery insurance, if steam boilers or other pressure-fixed vessels are in operation, in amounts as shall be reasonably required by Lender on terms consistent with the commercial property insurance policy required under subsection (i) above;

(v) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than $2,000,000.00 in the aggregate and $1,000,000.00 per occurrence; (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts and (5) contractual liability covering the indemnities contained in Article 9 of the Mortgage to the extent the same is available;

(vi) if applicable, automobile liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $1,000,000.00;

(vii) if applicable, worker’s compensation and employee’s liability subject to the worker’s compensation laws of the applicable state;

(viii) umbrella and excess liability insurance in an amount not less than $100,000,000.00 per occurrence and in the aggregate on terms consistent with the commercial general liability insurance policy required under subsection (v) above, including, but not limited to, supplemental coverage for employer liability and automobile liability, which umbrella liability coverage shall apply in excess of the automobile liability coverage in clause (vi) above;

(ix) the insurance required under this Section 6.1(a)(i), (ii), (v) and (viii) above shall cover perils of terrorism and acts of terrorism and Borrower shall maintain insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Section 6.1(a) above at all times during the term of the Loan. If the Terrorism Risk Insurance Program Reauthorization Act of 2007 (“TRIPRA”) or a similar or subsequent statute is not in effect, then provided that terrorism insurance is commercially available, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence, but in such event Borrower shall not be required to spend on terrorism insurance coverage more than two times the amount of the insurance premium that is payable at such time in respect of the property and business interruption/rental loss insurance required hereunder on a stand alone basis (without giving effect to the cost of terrorism and earthquake components of such casualty and business interruption/rental loss insurance), and if the cost of terrorism insurance exceeds such amount, Borrower shall purchase the maximum amount of terrorism insurance available with funds equal to such amount; and

(x) upon sixty (60) days written notice, such other reasonable insurance, including, but not limited to, sinkhole or land subsidence insurance, and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Property located in or around the region in which the Property is located.

(b) All insurance provided for in Section 6.1(a) hereof, shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the approval of Lender as to insurance companies, amounts, deductibles, loss payees and insureds. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a rating of “A” or better by S&P provided, however, that if Borrower elects to have its insurance coverage provided by a syndicate of insurers, then, if such syndicate consists of five (5) or more members, (A) at least sixty percent (60%) of the insurance coverage (or seventy-five percent (75%) if such syndicate consists of four (4) or fewer members) and one hundred (100%) of the first layer of such insurance coverage shall be provided by insurance companies having a claims paying ability rating of “A” or better by S&P and (B) the remaining forty percent (40%) of the insurance coverage (or the remaining twenty-five percent (25%) if such syndicate consists of four (4) or fewer members) shall be provided by insurance companies having a claims paying ability rating of “BBB+” or better by S&P. The Policies described in Section 6.1 hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than ten (10) days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies accompanied by evidence satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.

(c) Any blanket insurance Policy shall specifically allocate to the Property the amount of coverage from time to time required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof.

(d) All Policies provided for or contemplated by Section 6.1(a) hereof shall name Borrower as the insured and, in the case of liability policies, except for the Policy referenced in Section 6.1(a)(vii) of this Agreement, shall name Lender as the additional insured, as its interests may appear, and in the case of property damage, including but not limited to terrorism, boiler and machinery, flood and earthquake insurance, shall contain a standard non-contributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender and guaranteeing thirty (30) days’ notice of cancellation to the Lender, except ten (10) days’ notice for non-payment of premium.

(e) All Policies shall contain clauses or endorsements to the effect that:

(i) no act or negligence of Borrower, or anyone acting for Borrower, or of any Tenant or other occupant, or foreclosure or similar action, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned, as set forth in the non-contributory mortgagee clause required herein;

(ii) the Policy shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days written notice to Lender and any other party named therein as an additional insured, except ten (10) days’ notice for non-payment of premium or, if issuer will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice;

(iii) the issuers thereof shall give ten (10) days’ written notice to Lender if the issuers of such Policy elect not to renew the Policy prior to its expiration or, if issuer will not or cannot provide the notices required herein, Borrower shall be obligated to provide such notice; and

(iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

(f) If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, without notice to Borrower, to take such action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate after three (3) Business Days’ notice to Borrower if prior to the date upon which any such coverage will lapse or at any time Lender deems necessary (regardless of prior notice to Borrower) to avoid the lapse of any such coverage. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate.

Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt written notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the Restoration of the Property pursuant to this Section 6.4 hereof as nearly as possible to the condition the Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender and otherwise in accordance with Section 6.4 hereof. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower. In addition, Lender may participate in any settlement discussions with any insurance companies with respect to any Casualty in which the Net Proceeds or the costs of completing the Restoration are equal to or greater than the Casualty/Condemnation Threshold Amount and Borrower shall deliver to Lender all instruments required by Lender to permit such participation.

Section 6.3 Condemnation. (a) Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any portion of the Property is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of the Property pursuant to Section 6.4 hereof and otherwise comply with the provisions of Section 6.4 hereof. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

(b) Notwithstanding anything to the contrary contained herein or in any other Loan Document, if the Loan or any portion thereof is included in a REMIC Trust and, immediately following a release of any portion of the Lien of the Mortgage in connection with a Condemnation of a Property (but taking into account any proposed Restoration on the remaining portion the Property) (based solely on real property and excluding any personal property or going concern value), the Loan-to-Value Ratio is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust), the principal balance of the Loan must prepaid down by an amount not less than the least of the following amounts: (i) the Condemnation Proceeds, (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the Loan-to-Value Ratio (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. Any such prepayment shall be deemed a voluntary prepayment and shall be subject to Section 2.4.1 hereof (other than the requirements to prepay the Debt in full and provide thirty (30) days’ notice to Lender).

Section 6.4 Restoration. The following provisions shall apply in connection with the Restoration of the Property:

(a) If the Net Proceeds shall be less than the Casualty/Condemnation Threshold Amount and the costs of completing the Restoration shall be less than Casualty/Condemnation Threshold Amount, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 6.4(b)(i) hereof are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b) If the Net Proceeds are equal to or greater than Casualty/Condemnation Threshold Amount or the costs of completing the Restoration is equal to or greater than Casualty/Condemnation Threshold Amount Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 6.4. The term “Net Proceeds” for purposes of this Section 6.4 shall mean: (i) the net amount of all insurance proceeds received by Lender pursuant to Section 6.1(a)(i), (iv), (ix) and (x) as a result of such damage or destruction, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Insurance Proceeds”), or (ii) the net amount of the Award, after deduction of its reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same (“Condemnation Proceeds”), whichever the case may be.

(i) The Net Proceeds shall be made available to Borrower for Restoration provided that each of the following conditions are met:

(A) no Event of Default shall have occurred and be continuing;

(B) (1) in the event the Net Proceeds are Insurance Proceeds, less than thirty percent (30%) of the total floor area of the Improvements on the Property has been damaged, destroyed or rendered unusable as a result of such Casualty or (2) in the event the Net Proceeds are Condemnation Proceeds, less than thirty percent (30%) of the land constituting the Property is taken, and such land is located along the perimeter or periphery of the Property, and no portion of the Improvements is located on such land;

(C) Intentionally Omitted.

(D) Borrower shall commence the Restoration as soon as reasonably practicable (but in no event later than ninety (90) days after such Casualty or Condemnation, whichever the case may be, occurs) and shall diligently pursue the same to satisfactory completion; provided, that for purposes of this clause the filing of an application for a building permit for the Restoration shall be deemed to be commencement of the Restoration provided Borrower promptly commences work thereafter and diligently proceeds to the completion of such Restoration;

(E) Lender shall be satisfied that any operating deficits, including all scheduled payments of principal and interest under the Note, which will be incurred with respect to the Property as a result of the occurrence of any such Casualty or Condemnation, whichever the case may be, will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 6.1(a)(ii) hereof, if applicable, or (3) by other funds of Borrower;

(F) Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) one hundred twenty (120) days prior to the Maturity Date, (2) such time as may be required under all applicable Legal Requirements in order to repair and restore the Property to the condition it was in immediately prior to such Casualty or to as nearly as possible the condition it was in immediately prior to such Condemnation, as applicable, or (3) the expiration of the insurance coverage referred to in Section 6.1(a)(ii) hereof;

(G) the Property and the use thereof after the Restoration will be in compliance with and permitted under all applicable Legal Requirements (including as a legal non-conforming use);

(H) the Restoration shall be done and completed by Borrower in an expeditious and diligent fashion and in compliance with all applicable Legal Requirements;

(I) such Casualty or Condemnation, as applicable, does not result in the loss of access to the Property or the Improvements;

(J) the Debt Yield immediately prior to such Casualty or Condemnation was equal to or greater than 7.00%;

(K) Borrower shall deliver, or cause to be delivered, to Lender a signed detailed budget approved in writing by Borrower’s architect or engineer stating the entire cost of completing the Restoration, which budget shall be approved by Lender in the same manner as each Annual Budget is to be approved by Lender during the continuance of a Cash Trap Period; and

(L) the Net Proceeds together with any cash or cash equivalent deposited by Borrower with Lender are sufficient in Lender’s discretion to cover the cost of the Restoration.

(ii) The Net Proceeds shall be held by Lender in an interest-bearing Eligible Account and, until disbursed in accordance with the provisions of this Section 6.4(b), shall constitute additional security for the Debt and Other Obligations under the Loan Documents. The Net Proceeds shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the Restoration have been paid for in full, and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the Property which have not either been fully bonded to the satisfaction of Lender and discharged of record or in the alternative fully insured to the satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii) All plans and specifications required in connection with the Restoration shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”). Lender shall have the use of the plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration. The identity of the contractors, subcontractors and materialmen engaged in the Restoration, as well as the contracts under which they have been engaged, shall be subject to prior review reasonable acceptance by Lender and the Casualty Consultant. All reasonable costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fourteen (14) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fourteen (14) day period, such failure shall be deemed to be the consent and approval of Lender if (A) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL

REQUEST WITHIN FOURTEEN (14) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (B) Lender does not approve or reject (with a reasonable explanation) the applicable request within fourteen (14) days from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered to Borrower.

(iv) In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Casualty Retainage. The term “Casualty Retainage” shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until the Restoration has been completed. The Casualty Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 6.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Casualty Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b) and that all approvals necessary for the re-occupancy and use of the Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Casualty Retainage; provided, however, that Lender will release the portion of the Casualty Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company issuing the Title Insurance Policy, and Lender receives an endorsement to the Title Insurance Policy insuring the continued priority of the lien of the Mortgage and evidence of payment of any premium payable for such endorsement. If required by Lender, the release of any such portion of the Casualty Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v) Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi) If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall (A) deposit the deficiency (the “Net Proceeds Deficiency”) with Lender or (B) deliver a Letter of

Credit reasonably satisfactory to Lender in an amount equal to the Net Proceeds Deficiency before any further disbursement of the Net Proceeds shall be made. The Net Proceeds Deficiency deposited with Lender shall be held by Lender and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 6.4(b) shall constitute additional security for the Debt and Other Obligations under the Loan Documents.

(vii) The excess, if any, of the Net Proceeds (and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender) after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 6.4(b), and the receipt by Lender of evidence satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be remitted by Lender (i) to the Mezzanine A Lender to be disbursed in accordance with the Mezzanine A Loan Documents, (ii) if the Mezzanine A Loan has been satisfied in full, to the Mezzanine B Lender to be applied in accordance with the Mezzanine B Loan Documents, (iii) if the Mezzanine B Loan has been satisfied in full, to Borrower, provided no Event of Default shall have occurred and shall be continuing under the Note, this Agreement or any of the other Loan Documents.

(c) Lender shall, with reasonable promptness following any Casualty or Condemnation, notify Borrower whether or not Net Proceeds are required to be made available to Borrower for a Restoration pursuant to Section 6.4 (or, if the same are not required to be made available to Borrower for Restoration pursuant to this Section 6.4, whether Lender will nevertheless make the same available, which election Lender may make in its sole and absolute discretion). All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 6.4(b)(vii) hereof may be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.4.2 hereof, whether or not then due and payable in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its discretion.

(d) In the event of foreclosure of the Mortgage, or other transfer of title to the Property in extinguishment in whole or in part of the Debt all right, title and interest of Borrower in and to the Policies that are not blanket Policies then in force concerning the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or Lender or other transferee in the event of such other transfer of title.

ARTICLE VII – RESERVE FUNDS

Section 7.1 Required Repairs.

7.1.1 Deposits. Borrower shall perform the repairs at the Property, as more particularly set forth on Schedule II hereto (such repairs hereinafter referred to as “Required Repairs”). Borrower shall complete the Required Repairs on or before (a) if such repairs involve issues relating to relating to the protection of the health and safety of any tenant, patron or other occupant of the Property, as soon as commercially practicable not to exceed ninety (90) days from the date hereof or (b) if such repairs do not involve issues relating to relating to the protection of human health and safety, then within one (1) year of the date hereof (collectively, the “Required Repairs Deadline”). It shall be an Event of Default under this Agreement if (a) Borrower does not complete the Required Repairs at the Property on or before the Required Repairs Deadline, or (b) Borrower does not satisfy each condition contained in Section 7.1.2 hereof; provided, however, if Borrower shall have been unable to complete a Required Repair by the Required Repair Deadline, after using commercially reasonable efforts to do so and provided that the failure to complete such Required Repair does not endanger any tenant, patron or other occupant of the Property or the general public and does not materially and adversely affect the value of the Property, the Required Repair Deadline shall be automatically extended solely as to such Required Repair to permit Borrower to complete such Required Repair so long as Borrower is at all times thereafter diligently and expeditiously proceeding to complete the same (provided that such additional period shall not exceed ninety (90) days in respect of any Required Repair). Upon the occurrence of such an Event of Default, Lender, at its option, may withdraw all Required Repair Funds from the Required Repair Account and Lender may apply such funds either to completion of the Required Repairs at the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply Required Repair Funds shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents. On the Closing Date, Borrower shall deposit with Lender an amount equal to One Hundred Thirty-One Thousand Two Hundred Fifty and No/100 Dollars ($131,250.00) to perform the Required Repairs for the Property. Amounts so deposited with Lender shall be held by Lender in accordance with Section 7.7 hereof. Amounts so deposited shall hereinafter be referred to as Borrower’s “Required Repair Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Required Repair Account”.

7.1.2 Release of Required Repair Funds. Lender shall disburse to Borrower the Required Repair Funds from the Required Repair Account from time to time upon satisfaction by Borrower of each of the following conditions: (a) Borrower shall submit a written request for payment to Lender at least ten (10) days prior to the date on which Borrower requests such payment be made and specifies the Required Repairs to be paid, (b) on the date such payment is to be made, no Event of Default shall exist and remain uncured and (c) Lender shall have received an Officer’s Certificate (i) stating that all Required Repairs to be funded by the requested disbursement have been performed in good and workmanlike manner and in accordance with all applicable federal, state and local laws, rules and regulations, such certificate to be accompanied by a copy of any license, permit or other approval by any Governmental Authority required to commence and/or complete the Required Repairs, (ii) identifying each Person that supplied materials or labor in connection with the Required Repairs to be funded by the requested disbursement, and (iii) stating that each such Person has been paid or will be paid the amounts then due and payable to such Person in connection with the Required Repairs with the proceeds of such disbursement, such Officer’s Certificate to be accompanied by lien waivers or other evidence of payment satisfactory to Lender. Lender shall not be required to make disbursements from the Required Repair Account with respect to the Property unless such requested disbursement is in an amount greater than Twenty-Five Thousand and No/100 Dollars ($25,000.00) (or a lesser amount if the total amount in the Required Repair Account is less than $25,000.00), in which case only one disbursement of the amount remaining in the account shall be made) and such disbursement shall be made only upon satisfaction of each condition contained in this Section 7.1.2.

Section 7.2 Tax and Insurance Escrow Fund.

(a) To the extent Taxes, Other Charges and/or Insurance Premiums are not reserved for in a Manager Account maintained by Manager pursuant to the Management Agreement or previously paid for by Manager pursuant to the Management Agreement (provided, that to the extent so reserved or paid, Borrower delivers to Lender the invoices and other evidence of payment required under Section 5.1.2 and Section 6.1 hereof in which case the required deposit will be reduced on a dollar-for-dollar basis by such amount) . Borrower shall pay to Lender (i) on the Closing Date an initial deposit and (ii) on each Payment Date thereafter (A) one-twelfth (1/12) of the Taxes, Other Charges and all amounts due pursuant to the Approved Master Plan and/or the North Beach Property Documents, that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate with Lender sufficient funds to pay all such Taxes, all amounts due pursuant to the Approved Master Plan and/or the North Beach Property Documents, and Other Charges at least thirty (30) days prior to their respective due dates, and (B) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (said amounts in (i) and (ii) above hereinafter called the “Tax and Insurance Escrow Fund”). Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. Provided that sufficient amounts are on deposit in the Tax and Insurance Escrow Fund, Lender shall upon Borrower’s written request, reimburse Borrower from amounts on deposit in the Tax and Insurance Escrow Fund for all real property Taxes and Other Charges actually paid by Borrower. As a precondition to any such reimbursement, Borrower shall submit to Lender an Officer’s Certificate setting forth the amount of tax payments made and jurisdictions in which such payments were made and upon the written request of Lender receipts for payment or other evidence reasonably satisfactory to Lender that such real, property Taxes and Other Charges have been paid. If the amount of the Tax and Insurance Escrow Fund shall exceed the amounts due for Taxes, Other Charges and Insurance Premiums pursuant to Section 5.1.2 hereof, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax and Insurance Escrow Fund. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay Taxes, Other Charges and Insurance Premiums by the dates set forth in (I) and (II) above, Lender shall provide written notice to Borrower of such determination and Borrower shall, commencing with the first Payment Date following Borrower’s receipt of such written notice, increase its monthly payments to Lender by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to the due date of the Taxes and Other Charges and/or thirty (30) days prior to expiration of the Policies, as the case may be. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower.

(b) Notwithstanding anything herein to the contrary, provided that no Event of Default has occurred and is continuing, to the extent that any of the insurance required to be maintained by Borrower or Operating Lessee under this Agreement and/or any other Loan Document is effected under a blanket policy reasonably acceptable to Lender insuring substantially all of the real property owned, directly or indirectly, by Guarantor, Borrower shall not be required to make deposits pursuant to the foregoing with respect to Insurance Premiums.

Section 7.3 Replacements and Replacement Reserve.

7.3.1 Replacement Reserve Fund. Borrower shall pay to Lender (a) on the Closing Date an initial deposit and (b) on each Payment Date thereafter an amount equal to the Replacement Reserve Monthly Deposit to fund the cost of Replacements; provided, however, that Replacements shall not include expense items that otherwise would be expensed in the operating statements of the Property pursuant to the Uniform System of Accounts, and provided further, that for so long as Borrower is or is causing Operating Lessee to maintain the Property in accordance with the Management Agreement, the Replacement Reserve Monthly Deposit shall be reduced on a dollar-for-dollar basis by any amounts deposited into the Manager FF&E Reserve Account for Replacements or PIP for the applicable calendar month as set forth in the Annual Budget and required pursuant to the Management Agreement, to the extent that Lender shall have received evidence reasonably satisfactory to Lender that such deposit has been made. Amounts so deposited shall hereinafter be referred to as Borrower’s “Replacement Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Replacement Reserve Account”. Lender may reassess its estimate of the amount necessary for the Replacement Reserve Fund from time to time, and may increase the monthly amounts required to be deposited into the Replacement Reserve Fund upon thirty (30) days’ notice to Borrower if Lender determines in its reasonable discretion that an increase is necessary to maintain the proper maintenance and operation of the Property.

7.3.2 Disbursements from Replacement Reserve Account. (a) Lender shall make disbursements from the Replacement Reserve Account to pay Borrower only for the costs of the Replacements. Lender shall not be obligated to make disbursements from the Replacement Reserve Account to reimburse Borrower for the costs which are to be reimbursed from the Required Repair Fund.

(b) Lender shall, upon five (5) Business Days of written request from Borrower and satisfaction of the requirements set forth in this Section 7.3.2, disburse to Borrower amounts from the Replacement Reserve Account necessary to pay for the actual costs of Replacements or to reimburse Borrower therefor, upon completion of such Replacements (or, upon partial completion in the case of Replacements made pursuant to Section 7.3.2(e) hereof). In no event shall Lender be obligated to disburse funds from the Replacement Reserve Account if an Event of Default exists.

(c) Each request for disbursement from the Replacement Reserve Account shall be in a form specified or approved by Lender and shall specify (i) the specific Replacements for which the disbursement is requested, (ii) the description and vendor/payee of each item purchased, if the Replacement includes the purchase or replacement of specific items, (iii) the price of all materials (grouped by type or category) used in any Replacement other than the purchase or replacement of specific items, and (iv) the cost of all contracted labor or other services applicable to each Replacement for which such request for disbursement is made (or portion thereof in the case of periodic payments). With each request Borrower shall certify that all Replacements have been made in accordance with all applicable Legal Requirements of any Governmental Authority having jurisdiction over the Property to which the Replacements are being provided. If the total costs of all Replacements with respect to the Property in any request is greater than or equal to Five Hundred Thousand and No/100 Dollars ($500,000.00), and if requested by Lender, such request for disbursement shall include copies of invoices in excess of One Hundred Fifty Thousand and No/100 Dollars ($150,000.00) (or portion thereof in the case of periodic payments). In lieu of the foregoing, each request for disbursement from the Replacement Reserve Account totaling greater than Two Hundred Fifty Thousand Dollars and No/100 Dollars ($250,000.00) may be accompanied by an Officer’s Certificate with respect thereto. Except as provided in Section 7.3.2(e) below, or as may be approved by Lender, each request for disbursement from the Replacement Reserve Account shall be made only after completion of the Replacement for which disbursement is requested. Borrower shall provide Lender evidence of completion of the subject Replacement or portion thereof reasonably satisfactory to Lender in its reasonable judgment.

(d) Borrower shall pay all invoices in connection with the Replacements with respect to which a disbursement is requested prior to submitting such request for disbursement from the Replacement Reserve Account or, at the request of Borrower, Lender will issue joint checks, payable to Borrower and the contractor, supplier, materialman, mechanic, subcontractor or other party to whom payment is due in connection with a Replacement. In the case of payments made by joint check, Lender may require a waiver of lien from each Person receiving payment prior to Lender’s disbursement from the Replacement Reserve Account. In addition, as a condition to any disbursement, Lender may require Borrower to obtain lien waivers from each contractor, supplier, materialman, mechanic or subcontractor who receives payment in an amount equal to or greater than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) for completion of its work or delivery of its materials. Any lien waiver delivered hereunder shall conform to the requirements of applicable law and shall cover all work performed and materials supplied (including equipment and fixtures) for the Property by that contractor, supplier, subcontractor, mechanic or materialman through the date covered by the current reimbursement request (or, in the event that payment to such contractor, supplier, subcontractor, mechanic or materialmen is to be made by a joint check, the release of lien shall be effective through the date covered by the previous release of funds request).

(e) If (i) the cost of a Replacement exceeds Twenty-Five Thousand and No/100 Dollars ($25,000.00) and (ii) Lender has approved in writing in advance such periodic payments (such approval not to be unreasonably withheld conditioned or delayed), a request for reimbursement from the Replacement Reserve Account may be made after completion of a portion of the work under such contract, provided (A) such contract requires payment upon completion of such portion of the work, (B) the materials for which the request is made are on site at the Property and are properly secured or have been installed in the Property, (C) all other conditions in this Agreement for disbursement have been satisfied and (D) funds remaining in the Replacement Reserve Account are, in Lender’s judgment, sufficient to complete such Replacement and other Replacements when required.

(f) Borrower shall not make a request for disbursement from the Replacement Reserve Account more frequently than two (2) times in any calendar month and (except in connection with the final disbursement) the total cost of all Replacements in any request shall not be less than Twenty-Five Thousand and No/100 Dollars ($25,000.00).

7.3.3 Performance of Replacements. (a) Borrower shall make Replacements when required in order to keep the Property in good condition and repair and to keep the Property or any portion thereof from deteriorating. Borrower shall complete all Replacements in a good and workmanlike manner as soon as practicable following the commencement of making each such Replacement.

(b) Lender reserves the right, at its option, to approve all contracts or work orders for amounts in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) (such approval not to be unreasonably withheld, delayed or conditioned) with materialmen, mechanics, suppliers, subcontractors, contractors or other parties providing labor or materials in connection with the Replacements. Upon Lender’s request, Borrower shall assign any contract or subcontract to Lender.

(c) During the continuance of an Event of Default, in the event Lender determines in its reasonable discretion that any Replacement is not being performed in a workmanlike or timely manner or that any Replacement has not been completed in a workmanlike or timely manner, upon three (3) Business Days written notice to Borrower, Lender shall have the option to withhold disbursement for such unsatisfactory Replacement and to proceed under existing contracts or to contract with third parties to complete such Replacement and to apply the Replacement Reserve Fund toward the labor and materials necessary to complete such Replacement, without providing any prior notice to Borrower and to exercise any and all other remedies available to Lender upon an Event of Default hereunder.

(d) During the continuance of an Event of Default, in order to facilitate Lender’s completion or making of such Replacements pursuant to Section 7.3.3(c) above, Borrower grants Lender the right to enter onto the Property and perform any and all work and labor necessary to complete or make such Replacements and/or employ watchmen to protect the Property from damage (subject to the rights of Tenants). All sums so expended by Lender, to the extent not from the Replacement Reserve Fund, shall be deemed to have been advanced under the Loan to Borrower and secured by the Mortgage. For this purpose Borrower constitutes and appoints Lender its true and lawful attorney-in-fact with full power of substitution to complete or undertake such Replacements in the name of Borrower. Such power of attorney shall be deemed to be a power coupled with an interest and cannot be revoked. Borrower empowers said attorney-in-fact as follows: (i) to use any funds in the Replacement Reserve Account for the purpose of making or completing such Replacements; (ii) to make such additions, changes and corrections to such Replacements as shall be necessary or desirable to complete such Replacements; (iii) to employ such contractors, subcontractors, agents, architects and inspectors as shall be required for such purposes; (iv) to pay, settle or compromise all existing bills and claims which are or may become Liens against the Property, or as may be necessary or desirable for the completion of such Replacements, or for clearance of title; (v) to execute all applications and certificates in the name of Borrower which may be reasonably required by any of the contract documents; (vi) to prosecute and defend all actions or proceedings in connection with the Property or the rehabilitation and repair of the Property; and (vii) to do any and every reasonable act which Borrower might do in its own behalf to fulfill the terms of this Agreement.

(e) Nothing in this Section 7.3.3 shall: (i) make Lender responsible for making or completing any Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Fund to make or complete any Replacement; (iii) obligate Lender to proceed with any Replacements; or (iv) obligate Lender to demand from Borrower additional sums to make or complete any Replacement.

(f) If reasonably determined to be necessary, Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties making Replacements pursuant to this Section 7.3.3 to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) to inspect the progress of any Replacements and all materials being used in connection therewith, to examine all plans and shop drawings relating to such Replacements which are or may be kept at the Property, and to complete any Replacements made pursuant to this Section 7.3.3. Borrower shall cause all contractors and subcontractors to cooperate with Lender or Lender’s representatives or such other persons described above in connection with inspections described in this Section 7.3.3(f) or the completion of Replacements pursuant to this Section 7.3.3.

(g) In connection with any single Replacement in excess of One Million and No/100 Dollars ($1,000,000.00), Lender may require an inspection of the Property at Borrower’s expense prior to making a monthly disbursement from the Replacement Reserve Account in order to verify completion of the Replacements for which reimbursement is sought (or portion thereof in the case of periodic payments). Lender may require that such inspection be conducted by an appropriate independent qualified professional selected by Lender and reasonably approved by Borrower and/or may require a copy of a certificate of completion by an independent qualified professional reasonabl acceptable to Lender prior to the disbursement of any amounts from the Replacement Reserve Account. Borrower shall pay the actual out-of-pocket expense of the inspection as required hereunder, whether such inspection is conducted by Lender or by an independent qualified professional.

(h) The Replacements and all materials, equipment, fixtures, or any other item comprising a part of any Replacement shall be constructed, installed or completed, as applicable, free and clear of all mechanic’s, materialmen’s or other liens (except for those Liens existing on the date of this Agreement which have been approved in writing by Lender).

(i) All Replacements shall comply in all material respects with all applicable Legal Requirements of all Governmental Authorities having jurisdiction over the Property and applicable insurance requirements including, without limitation, applicable building codes, special use permits, environmental regulations, and requirements of insurance underwriters.

(j) In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under applicable law in connection with a particular Replacement. All such policies shall be in form and amount reasonably satisfactory to Lender. All such policies which can be endorsed with standard mortgagee clauses making loss payable to Lender or its assigns shall be so endorsed. Certified copies of such policies shall be delivered to Lender.

7.3.4 Failure to Make Replacements. (a) It shall be an Event of Default under this Agreement if Borrower fails to comply with any provision of this Section 7.3 and such failure is not cured within thirty (30) days after Borrower’s receipt of written notice from Lender. Upon the occurrence and during the continuance of such an Event of Default, Lender may use the Replacement Reserve Fund (or any portion thereof) for any purpose, including but not limited to completion of the Replacements as provided in Section 7.3.3, or for any other repair or replacement to the Property or toward payment of the Debt in such order, proportion and priority as Lender may determine in its sole discretion. Lender’s right to withdraw and apply the Replacement Reserve Fund shall be in addition to all other rights and remedies provided to Lender under this Agreement and the other Loan Documents.

(b) Nothing in this Agreement shall obligate Lender to apply all or any portion of the Replacement Reserve Fund on account of an Event of Default to payment of the Debt or in any specific order or priority.

7.3.5 Balance in the Replacement Reserve Account. The insufficiency of any balance in the Replacement Reserve Account shall not relieve Borrower from its obligation to fulfill all preservation and maintenance covenants in the Loan Documents. Any amount remaining in the Replacement Reserve Account after the Debt has been paid in full shall be returned to Borrower.

Section 7.4 Hotel Taxes and Custodial Funds Reserve.

7.4.1 Deposits to Hotel Taxes and Custodial Funds Reserve. To the extent Hotel Taxes and Custodial Funds are not reserved for in a Manager Account maintained by Manager pursuant to the Management Agreement or previously paid for by Manager pursuant to the Management Agreement (provided, that to the extent so reserved or paid, Borrower delivers to Lender invoices or other evidence that a deposit into such Manager Account for Hotel Taxes and Custodial Funds has been made, in which case the required deposit will be reduced on a dollar-for-dollar basis by such amount) Borrower shall, on each Payment Date, pay to Lender (a) the estimated Hotel Taxes and Custodial Funds (the “Monthly Hotel Taxes and Custodial Funds Deposit”) set forth in the Approved Annual Budget for the month in which such Payment Date occurs, which amounts shall be held in an account in the United States controlled by Lender (the “Hotel Taxes and Custodial Funds Reserve Account”) and disbursed pursuant to Section 7.4.2 below.

7.4.2 Disbursements from the Hotel Taxes Reserve Account. Lender shall make monthly disbursements from the applicable Hotel Taxes and Custodial Funds Reserve Account to pay Borrower (or Operating Lessee, if so directed by Borrower) for the Hotel Taxes and Custodial Funds, as applicable, due with respect to the Property. If at any time the amounts on deposit in the applicable Hotel Taxes and Custodial Funds Reserve Account for any calendar month are not sufficient to pay the Hotel Taxes and Custodial Funds due for any calendar month (a “Hotel Taxes Shortfall”), Borrower shall increase the Monthly Hotel Taxes and Custodial Funds Deposit due and payable on the next Payment Date by an amount equal to the Hotel Taxes Shortfall for the immediately preceding calendar month. If the amounts on deposit in the applicable Hotel Taxes Custodial Funds Reserve Account in any given calendar month exceed the amount set forth on the Hotel Taxes and Custodial Funds Certificate for such month, such excess amounts shall be re-deposited promptly into the Cash Management Account on the next Payment Date and applied in accordance with the Cash Management Agreement.

Section 7.5 Debt Yield Reserve.

7.5.1 Deposits to Debt Yield Reserve Funds. Upon the occurrence of a Cash Trap Event arising solely in connection with a Debt Yield Trigger Event, Excess Cash Flow shall be deposited with and held by Lender for disbursement in accordance with Section 7.5.2 below (the “Debt Yield Reserve Deposit”. Amounts so deposited shall be hereinafter referred to as the “Debt Yield Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Debt Yield Reserve Account”.

7.5.2 Withdrawal of Debt Yield Reserve Funds. Provided no Default or an Event of Default hereunder is continuing, Lender shall make disbursements from the Debt Yield Reserve Account to pay costs and expenses in connection with the ownership, management and/or operation of the Property to the extent such amounts are not otherwise paid pursuant to Section 2.6 hereof or the Cash Management Agreement or by Manager pursuant to the Management Agreement for the following items: (i) Operating Expenses (including Management Fees), (ii) emergency repairs and/or life-safety items (including applicable Capital Expenditures for such purpose), (iii) Capital Expenditures set forth in the Approved Annual Budget (subject to a five percent (5%) variation on each lien item for Capital Expenditures in the Approved Annual Budget), (iv) Hotel Taxes and Custodial Funds payable to a Governmental Authority, (v) the cost of FF&E, (vi) costs incurred to obtain an Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, (g) costs and fees associated with the Loan or any Mezzanine Loan, (vii) legal, audit and accounting costs associated with the Property or the Borrower; provided; that Excess Cash Flow shall not be used for legal fees incurred in connection with the enforcement of Borrower’s, any Mezzanine Borrower’s or any Affiliate of Borrower or any Mezzanine Borrower’s rights pursuant to the Loan Documents or the Mezzanine Loan Documents, as applicable, (viii) Debt Service (including debt service payable under the Mezzanine Loans) and (ix) expenses and shortfalls relating to Restoration.

Section 7.6 Excess Cash Flow Reserve Fund.

7.6.1 Deposits to Excess Cash Flow Reserve Fund. During a Cash Trap Event (other than a Cash Trap Event caused solely by a Debt Yield Trigger Event) Borrower shall deposit with Lender all Excess Cash Flow in the Cash Management Account, which shall be held by Lender as additional security for the Loan and amounts so held shall be hereinafter referred to as the “Excess Cash Flow Reserve Fund” and the account to which such amounts are held shall hereinafter be referred to as the “Excess Cash Flow Reserve Account”.

7.6.2 Release of Excess Cash Flow Reserve Funds. Upon the occurrence of a Cash Sweep Event Cure, all Excess Cash Flow Reserve Funds shall be deposited into the Cash Management Account to be disbursed in accordance with the Cash Management Agreement. Any Excess Cash Flow Reserve Funds remaining after the Debt has been paid in full or the Loan has been defeased shall be paid to Borrower.

Section 7.7 Reserve Funds, Generally. (a) Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt.

(b) Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the payment of the Debt in any order in its sole discretion.

(c) The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender. The Reserve Funds shall be held in an Eligible Account in Permitted Investments as directed by Lender or Lender’s Servicer. Unless expressly provided for in this Article VII, all interest on a Reserve Fund shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest earned on the Reserve Funds credited or paid to Borrower.

(d) Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.

(e) Lender and Servicer shall not be liable for any loss sustained on the investment of any funds constituting the Reserve Funds. Borrower shall indemnify Lender and Servicer and hold Lender and Servicer harmless from and against any and all actions, suits, claims, demands, liabilities, losses, damages, obligations and costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds or the performance of the obligations for which the Reserve Funds were established. Borrower shall assign to Lender all rights and claims Borrower may have against all persons or entities supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.

(f) The required monthly deposits into the Reserve Funds and the Monthly Debt Service Payment Amount, shall be added together and shall be paid as an aggregate sum by Borrower to Lender.

(g) Any amount remaining in the Reserve Funds after the Debt has been paid in full shall be returned (A) if any portion of the Mezzanine A Loan Debt is then outstanding, to Mezzanine A Lender, (B) if no portion of the Mezzanine A Loan Debt is then outstanding, but any portion of the Mezzanine B Loan Debt is then outstanding, to Mezzanine B Lender, (C) if neither a the Mezzanine A Loan Debt nor the Mezzanine B Loan Debt is then outstanding, to Borrower.

ARTICLE VIII – DEFAULTS

Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):

(i) if (A) any Monthly Debt Service Payment is not paid on or before the date it is due, (B) the Debt is not paid in full on the Maturity Date or (C) any other portion of the Debt not specified in the foregoing clause (A) or (B) is not paid on or prior to the date when same is due with such failure continuing for five (5) Business Days after Lender delivers notice thereof to Borrower;

(ii) if any of the Taxes or Other Charges are not paid when the same are due and payable, other than those Taxes or Other Charges being contested by Borrower in accordance with Section 5.1.2 hereof;

(iii) if the Policies are not kept in full force and effect, or if certified copies of the Policies are not delivered to Lender upon request when required pursuant to the applicable provisions of this Agreement;

(iv) if Borrower consummates a Transfer or otherwise encumbers any portion of the Property without Lender’s prior written consent in violation of Section 5.2.10 hereof or Article 6 of the Mortgage;

(v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by or on behalf of Borrower shall have been false or misleading in any material adverse respect as of the date the representation or warranty was made; provided, that if such untrue representation or warranty is susceptible of being cured, Borrower shall have the right to cure such representation or warranty within thirty (30) days of receipt of notice from Lender;

(vi) if Borrower or Operating Lessee shall make an assignment for the benefit of creditors;

(vii) if a receiver, liquidator or trustee shall be appointed for Borrower, Operating Lessee, Operating Lessee GP, or if Borrower, Operating Lessee or Operating Lessee GP shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower, Operating Lessee or Operating Lessee GP, or if any proceeding for the dissolution or liquidation of Borrower, Borrower, Operating Lessee or Operating Lessee GP shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower, Borrower, Operating Lessee or Operating Lessee GP upon the same not being discharged, stayed or dismissed within sixty (60) days;

(viii) if Borrower or Operating Lessee attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;

(ix) if a Guarantor Bankruptcy Event occurs with respect to both Strategic and BREP Guarantor (or, if one of the parties has been released from the Guaranty pursuant to Section 5.2.10 hereof, with respect to the remaining party), provided, however, it shall be at Lender’s option to determine whether any of the foregoing shall be an Event of Default;

(x) if Borrower, Operating Lessee, Operating Lessee GP or North Beach Company breaches any covenant contained in Section 4.1.30 hereof, provided however, that any such breach shall not constitute an Event of Default (A) if such breach is inadvertent and non-recurring, (B) if such breach is curable, if Borrower shall promptly cure such breach within thirty (30) days after such breach occurs, and (C) upon the written request of Lender, if Borrower promptly delivers to Lender an Additional Insolvency Opinion or a modification of the Insolvency Opinion, as applicable, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion and modification shall be acceptable to Lender in its sole discretion;

(xi) intentionally omitted;

(xii) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

(xiii) if any of the assumptions related to the Borrower, Operating Lessee, Operating Lessee GP or North Beach Company contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;

(xiv) if a material default by Borrower or Operating Lessee, as applicable, has occurred and continues beyond any applicable cure period under the Management Agreement (or any Replacement Management Agreement) and if such default permits the Manager thereunder to terminate or cancel the Management Agreement (or any Replacement Management Agreement) unless Borrower engages a Qualified Manager in accordance with the terms of Section 5.1.22 within ten (10) days’ notice of such default (subject to the applicable cure period);

(xv) intentionally omitted;

(xvi) if Borrower shall fail to obtain and/or maintain the Interest Rate Cap Agreement or Replacement Interest Rate Cap Agreement, as applicable, as required pursuant to Section 2.2.7 hereof;

(xvii) if Borrower or Operating Lessee shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement not specified in subsections (i) to (xvi) above, for ten (10) days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days; or

(xviii) if there shall be default under any of the other Loan Documents beyond any applicable cure periods contained in such documents, whether as to Borrower or the Property, or if any other such event shall occur or condition shall exist, if the effect of such default, event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.

(b) Upon the occurrence of an Event of Default (other than an Event of Default described in clauses (vi), (vii) or (viii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and any or all of the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi), (vii) or (viii) above, the Debt and Other Obligations of Borrower hereunder and under the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 8.2 Remedies. (a) Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents with respect to all or any part of the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees that if an Event of Default is continuing (i) Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full, including without limitation, any liquidation fees, workout fees, special servicing fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrower’s or Operating Lessee’s defaults under the Loan Documents or other similar fees payable to Servicer or any special servicer in connection therewith.

(b) With respect to Borrower and the Property, nothing contained herein or in any other Loan Document shall be construed as requiring Lender to resort to the Property for the satisfaction of any of the Debt in any preference or priority, and Lender may seek satisfaction out of the Property, or any part thereof, in its absolute discretion in respect of the Debt. In addition, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose the Mortgage to recover such delinquent payments or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose the Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Property shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.

(c) Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(d) As used in this Section 8.2, a “foreclosure” shall include, without limitation, any sale by power of sale.

Section 8.3 Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

ARTICLE IX – SPECIAL PROVISIONS

Section 9.1 Securitization.

9.1.1 Sale of Notes and Securitization. Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or issue one or more participations therein, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender and at its sole cost and expense, and to the extent not already provided by Borrower under this Agreement, Borrower shall use reasonable efforts to provide information in the possession or control of Borrower or its Affiliates and not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors, financing sources and/or the Rating Agencies in connection with any such Securitization including, without limitation, to:

(a) provide additional and/or updated Provided Information;

(b) review, and comment on the Disclosure Documents delivered to Borrower, which Disclosure Documents shall be delivered for review and comment by Borrower not less than three (3) Business Days prior to the date upon which Borrower is otherwise required to confirm such Disclosure Documents;

(c) deliver an updated Insolvency Opinion;

(d) deliver an opinion of New York counsel with respect to due execution and enforceability of the Loan Documents governed by New York law substantially the same as those delivered as of the Closing Date, which opinions shall be addressed, for purposes of reliance thereon, to each Person acquiring any interest in the Loan in connection with any Securitization, which counsel opinions shall be reasonably satisfactory to Lender and the Approved Rating Agencies;

(e) subject to Section 9.3 hereof, confirm that the representations and warranties as set forth in the Loan Documents are true, complete and correct in all material respects as of the closing date of the Securitization with respect to the Property, the IP Collateral, Borrower, the Operating Lessee and the Loan Documents (except to the extent that any such representations and warranties are and can only be made as of a specific date and the facts and circumstances upon which such representation and warranty is based are specific solely to a certain date in which case confirmation as to truth, completeness and correctness shall be provided as of such specific date or to the extent such representations are no longer true and correct as a result of subsequent events in which case Borrower shall provide an updated representation or warranty);

(f) if requested by Lender, review the sections of the Disclosure Document entitled “Risk Factors” (solely to the extent “Risk Factors” relate to Borrower, Operating Lessee, Guarantor, Manager, the IP Collateral, the Management Agreement, the North Beach Property, the North Beach Property Documents, any Rental Management Program, any Mezzanine Borrower and the Property), “Special Considerations,” “Description of the Mortgage,” “Description of the Mortgage Loan and Mortgaged Property,” “Description of the Borrower,” “Description of the Operating Lease and Operating Lessee,” “Description of the Property Manager, Management Agreement and Assignment and Subordination of Management Agreement”, “Description of the Intellectual Property,” “Description of the Mezzanine Loan”, “Annex E – Representations and Warranties of the Borrowers”, “Certain Legal Aspects of the Mortgage Loan,” and “Certain Legal Aspects of the Mezzanine Loans” (or sections similarly titled or covering similar subject matters);

(g) execute such amendments to the Loan Documents as may be reasonably necessary to reflect structural changes to the Loan that are requested in writing from Lender, from time to time, prior to a Securitization; provided that any such amendments (i) shall not increase (x) any monetary obligation of Borrower or any Guarantor, or (y) any other obligation or liability of Borrower under the Loan Documents in any material respect or (z) any other obligation or liability of Guarantor in any respect, (ii) shall not change the dates of the Interest Period, the Maturity Date or the Payment Date, (iii) shall not decrease any of Borrower’s rights or remedies under the Loan Documents in any material respect and (iv) any such amendments shall be in substantially the same form as the Loan Agreement; and

(h) if reasonably requested by Lender, Borrower shall provide Lender, within a reasonable period of time following Lender’s request, with any financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Documents or any filing pursuant to the Exchange Act in connection with the Securitization or as shall otherwise be reasonably requested by Lender.

9.1.2 Loan Components; Mezzanine Loans. (a) Borrower covenants and agrees that prior to a Securitization of the Loan, upon Lender’s request Borrower shall (i) deliver one or more new notes to replace the original note or modify the original note and other loan documents, as reasonably required, to reflect additional components of the Loan or allocate spread or principal among any new components in Lender’s sole discretion, provided, (1) such new or modified note shall at all times have the same weighted average spread of the original Note (except following an Event of Default or any prepayment of the Loan pursuant to Section 2.4.2 hereof) and (2) no amortization of principal of the Loan will be required and (ii) modify the Cash Management Agreement to reflect such new components; and further provided, that none of the foregoing actions shall have a material adverse effect on Borrower or affect any of the rights or obligations of Borrower under the Loan Documents in any materially adverse respect.

(b) Borrower covenants and agrees that after the Closing Date, but prior to a Securitization, Lender shall have the right to establish different interest rates and to reallocate the principal balances of the Loan and the Mezzanine Loans amongst each other; provided, that (i) in no event shall the weighted average spread of the Loan and the Mezzanine Loans following any such reallocation or modification change from the initial weighted average spread in effect immediately preceding such reallocation or modification (except in connection with a prepayment of the Loan in accordance with Section 2.4.2 hereof or a prepayment of the Mezzanine Loans pursuant to Section 2.4.2 of the Mezzanine Loan Agreements or following an Event of Default or a Mezzanine Loan Default) and (ii) no such modification shall materially and adversely affect Borrower and any Mezzanine Borrower’s rights to prepay all or any portion of the Loan or any Mezzanine Loan.

(c) Borrower shall execute and deliver such documents as shall reasonably be required by Lender in connection with this Section 9.1.2, all in form and substance reasonably satisfactory to Lender and the Rating Agencies within ten (10) days following such request by Lender. It shall be an Event of Default under this Agreement, the Note, the Mortgages and the other Loan Documents if Borrower fails to promptly comply with any of the terms, covenants or conditions of this Section 9.1.2.

(d) Borrower covenants and agrees that after the Closing Date Lender shall have the right, at Lender’s sole cost and expense, to create one or more additional Mezzanine Loans (each, a “New Mezzanine Loan”), to establish different interest rates and to reallocate the amortization, interest rate and principal balances of each of the Loan, the Mezzanine Loans and any New Mezzanine Loan(s) amongst each other and to require the payment of the Loan, the Mezzanine Loans and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (1) the Loan and the Mezzanine Loans and any New Mezzanine Loan(s) shall at all times have the same weighted average spread of the Loan and the Mezzanine Loans on the Closing Date (except in connection with a prepayment of the Loan in accordance with Section 2.4.2 hereof or a prepayment of the Mezzanine Loans pursuant to Section 2.4.2 of the Mezzanine Loans Agreements or following an Event of Default or a Mezzanine Loan Default) and (2) no such reallocation shall modify the aggregate amortization of principal of the Loan and the Mezzanine Loans. At Lender’s sole cost and expenses, Borrower shall execute and deliver such documents as shall reasonably be required by Lender as promptly as possible under the circumstances in connection with this Section 9.1.2(d), all in form and substance reasonably satisfactory to Lender and the Approved Rating Agencies, including, without limitation, a promissory note and loan documents necessary to evidence such New Mezzanine Loan, and Borrower shall execute such amendments to the Loan Documents and the Mezzanine Loan Documents as are necessary in connection with the creation of such New Mezzanine Loan; provided, that no such amendments or other documents shall modify any provisions of the Loan Documents or the Mezzanine Loan Documents other than to effectuate such reallocation and as otherwise necessary to accurately reflect such New Mezzanine Loan. If Borrower shall cause the formation of one or more special purpose, bankruptcy remote entities as required by Lender in order to serve as the borrower under any New Mezzanine Loan or, if available, utilize an upper-tier special purpose vehicle in its structure as such borrower (each, a “New Mezzanine Borrower”). The applicable organizational documents of Borrower and Mezzanine Borrowers shall be amended and modified as necessary or required in the formation of any New Mezzanine Borrower, but subject to the other terms of this Section 9.1.2(c). Further, in connection with any New Mezzanine Loan, Borrower shall, at Lender’s sole cost and expense, deliver to Lender opinions of legal counsel with respect to due execution, authority and enforceability of the New Mezzanine Loan and the Loan Documents and Mezzanine Loan Documents, as amended, in substantially the same form as the opinion delivered at Closing, and an updated Insolvency Opinion for the Loan and the Mezzanine Loans delivered at Closing and a substantive non-consolidation opinion with respect to any New Mezzanine Loan, each as reasonably acceptable to Lender and/or the Approved Rating Agencies. Notwithstanding the foregoing, (i) in no event shall there be more than three (3) Mezzanine Loans and New Mezzanine Loans, in the aggregate and (ii) no New Mezzanine Loan shall have an initial principal balance that is less than Twenty Five Million and No/100 Dollars ($25,000,000.00).

9.1.3 Securitization Costs. All reasonable third party out of pocket costs and expenses incurred by Borrower and Guarantor in connection with Borrower’s complying with requests made under Section 9.1 (including, without limitation, the fees and expenses of the Rating Agencies) shall be paid by Lender. All of Lender’s costs and expenses, including Lender’s legal fees, incurred in connection with a Securitization shall be paid by Lender.

Section 9.2 Securitization Indemnification. (a) Borrower understands that certain of the Provided Information may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act, or Exchange Act or provided or made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder of the Note in updating the Covered Disclosure Information by providing all current information necessary to keep the Covered Disclosure Information accurate and complete in all material respects.

(b) The Indemnifying Persons agree to provide, in connection with the Securitization, an indemnification agreement (A) certifying that (i) the Indemnifying Persons have, at Lender’s request in connection with each Securitization, reviewed the sections of the Disclosure Documents entitled “Risk Factors” (solely to the extent the “Risk Factors” relate to Borrower,

Operating Lessee, Guarantor, Manager, IP Collateral, the Management Agreement, the North Beach Property, the North Beach Property Documents, any Rental Management Program, any Mezzanine Borrower and the Property), “Special Considerations,” “Description of the Mortgage,” “Description of the Mortgage Loan and Mortgaged Property,” “Description of the Borrower,” “Description of the Operating Lease and Operating Lessee,” “Description of the Property Manager, Management Agreement and Assignment and Subordination of Management Agreement”, “Description of the Intellectual Property,” “Description of the Mezzanine Loan”, “Annex E – Representations and Warranties of the Borrowers”, “Certain Legal Aspects of the Mortgage Loan,” and “Certain Legal Aspects of the Mezzanine Loans” (collectively with the Provided Information, the “Covered Disclosure Information”) and (ii) the Covered Disclosure Information does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading, (B) jointly and severally indemnifying Lender, any Affiliate of Lender that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who Controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any losses, claims, damages, liabilities, costs or expenses (including without limitation reasonable legal fees and expenses for enforcement of these obligations (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Person, as they are incurred, in connection with investigating or defending the Liabilities. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification and reimbursement obligations provided for in clauses (B) and (C) above shall be effective, valid and binding obligations of Indemnifying Persons, whether or not an indemnification agreement described in clause (A) above is provided.

(c) In connection with Exchange Act Filings, the Indemnifying Persons jointly and severally agree to indemnify (i) the Indemnified Persons for Liabilities to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information, or the omission or alleged omission to state in the Covered Disclosure Information a material fact required to be stated therein or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (ii) reimburse each Indemnified Person for any legal or other expenses incurred by such Indemnified Persons, as they are incurred, in connection with defending or investigating the Liabilities.

(d) Promptly after receipt by an Indemnified Person of notice of any claim or the commencement of any action, the Indemnified Person shall, if a claim in respect thereof is to be made against any Indemnifying Person, notify such Indemnifying Person in writing of the claim or the commencement of that action; provided, however, that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have under the indemnification provisions of this Section 9.2 except to the extent that it has been materially prejudiced by such failure and, provided further that the failure to notify such Indemnifying Person shall not relieve it from any liability which it may have to an Indemnified Person otherwise than under the provisions of this Section 9.2. If any such claim or action shall be brought against an Indemnified Person, and it shall notify any Indemnifying Person thereof, such Indemnifying Person shall be entitled to participate therein and, to the extent that it wishes, assume the defense thereof with counsel reasonably satisfactory to the Indemnified Person. After notice from any Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim or action, such Indemnifying Person shall not be liable to the Indemnified Person for any legal or other expenses subsequently incurred by the Indemnified Person in connection with the defense thereof except as provided in the following sentence; provided, however, if the defendants in any such action include both an Indemnifying Person, on the one hand, and one or more Indemnified Persons on the other hand, and an Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other Indemnified Persons that are different or in addition to those available to the Indemnifying Person, the Indemnified Person or Persons shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person or Persons. The Indemnified Person shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such Indemnified Person is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the Indemnifying Person is required hereunder to indemnify such Indemnified Person. No Indemnifying Person shall be liable for the expenses of more than one (1) such separate counsel unless such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.

(e) Without the prior written consent of Lender or its designee (which consent shall not be unreasonably withheld or delayed), no Indemnifying Person shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless the Indemnifying Person shall have given Lender or its designee reasonable prior written notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceedings. As long as an Indemnifying Person has complied with its obligations to defend and indemnify hereunder, such Indemnifying Person shall not be liable for any settlement made by any Indemnified Person without the consent of such Indemnifying Person (which consent shall not be unreasonably withheld or delayed).

(f) The Indemnifying Persons agree that if any indemnification or reimbursement sought pursuant to this Section 9.2 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.2), then the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (x) in such proportion as is appropriate to reflect the relative benefits to the Indemnifying Persons, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (y) if the allocation provided by clause (x) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (x) but also the relative faults of the Indemnifying Persons, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. Notwithstanding the provisions of this Section 9.2, (A) no party found liable for a fraudulent misrepresentation shall be entitled to contribution from any other party who is not also found liable for such fraudulent misrepresentation, and (B) the Indemnifying Persons agree that in no event shall the amount to be contributed by the Indemnified Persons collectively pursuant to this paragraph exceed the amount of the fees actually received by the Indemnified Persons in connection with the closing of the Loan and Securitization.

(g) The Indemnifying Persons agree that the indemnification, contribution and reimbursement obligations set forth in this Section 9.2 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. The Indemnifying Persons further agree that the Indemnified Persons are intended third party beneficiaries under this Section 9.2.

(h) The liabilities and obligations of the Indemnified Persons and the Indemnifying Persons under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

(i) Notwithstanding anything to the contrary contained herein, Borrower shall have no obligation to act as depositor with respect to the Loan or an issuer or registrant with respect to the Securities issued in any Securitization.

Section 9.3 Exculpation.

(a) Subject to the qualifications set forth in this Section 9.3, Lender shall not enforce the liability and obligation of Borrower or Operating Lessee to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower or Operating Lessee, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the IP Collateral, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower or Operating Lessee only to the extent of Borrower’s or Operating Lessee’s interest in the Property, in the Rents, in the IP Collateral and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (ii) impair the right of Lender to name Borrower or Operating Lessee as a party defendant in any action or suit for foreclosure and sale under the Mortgage or the IP Security Agreement; (iii) affect the validity or enforceability of or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of any assignment of leases contained in the Mortgage; or (vi) constitute a prohibition against Lender to seek a deficiency judgment against Borrower or Operating Lessee in order to fully realize the security granted by the Mortgage or the IP Security Agreement or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property or IP Collateral;

(b) Nothing contained herein shall in any manner or way release, affect or impair any right of Lender to enforce the liability and obligation of Borrower or Operating Lessee, by money judgment or otherwise, to the extent of any loss, damage, cost, expense, liability, claim or other obligation to the extent actually incurred by Lender (including reasonable attorneys’ fees and costs reasonably incurred) arising out of or incurred in connection with the following on the part of Guarantor, Borrower, Operating Lessee or any Affiliated Manager until such time, if any, as a Transfer resulting from, the exercise of Lender’s rights under the Loan Documents, any Mezzanine Lender’s rights under any Mezzanine Loan Documents or the consummation of any remedial or enforcement action by the Lender or any holder of any Mezzanine Loan of the collateral for the Loan or any Mezzanine Loan, including, without limitation, any foreclosure, deed-in-lieu or assignment in lieu of foreclosure and the exercise of any rights of Lender or Mezzanine Lender under the Mortgage, the IP Security Agreement or any Pledge Agreement, including, without limitation, any right to vote any pledged securities or any right to replace officers and directors of any Person (collectively, a “Foreclosure”), that in each case results in Borrower, any Mezzanine Borrower, Operating Lessee or any Affiliated Manager, as applicable not being under the Control of Guarantor:

(i) fraud or intentional misrepresentation by Borrower or Operating Lessee in connection with the Loan;

(ii) willful misconduct of Borrower, Operating Lessee or Guarantor that results in physical damage or waste to the Property;

(iii) the removal or disposal, by, or on behalf of Borrower, Operating Lessee or Guarantor, of any portion of the Property or IP Collateral during the continuance of an Event of Default;

(iv) the misappropriation or conversion by Borrower or Operating Lessee of (A) any Insurance Proceeds paid by reason of any Casualty, (B) any Awards received in connection with a Condemnation of all or a portion of the Property, (C) any Rents following an Event of Default, or (D) any Rents paid more than one month in advance;

(v) a material breach of any representation, warranty or covenant set forth in Section 4.1.30(e) or Section 5.1.28 hereof, including without limitation, if Borrower incurs Indebtedness other than Permitted Debt in violation of Section 5.1.28(b);

(vi) intentionally omitted; and

(vii) if Borrower fails to obtain Lender’s prior written consent to any Sale, Pledge or Transfer of the Property or the IP Collateral or a Transfer of the ownership interests in Borrower, in each case as required by Section 5.2.10 hereof, and in each case, excluding Permitted Transfers, Permitted Encumbrances and any other Lien expressly permitted under the Loan Documents. For the avoidance of doubt, a Transfer resulting from a Foreclosure shall not be a Transfer in violation of Section 5.2.10 hereof.

(c) Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (I) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (II) the Debt shall be fully recourse to Borrower in the event of: (A) Borrower, Operating Lessee or Operating Lessee GP filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (B) the filing of an involuntary petition against Borrower, Operating Lessee or Operating Lessee GP under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law in which Borrower, Operating Lessee or Operating Lessee GP colludes with, or otherwise assists such Person, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower, Operating Lessee or Operating Lessee GP from any Person; (C) Borrower, Operating Lessee or Operating Lessee GP filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law or (D) Borrower, Operating Lessee or Operating Lessee GP consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, Operating Lessee or Operating Lessee GP or any portion of the Property or the IP Collateral.

(d) From and after a Permitted Assumption, the Debt shall be fully recourse to Borrower and Guarantor (or any substitute guarantor pursuant to Section 5.2.10(e)(xi)) hereof for Borrower’s failure to obtain Lender’s prior written consent to any Sale or Pledge of the IP Collateral or the Property or a Transfer of the ownership interests in any Restricted Party as required by Section 5.2.10 hereof and excluding Permitted Transfers, Permitted Encumbrances and any other Lien expressly permitted under the Loan Documents. For the avoidance of doubt, a Transfer resulting from a Foreclosure shall not be a Transfer in violation of Section 5.2.10 hereof;

Section 9.4 Matters Concerning Manager. If (a) an Event of Default hereunder has occurred and remains uncured or (b) Manager shall become subject to a Bankruptcy Action Borrower shall, at the request of Lender, terminate the Management Agreement and replace the Manager with a Qualified Manager pursuant to a Replacement Management Agreement, it being understood and agreed that the management fee for such Qualified Manager shall not exceed then prevailing market rates; provided, that so long as Manager is not an Affiliate of Borrower, Manager shall be given thirty (30) days’ prior written notice prior to a termination pursuant to clause (a) above.

Section 9.5 Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as servicer (“Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a pooling and servicing agreement, special servicing agreement or other agreement providing for the servicing of one or more mortgage loans (collectively, the “Servicing Agreement”) between Lender and Servicer. Lender shall be responsible for any reasonable set-up fees or any other initial costs relating to or arising under the Servicing Agreement and Borrower shall not be responsible for payment of the regular monthly master servicing fee or trustee fee due to Servicer or the trustee under the Servicing Agreement or any fees or expenses required to be borne by Servicer. Notwithstanding the foregoing, Borrower shall promptly reimburse Lender on demand for the following: all actual out of pocket reasonable costs and expenses, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and to the extent charges pursuant to Section 2.3.4 hereof and interest at the Default Rate actually paid by Borrower is insufficient to pay for same, interest payable on advances made by the Servicer or the trustee with respect to (a) delinquent Debt Service payments or expenses of curing Borrower’s or Operating Lessee’s defaults under the Loan Documents, payable by Lender to Servicer or a trustee and provided for under the Servicing Agreement or actual out of pocket reasonable expenses paid by Servicer or a trustee in respect of the protection and preservation of the Property and the IP Collateral (including, without limitation, payments of Taxes and Insurance Premiums), (b) as a result of an Event of Default under the Loan or the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” of the Loan Documents or of any insolvency or bankruptcy proceeding of any Borrower, Operating Lessee or Operating Lessee GP or (c) the costs of all property inspections and/or appraisals of the Properties (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement). Additionally, Borrower shall pay the customary and reasonable servicing fees in connection with any special requests made by Borrower, Operating Lessee, Operating Lessee GP or Guarantor during the term of the Loan including, without limitation, in connection with a prepayment, assumption or modification of the Loan. Lender shall grant or deny with a reasonable explanation any consent required hereunder within fifteen (15) days after the receipt of the applicable request and all documents in connection therewith. In the event that Lender fails to respond within said fifteen (15) day period, such failure shall be deemed to be the consent and approval of Lender if (I) Borrower has delivered to Lender the applicable documents, with the notation “IMMEDIATE RESPONSE REQUIRED, FAILURE TO RESPOND TO THIS APPROVAL REQUEST WITHIN FIFTEEN (15) DAYS FROM RECEIPT SHALL BE DEEMED TO BE LENDER’S APPROVAL” prominently displayed in bold, all caps and fourteen (14) point or larger font in the transmittal letter requesting approval and (II) Lender does not approve or reject (with a reasonable explanation) the applicable request within fifteen (15) days from the date Lender receives such request as evidenced by a certified mail return receipt or confirmation by a reputable national overnight delivery service that the same has been delivered.

Section 9.6 Register.

(a) The Servicer, or if no Servicer has been engaged, Lender, as non-fiduciary agent of Borrower, shall maintain a record that identifies each owner (including successors and assignees) of an interest in the Loan, including the name and address of the owner, and each owner’s rights to principal and stated interest (the “Register”), and shall record all transfers of an interest in the Loan, including each assignment, in the Register. Transfers of interests in the Loan (including assignments) shall be subject to the applicable conditions set forth in the Loan Documents with respect thereto and Servicer will update the Register to reflect the transfer. Furthermore, each Lender that sells a participation shall, acting solely for this purpose as agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts and stated interest of each participant’s interest (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest) except to the extent that such disclosure is necessary to establish that such obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations. The entries in the Register and Participant Register shall be conclusive. The Borrower, the Lenders and the Servicer shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, and the Borrower, the Lenders and the Servicer shall treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement. Failure to make any such recordation, or any error in such recordation, however, shall not affect Borrower’s obligations in respect of the Loan. Borrower and Lender acknowledge that the Notes are in registered form and may not be transferred except by register.

(b) Borrower agrees that each participant pursuant to Section 9.1.1(a) shall be entitled to the benefits of Section 2.2.3(f) and (h) and Section 2.7 (subject to the requirements and limitations therein, including the requirements under Section 2.7(e) (it being understood that the documentation required under Section 2.7(e) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment; provided that such participant (A) agrees to be subject to the provisions of Section 2.7(h) as if it were an assignee hereunder; and (B) shall not be entitled to receive any greater payment under Section 2.2.3(f) or Section 2.7, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in a requirement of law or in the interpretation or application thereof, or compliance by such participant or the participating Lender with any request or directive (whether or not having the force of law) issued from any central bank or other Governmental Authority, in each case after the participant acquired the applicable participation.

ARTICLE X – MISCELLANEOUS

Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive.

Section 10.3 Governing Law. (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS MAY AT LENDER’S OPTION BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

Corporation Service Company

2711 Centerville Road, Suite 400,

Wilmington, New Castle County, Delaware, 19808

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, or of the Note, or of any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 10.6 Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document shall be given in writing and shall be effective for all purposes if hand delivered or sent by (a) certified or registered United States mail, postage prepaid, return receipt requested or (b) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, and by telecopier (with answer back acknowledged), addressed as follows (or at such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a written notice to the other parties hereto in the manner provided for in this Section):

If to Lender:

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Attention: Joseph E. Geoghan

Facsimile No.: (212) 834-6029

and:

German American Capital Corporation

60 Wall Street

New York, New York 10005

Attention: Robert W. Pettinato

Facsimile No.: (212) 669-0021

with a copy to:

JPMorgan Chase Bank, National Association

383 Madison Avenue

New York, New York 10179

Attention: Nancy Alto

Facsimile No.: (917) 546-2564

and

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, New York 10281

Attention: William P. McInerney, Esq.

Facsimile No.: (212) 504-6666

If to Borrower:

c/o Blackstone Real Estate Advisors

345 Park Avenue

New York, New York 10154

Attention: William J. Stein and Judy Turchin

Facsimile No.: (212) 583-5712

and

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017

Attention: Gregory J. Ressa

Facsimile No.: 212-455-2502

and

Strategic Hotel Funding, L.L.C.

200 West Madison, Suite 1700

Chicago, IL 60606

Attention: Chief Financial Officer and General Counsel

Facsimile No.: (312) 658-5799

Facsimile No.: (312) 324-9650

Perkins Coie LLP

131 South Dearborn Street, Suite 1700

Chicago, IL 60603-5559

Attention: Bruce A. Bonjour, Esq.

Facsimile No.: (312) 324-9650

A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; or in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission after advice by telephone to recipient that a telecopy notice is forthcoming.

Section 10.7 Trial by Jury. BORROWER HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY BORROWER.

Section 10.8 Headings. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 10.11 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement or the other Loan Documents do not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender upon receipt of written notice from Lender for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with (i) the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents and the consummation of the transactions contemplated hereby and thereby (other than a Securitization) and all the costs of furnishing all opinions by counsel for Borrower or Operating Lessee (including without limitation any opinions requested by Borrower or Operating Lessee as to any legal matters arising under this Agreement or the other Loan Documents with respect to the Property and the IP Collateral), subject to the terms and provisions of Section 9.1.3 hereof; (ii) Borrower’s and Operating Lessee’s ongoing performance of and compliance with Borrower’s respective agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (iii) Lender’s ongoing performance and compliance with all agreements and conditions contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date; (iv) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters reasonably requested by Borrower or Operating Lessee; (v) securing Borrower’s or Operating Lessee’s compliance with any requests made pursuant to the provisions of this Agreement; (vi) the filing and recording fees and expenses, title insurance and fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Lien in favor of Lender pursuant to this Agreement and the other Loan Documents; (vii) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, Operating Lessee, this Agreement, the other Loan Documents, the Property, the IP Collateral, or any other security given for the Loan; and (viii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement, the other Loan Documents or with respect to the Property or the IP Collateral (including any fees and expenses reasonably incurred by or payable to Servicer or a trustee in connection with the transfer of the Loan to a special servicer upon Servicer’s anticipation of a Default or Event of Default, liquidation fees, workout fees, special servicing fees, operating advisor fees or any other similar fees and interest payable on advances made by the Servicer with respect to delinquent debt service payments or expenses of curing Borrowers’ defaults under the Loan Documents), or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings or any other amounts required under Section 9.5 hereof, provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Any cost and expenses due and payable to Lender may be paid from any amounts in the Cash Management Account.

(b) Borrower shall indemnify, defend and hold harmless the Indemnified Parties from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not an Indemnified Party shall be designated a party thereto), that may be imposed on, incurred by, or asserted against any Indemnified Party in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to any Indemnified Party hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party; provided, further, that this Section 10.13(b) shall not apply with respect to taxes other than any taxes that represent losses or damages arising from any non-tax claim. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnified Parties.

(c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any Rating Agency review of the Loan, the Loan Documents or any transaction contemplated thereby or any consent, approval, waiver or confirmation obtained from such Rating Agency pursuant to the terms and conditions of this Agreement or any other Loan Document and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation.

(d) Borrower shall jointly and severally indemnify the Lender and each of its respective officers, directors, partners, employees, representatives, agents and Affiliates against any liabilities to which Lender, each of its respective officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the liabilities arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of the Borrowers to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in the Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

Section 10.14 Schedules Incorporated. The Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 10.16 No Joint Venture or Partnership; No Third Party; Beneficiaries. (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

Section 10.17 Publicity. All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents, to Lender or its Affiliates shall be subject to the prior written approval of Lender in its sole discretion.

Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.

Section 10.19 Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrower or its Affiliates.

Section 10.21 Brokers and Financial Advisors. Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all claims, liabilities, costs and expenses of any kind (including Lender’s attorneys’ fees and expenses) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21 shall survive the expiration and termination of this Agreement and the payment of the Debt.

Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, between Borrower and Lender are superseded by the terms of this Agreement and the other Loan Documents.

Section 10.23 Joint and Several Liability. If Borrower consists of more than one (1) Person the obligations and liabilities of each Person shall be joint and several.

Section 10.24 Co-Lenders.

(a) Borrower hereby acknowledges and agrees that notwithstanding the fact that the Loan may be serviced by Servicer, prior to a Securitization of the entire Loan, all requests for approval and consents hereunder and in every instance in which Lender’s consent or approval is required, Borrower shall be required to obtain the consent and approval of each Co-Lender and all copies of documents, reports, requests and other delivery obligations of Borrower required hereunder shall be delivered by Borrower to each Co-Lender.

(b) Following the Closing Date (i) the liabilities of Lender shall be several and not joint, (ii) neither Co-Lender shall be responsible for the obligations of the other Co-Lender, and (iii) each Co-Lender shall be liable to Borrower only for their respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrower and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.

(c) Each Co-Lender agrees that it has, independently and without reliance on the other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and its Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon the other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.

Section 10.25 Certain Additional Rights of Lender. Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:

(a) upon not less than fifteen (15) Business Days’ prior written notice to Borrower, the right to request and to hold a meeting at Lender’s office in New York, New York no more than two(2) times during any calendar year to consult with an officer of Borrower that is familiar with the financial condition of Borrower or Operating Lessee and the operation of the Property and IP Collateral regarding such significant business activities and business and financial developments of Borrower or Operating Lessee as are specified by Lender in writing in the request for such meeting; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances; and

(b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower and Operating Lessee at any reasonable times upon reasonable notice no more than four (4) times during any calendar year, provided that any such examination shall be conducted so as not to unreasonably interfere with the business of Borrower, Operating Lessee, guests or any Tenants or other occupants of the Property

The rights described above in this Section 10.25 may be exercised by any entity which Controls Lender.

Section 10.26 Discounted Payoff.

(a) Notwithstanding anything to the contrary contained in this Agreement and without any obligation on the part of Borrower or any Mezzanine Borrower to make, or any Lender or Mezzanine Lender to accept a Discounted Payoff under this Loan Agreement or any Mezzanine Loan Agreement, as applicable, each Mezzanine Borrower shall be permitted to prepay at a discount any portion of the related Mezzanine Loan (each a “Discounted Payoff”); provided that, no Event of Default is continuing and, and provided further that the applicable Mezzanine Lender receiving such Discounted Payoff has consented to such prepayment. Notwithstanding anything to the contrary contained in this Agreement, any prepayments made by a Mezzanine Borrower in connection with a Discounted Payoff shall be applied solely to reduce the portion of the related Mezzanine Loan, as applicable, held by the Mezzanine Lender or participant in the Loan or such Mezzanine Loan accepting such Discounted Payoff by an amount equal to the Face Amount. Notwithstanding such Discounted Payoff, the applicable Mezzanine Loan shall be deemed to remain outstanding at the amount of principal then outstanding immediately prior to such Discounted Payoff for purposes of calculating Debt Yield.

(b) Borrower acknowledges and agrees that any Discounted Payoff of any Mezzanine Loan shall in no event be characterized by Borrower as a purchase of an interest in the related Mezzanine Loan.

(c) Lender acknowledges that any intercreditor or co-lender arrangements among the Lender and/or the Mezzanine Lenders shall permit Discounted Payoffs of a portion of each Mezzanine Loan without requiring the consent of Lender, any other Mezzanine Lenders or any participants or holders of any other Mezzanine Loan.

Section 10.27 Use of Borrower Provided Information. Lender agrees that is shall use commercially reasonable efforts to use Provided Information solely for purposes of the ownership and sale of its interest in the Loan (including, without limitation, the administration of the Loan and any Securitization). Notwithstanding the foregoing, nothing in this Section 10.26 shall prevent any Lender from: (i) disclosing or otherwise using any Provided Information in the manner and for the purposes set forth in Section 9.1 and Section 9.2 of this Agreement, (ii) disclosing Provided Information to any loan participant or similar holders of an interest in the Loan, provided that such participants or other holders shall be instructed to use commercially reasonable efforts to use such Provided Information solely in connection with their ownership of their interest in the Loan, (iii) disclosing Provided Information subject to an instruction to comply with the provisions of this Section 10.26, to any prospective participant or other transferee of an interest in the Loan, (iv) disclosing Provided Information to its employees, directors, agents, attorneys, accountants, investors, potential investors, finance providers, tax consultants, tax preparers, financial consultants and other professional advisors or those of any of its affiliates, (v) disclosing Provided Information upon the request or demand of any Governmental Authority, (vi) disclosing Provided Information in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Legal Requirement, (vii) disclosing Provided Information if requested or required to do so in connection with any litigation or similar proceeding, (viii) disclosing or otherwise using any Provided Information that has been publicly disclosed, or (ix) disclosing or otherwise using any Provided Information in connection with the exercise of any remedy hereunder or under any other Loan Document.

Section 10.28 Borrower Affiliate Lender. Lender agrees that the Lender Documents shall not prohibit or restrict Affiliates of Borrower from purchasing or otherwise acquiring and owning not more than forty-nine percent (49%) of (a) the beneficial interests in the Loan as may be evidenced by any single or multi-class non-voting Securities in respect of any private or public securitization of the Loan or (b) any direct or indirect interests in any of the Mezzanine Loans (or otherwise impose additional restrictions or requirements on a transfer to such Affiliate of Borrower), provided, however, that the Lender Documents may include prohibitions on the exercise of the rights and remedies by such Affiliates of Borrower under the Loan and the Mezzanine Loans including, without limitation, (i) prohibitions on any such Affiliate having the right to, or exercising, directly or indirectly, any control, decision-making power, voting rights, notice and cure rights, or other rights that would otherwise benefit a holder by virtue of its ownership or control of any interest with respect to the Loan or any Mezzanine Loan, (ii) prohibitions on any such Affiliate’s approval and consent rights under any intercreditor agreement, (iii) prohibitions on such Affiliate’s initiation of enforcement actions against equity collateral or such collection of default interest, late payment charges or other fees and expenses, (iv) prohibitions on the making of protective advances, (v) prohibitions on such Affiliate from making or bringing any claim, in its capacity as a holder of any direct or indirect interest in the Loan or any Mezzanine Loan, against Lender, any Mezzanine Lender or any agent of any of the foregoing with respect to the duties and obligations of such Person under the Loan Documents, any Mezzanine Loan Documents, any intercreditor agreement or any applicable co-lender agreement and (vi) prohibitions on such Affiliate’s access to any electronic platform for the distribution of materials or information among the Lender and the Mezzanine Lender, “asset status reports” or any correspondence or materials or notices of or participation in any discussions, meetings or conference calls (among Lender and the Mezzanine Lenders, any of their respective co-lenders or participants, or otherwise) regarding or relating to any workout discussions or litigation or foreclosure strategy (or potential litigation strategy) involving the Loan or the Mezzanine Loans, other than in its capacity as Borrower or a Mezzanine Borrower to the extent discussions and negotiations are being conducted with Borrower or such Mezzanine Borrower (as distinct from internal discussions and negotiations among the various creditors).

Section 10.29 Replacement Mezzanine Loan.

(a) Provided no Event of Default has occurred and is continuing and the Mezzanine B Loan or all of the Mezzanine Loans have been paid in full or will be paid in full, upon not less than thirty (30) days’ prior written notice to Lender (the “Mezzanine Notice”) which notice shall be revocable (provided that Borrower shall reimburse Lender for any costs and expenses in connection with such revoked notice), (x) one or more Mezzanine Borrowers or (y) one or more direct or indirect owners of Borrower which are special purpose bankruptcy remote entities ((x) and (y), collectively, “Replacement Mezzanine Borrower”) shall be permitted to obtain one or more mezzanine loans (collectively, the “Replacement Mezzanine Loan”), which Replacement Mezzanine Loan shall be secured by the Mezzanine Collateral or other direct or indirect interests in Borrower, subject to the following conditions and requirements:

(i) the Replacement Mezzanine Loan shall be junior and subordinate to the Loan and if the Mezzanine A Loan remains outstanding, the Mezzanine A Loan and shall not be secured by any direct interest in any Individual Property or if the Mezzanine A Loan remains outstanding, any Mezzanine Collateral securing the Mezzanine A Loan;

(ii) Lender’s review and approval in its reasonable discretion of the terms and conditions of the Replacement Mezzanine Loan and the documents evidencing the Replacement Mezzanine Loan (collectively, as each of the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions of this Agreement and the Replacement Mezzanine Intercreditor Agreement (as defined below), the “Replacement Mezzanine Loan Documents”);

(iii) Replacement Mezzanine Borrower shall enter into an amendment and joinder to the Cash Management Agreement with Borrower, Lender, Mezzanine A Lender (if the Mezzanine A Loan remains outstanding) and Replacement Mezzanine Lender (as defined below) in form, scope and substance reasonably acceptable in all respects to Lender and, following a Securitization, acceptable to the Rating Agencies;

(iv) the Replacement Mezzanine Loan together with the Loan and the Mezzanine A Loan (if applicable) immediately following the closing of the Replacement Mezzanine Loan shall have a combined Loan-to-Value Ratio of no greater than seven five percent (75.00%);

(v) the Debt Yield immediately following the closing of the Replacement Mezzanine Loan based on the aggregate principal balance of the Loan, the Mezzanine A Loan (if applicable) and the Replacement Mezzanine Loan shall be equal to or greater than eight percent (8.00%);

(vi) if the Replacement Mezzanine Loan bears interest at a floating rate, the Replacement Mezzanine Loan Documents shall require an interest rate cap to be maintained during the term of the Replacement Mezzanine Loan at a fixed strike price such that the Debt Service Coverage Ratio is not less than 1.15 to 1.00;

(vii) the lender under the Replacement Mezzanine Loan (“Replacement Mezzanine Lender”) shall be a Qualified Lender and shall make a representation to Lender that it is a Qualified Lender;

(viii) Replacement Mezzanine Lender shall enter into an intercreditor agreement with Lender and Mezzanine A Lender (if applicable) satisfactory to Lender, which may at Lender’s option be an amendment or restatement of the Intercreditor Agreement (collectively, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms and conditions thereof, the “Replacement Mezzanine Intercreditor Agreement”); provided, that a Replacement Intercreditor Agreement on substantially the same terms as the Intercreditor Agreement shall be deemed acceptable to Lender;

(ix) the Replacement Mezzanine Loan shall be nonrecourse as to principal and interest required to be paid under the Replacement Mezzanine Loan (other than customary carveouts to nonrecourse debt that are substantially similar to those set forth in Section 9.4 of the Mezzanine Loan Agreement and the guaranties delivered pursuant to the Mezzanine Loan Agreements; provided, that the Replacement Mezzanine Loan may have fewer recourse carveouts than the Mezzanine Loans);

(x) Borrower shall cause the Replacement Mezzanine Borrower to deliver an Additional Insolvency Opinion with respect to the Loan which shall be in form, scope and substance reasonably acceptable in all respects to Lender and, following a Securitization, acceptable to the Rating Agencies;

(xi) Replacement Mezzanine Borrower shall be structured in a manner such that Borrower shall not fail to be a Special Purpose Entity;

(xii) Borrower shall reimburse Lender for all reasonable out-of-pocket costs and expenses incurred by Lender in connection with this Section 10.29, including, without limitation in connection with reviewing the Replacement Mezzanine Loan Documents and negotiating and documenting the Replacement Mezzanine Intercreditor Agreement;

(xiii) following a Securitization, Borrower shall deliver a Rating Agency Confirmation with respect to the Replacement Mezzanine Loan to Lender at Borrower’s sole cost and expense or, if a Securitization has not occurred, the written reasonable approval of Lender based on its reasonable determination of whether a Rating Agency would issue a Rating Agency Confirmation shall be required; and

(xiv) the Replacement Mezzanine Loan shall be (i) coterminous with the Loan and the Mezzanine A Loan or prepayable in whole without premium or penalty from and after the Maturity Date and the maturity date of the Mezzanine A Loan, (if applicable) and (ii) shall not contain any payment-in-kind or similar interest accrual features.

(xv) if any the Mezzanine A Loan remains outstanding, the applicable Mezzanine A Borrower shall have complied with all of the terms and conditions set forth in Section 10.29 of the Mezzanine A Loan Agreement and the Replacement Mezzanine Loan shall not constitute or cause a Mezzanine A Loan Default.

From and after the date of any Replacement Mezzanine Loan, for all purpose of the Loan Documents, (i) the term “Mezzanine Loan” shall be deemed to mean, collectively, the Replacement Mezzanine Loan and if the Mezzanine A Loan remains outstanding, the Mezzanine A Loan, (ii) the term “Mezzanine Borrower” shall be deemed to mean, collectively, Replacement Mezzanine Borrower, and if the Mezzanine A Loan remains outstanding, Mezzanine A Borrower (iii) the term “Mezzanine Lender” shall mean, collectively, Replacement Mezzanine Lender and, if the Mezzanine A Loan remains outstanding, Mezzanine A Lender (iv) the term “Mezzanine Loan Documents” shall be deemed to mean, collectively, the Replacement Mezzanine Loan Documents and, if the Mezzanine A Loan remains outstanding, the Mezzanine A Loan Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

BSK DEL PARTNERS, LLC, a Delaware limited liability company

By:	/s/ Michael Lascher
Name: Michael Lascher
Title: Managing Director and Vice President

ACKNOWLEDGED:

HOTEL DEL CORONADO, LP, a Delaware limited partnership

By:	HOTEL DEL TENANT CORP., a Delaware corporation, its sole General Partner

By:	/s/ Michael Lascher
Name: Michael Lascher
Title: Managing Director and Vice President

LENDER:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By:	/s/ Joseph E. Geoghan
Name: Joseph E. Geoghan
Title: Managing Director

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation

By:	/s/ Robert W. Pettinato
Name: Robert W. Pettinato
Title: Managing Director

By:	/s/ Stephen H Choe
Name: Stephen H Choe
Title: Managing Director

SCHEDULES

Schedule I	–	Rent Roll

Schedule II	–	Required Repairs

Schedule III	–	Organizational Chart of Borrower

Schedule IV	–	Alterations

Schedule V	–	Qualified Managers

Schedule VI	–	Ratable Share

Schedule VII	–	South Beach Development Parcel

Schedule VIII	–	Tax Compliance Certificate

Schedule IX	–	Manager IP

Schedule X	–	IP Schedule

Schedule XI	–	North Beach Property

Schedule XII	–	North Beach Property Documents

Schedule XIII	–	Labor

Schedule XIV	–	O&M Program

SCHEDULE I

(RENT ROLL)

Hotel del Coronado

Commercial & Retail Leases / Rent Roll - Updated 12/31/2012

Name of Start End Annual Percentage Rent Type Of Business Amt Of Space Tenant Date Date Base rent Other Comments (Sq Ft)

Hotel del Coronado

Eclipse Eyewear 02/01/03 12/31/12 $ 73,848 22.0% Sunglasses 325 Bradys for Men 11/01/11 09/30/16 $ 152,560 17.5% first 2 yrs / 18% yr 3, 4 / 18.25% yr 5 Mens 1,848 Crown City Photography 05/01/07 MTM $ - 15% operates via appointment on % rent basis Photography -18% extended one more year; have new contract signed effective 4/30/12 with base rent $5076 plus Del Coronado Jewels $ 61,912 Jewelry 05/01/07 04/30/13 17.5% percent rent (same terms as prior extension) 375 Hayden Ross, Opal, Inc. 07/01/10 06/30/13 $ 64,500 18% Jewelry 308 FeDex Business Center 10/31/11 10/30/16 $ 12,000 8% of revenue exceeding $240,000 annually Business Center 790 James Chiavetti - ENROUTE 04/01/12 03/31/15 $ 57,000 16% Travel Accessories 429

SCHEDULE II

(REQUIRED REPAIRS)

TABLE 1 - IMMEDIATE REPAIRS

Hotel Del Coronado Site Survey Date: 2/14/2013 Building Area: 715,000 1500 Orange Avenue Report Date: 2/19/2013 Number of Units: 679 Coronado CA Property Type: Hotel Property Age: 125 EBI Project # 11130447 Number of Buildings: 9 Loan Term: 10 Number of Floors: 1, 2, 3 and 7 Analysis Term: 12 NUMBER NAMEREPAIR COST DESCRIPTION SECTION SECTION RECOMMENDED WORK QUANTITY UNIT UNIT ESTIMATED IMMEDIATE COST COMMENTS OR ADDITIONAL DESCRIPTION SITE CONDITIONS 2.1 Topo. None Patching, crack sealing, seal coating and striping of asphalt pavement at northern parking lot as 2.2 Pvm’t/Pkg Patching, crack sealing, sealing and striping 1 $70,000.00 Allowance $70,000 reported by management. 2.3 Amenities None 2.4 Utilities None BUILDING CONDITIONS 3.1 Substruct. None 3.2 Superstruct. None 3.3 Facades Exterior painting and repair at Main Building 1 $35,000.00 Allowance $35,000 Exterior painting and repair of isolated areas of exterior facades at Main Building. 3.4 Roof None 3.5 Bsmt/Attic None 3.6 ADA None INTERIOR FINISHES & COMPONENTS 3.7 Interior F & C None 3.8 Mold None BUILDING SYSTEMS 4.1 Plumbing None 4.2 HVAC None 4.3 Electric None 4.4 F/L Safety None 4.5 Elevators None MATERIAL CODE VIOLATIONS 5.0 Codes None SUBTOTAL $105,000 1.25 MULTIPLIER $131,250 TOTAL WITH MULTIPLIER $131,250 EBI Consulting Table 1

SCHEDULE III

(ORGANIZATIONAL CHART OF BORROWER)

Hotel del Coronado Structure ChartJoint Venture Partner StructureBlackstone  Real Strategic Hotel Funding, L.L.C. Estate Partners VI-NQ L.P.Blackstone Real 100% 100% 100%Estate Partners VI.TE.1-NQ L.P.SHC del Coronado, LLC SHR Class B, LLC“SHC” Blackstone Real Estate Partners 100% B VI.TE.2-NQ L.P100%Blackstone Real SHC del LP, LLC HdC DC Corporation Estate Partners VI“SHC LP” “DC Corp”(AV) – NQ L.P.100% Blackstone Real Estate Holdings 75.81% A SHC del GP, LLC 23.85% A VI-NQ L.P.“SHC GP”BRE/HDC Mezz 2 LLC0.34% ASHR del Partners, LPBRE Del GP LLC BRE Del LP LLC “Blackstone GP” “Blackstone LP”0.5% GP 63.1% LP36.4% LPBSK Del Partner L.P. SHC DTRS Inc.Asset “New Joint Venture”Management Agreement

Borrowing StructureBSK Del Partner L.P.100%HdC Holdings, Inc.100% 100%BSK Mezz 3, LLC “Mezz 3 Borrower” HdC Management Co., 100%LLCBSK Mezz 2, LLC “Mezz 2 Borrower”Individuals100%BSK Mezz 1, LLC100%“Mezz 1 Borrower”KSL/MS Management100% Individuals LLCBSK del Partners, LLC55.64% 44.36%“Property Owner”100%KSL HdC 2012 Holdings, Hotel del Inc.Tenant Corp. 63.6% GP100%36.4% GP Management KSL HdC 2012 Hotel del Coronado, LP Agreement anagement II, LLC“Operating Lessee” “Manager” 100% KSL DCHdC North Beach Real Management, LLC Estate Company Employer

[SCHEDULE IV]

(ALTERATIONS)

None.

SCHEDULE V

(QUALIFIED MANAGERS)

1.	KSL Resorts

2.	KSL II Management Operations, LLC

3.	Loews Hotels, Inc.

4.	Hilton Worldwide Inc.

5.	Marriott International, Inc.

6.	Starwood Hotels and Resorts Worldwide, Inc.

7.	Four Seasons Hotels Limited

8.	Mandarin Oriental Hotel Group Limited

9.	Hyatt Hotels Corporation

10.	LXR Luxury Resorts and Hotels

11.	Gaylord Entertainment Company

12.	Fairmont Hotels & Resorts Inc.

13.	Destination Hotels and Resorts, Inc.

14.	Interstate Hotels & Resorts, Inc.

15.	Crescent Hotels & Resorts

16.	Davidson Hotels & Resorts

17.	Crestline Hotels & Resorts, Inc.

SCHEDULE VI

(RATABLE SHARE)

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION	55%
GERMAN AMERICAN CAPITAL CORPORATION	45%

SCHEDULE VII

(SOUTH BEACH DEVELOPMENT PARCEL)

The parcels of Property identified as “Proposed Lots 2 & 3” on the Survey.

SCHEDULE VIII

(TAX COMPLIANCE CERTIFICATE)

SCHEDULE VIII-A

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of March 8, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), between JPMorgan Chase Bank, National Association and German American Capital Corporation, as Lender, and BSK del Partners, LLC, as Borrower.

Pursuant to the provisions of Section 2.7 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By:
Name:
Title:

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation

By:
Name:
Title:

Date: March 8, 2013

SCHEDULE VIII-B

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of March 8, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), between JPMorgan Chase Bank, National Association and German American Capital Corporation, as Lender, and BSK del Partners, LLC, as Borrower.

Pursuant to the provisions of Section 2.7 of the Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By:
Name:
Title:

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation

By:
Name:
Title:

Date: March 8, 2013

SCHEDULE VIII-C

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of March 8, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), between JPMorgan Chase Bank, National Association and German American Capital Corporation, as Lender, and BSK del Partners, LLC, as Borrower.

Pursuant to the provisions of Section 2.7 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By:
Name:
Title:

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation

By:
Name:
Title:

Date: March 8, 2013

SCHEDULE VIII-D

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Loan Agreement dated as of March 8, 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Agreement”), between JPMorgan Chase Bank, National Association and German American Capital Corporation, as Lender, and BSK del Partners, LLC, as Borrower.

Pursuant to the provisions of Section 2.7 of the Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan (as well as any Note evidencing such Loan) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan (as well as any Note evidencing such Loan), (iii) with respect to the extension of credit pursuant to this Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower, and (2) the undersigned shall have at all times furnished the Borrower with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Agreement and used herein shall have the meanings given to them in the Agreement.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, a banking association chartered under the laws of the United States of America

By:
Name:
Title:

GERMAN AMERICAN CAPITAL CORPORATION, a Maryland corporation

By:
Name:
Title:

Date: March 8, 2013

SCHEDULE IX

(MANAGER IP)

SOFTWARE CONTRACTS/LICENSES

Software Vendor	Nature of Contract/Services

Automatic Data Processing (ADP)	Payroll/Tax/HR services

AVERO	Business intelligence services

Beyond Security, Inc	Internal and external vulnerability and penetration testing

ClubEssential	Corporate Reporting Module

Littleton Marketing Group (LMG Data Mining	LMG to design and institute a data storage system to house all Hotel Data in a relational database

Microsoft Select Volume Licensing Progr	Software

Newmarket International Delphi Software	Delphi Sales and Catering Software

RUSH Technologies Inc	RUSH Technologies to set up communication

SHIFT4	Payment gateway and gift cards credit card authorization service

StarCite	Hotel agreements for Rapid RFP (internet database)

SynXis Corporation aka Sabre	Reservation system for all resorts, web site training and support (RMS)

THIRD PARTY CONTRACTS

Software Vendor	Nature of Contract/Services

American Express Publishing Corporation	Advertising space promoting all properties in Food & Wine Magazine, and online

American Express Travel Related Services	Credit Card Services

ASPIRE	Training for one or two designated KSL hotel Trainers in customized reservations sales

Coca Cola	Exclusive vendor arrangement

Charley Akers	Provide photographs of KSL properties for website or marketing

Evan Schiller d/b/a Photography by Evan Schiller	Photographs for website or marketing

Expedia, Inc	3rd Party Wholesale Rooms contract aka Travescape

Expense Management Group - EMG	Examine KSL expenses for purpose of uncovering billing errors, excess charges, and unnecessary or excessive costs and expenditures

Intagio Corporation - Perfect Escapes	Travel agent

JMB Associates, Inc	Make contact with Retail Travel Agencies for sales promotions; participation in regional sales shows

Jon Edwards Images	Provide KSL with photographs in connection with its website or marketing

KII Telecommunications Partners	Preferred pricing for telecommunications services

Kristen Phillips	Purchasing Agent

Kristin York	Sustainability (Green) consultant

KSL Recreation Management Operations/KKR	Management and advisory Services

Merrill Lynch	Special promotional offers

MMG Worldwide	Provide website development, marketing and management services

Motion Picture Licensing Corp (MPLC)	Allows KSL to “Publicly perform” copyrighted pre-recorded videocassettes and videodiscs which are otherwise by law for home use only

NXTbook	Video insertions

ORBITZ fka CENDANT	Online travel agent

Pegasus Solutions Database Marketing	Marketing analysis via databases and travel agent commission processing

Praesidium Inc	Provide consultation, training, and other support services for the purpose of screening potential employees, monitoring present employees in the prevention of sexual misconduct and responding to allegations of sexual misconduct

ProofPoint Inc	Hosted Anti-Spam, anti-virus and email message encryptions

SDD Managed Services - JAZZ Fusion	Accounting Software and management processes, methods, and technology known as Telemanager.net Services

Seymour Field Associates, Inc.	Audit & Recovery of client accounts payables

Shelley Metcalf	Shelley Provide photographs of KSL properties in connection with its website or marketing advertisement

Smith Travel Research	Provide summary reporting on KSL’s hotel portfolio including key performance measures and market share

Standing Dog LLC	Online services and related items at KSL properties

Sunbelt Rentals	Equipment rentals at all properties

Travelocity	Online travel agent

Unifocus	Guest satisfaction survey

UNITE HERE LOCAL 30 - Hotel Del	Employer recognizes Union as sole collective bargaining agent for all Employees

Miscellaneous

1.	VIBZ - KSL licensed trademark regarding children’s program

2.	Kidtopia - KSL licensed trademark regarding children’s program

3.	Employment policies and procedures manuals

4.	Brand Standards Manuals

5.	Operations Manuals

SCHEDULE X

(IP SCHEDULE)

Trademarks

Mark	Jurisdiction	Reg. No. (serial no.)	Registered (filed)	Owner	Status- Liens
Spreckels Sweets & Treats	U.S Federal	4111531 (85367105)	13-March-2012 (8-July-2011)	BSK Del Partners, LLC	Registered

The Gardens at Hotel del Coronado	U.S Federal	4117897 (85367096)	27-March-2012 8-July-2011	BSK Del Partners, LLC	Registered

Beach Village at the Del	U.S. Federal	3444866 (77300866)	10-June-2008 (10-Oct-2007)	BSK Del Partners, LLC	Registered

	U.S. Federal	3434556 (77221963)	27-May-2008 (03-Jul-2007)	BSK Del Partners, LLC	Registered

Club at the Del	U.S. Federal	3434496 (77210211)	27-May-2008 (19-Jun-2007)	BSK Del Partners, LLC	Registered

	U.S. Federal	3707831 (77612138)	10-Nov-2009 (11-Nov-2008)	BSK Del Partners, LLC	Registered

Mark	Jurisdiction	Reg. No. (serial no.)	Registered (filed)	Owner	Status- Liens
	U.S. Federal	3906668 (77930829)	18-Jan-2011 (08-Feb-2010)	BSK Del Partners, LLC	Registered

Discover Hotel Del	U.S. Federal	3623007 (77626795)	19-May-2009 (04-Dec-2008)	BSK Del Partners, LLC	Registered

Discover Hotel Del	U.S. Federal	3619412 (77626821)	12-May-2009 (04-Dec-2008)	BSK Del Partners, LLC	Registered

Discover Hotel Del	California (Service Mark)	00065294	02-Feb-2009	BSK Del Partners LLC	Registered

Discover Hotel Del	California (Service Mark)	00065296	02-Feb-2009	BSK Del Partners LLC	Registered

Discover Hotel Del	California (Service Mark)	00065293	02-Feb-2009	BSK Del Partners LLC	Registered

Discover Hotel Del	California (Service Mark)	00065295	02-Feb-2009	BSK Del Partners LLC	Registered

Mark	Jurisdiction	Reg. No. (serial no.)	Registered (filed)	Owner	Status- Liens

Hotel Del Coronado	U.S. Federal	3414247 (77227809)	22-Apr-2008 (12-Jul-2007)	BSK Del Partners, LLC	Registered

120th Anniversary 1888 Hotel Del Coronado 2008	U.S. Federal	3573737 (77367840)	10-Feb-2009 (09-Jan-2008)	BSK Del Partners, LLC	Registered

	U.S. Federal	3316529 (77099207)	23-Oct-2007 (05-Feb-2007)	BSK Del Partners, LLC	Registered

The Del	U.S. Federal	3499002 (77416693)	09-Sep-2008 (07-Mar-2008)	BSK Del Partners, LLC	Registered

	U.S. Federal	3707700 (77587214)	10-Nov-2009 (07-Oct-2008)	BSK DEL PARTNERS, LLC	Registered

	U.S. Federal	3906667 (77930817)	18-Jan-2011 (08-Feb-2010)	BSK DEL PARTNERS, LLC	Registered

	U.S. Federal	4204963 (85484374)	11-Sep.-2012 (30-Nov.-2011)	BSK Del Partners, LLC	Registered

Copyrights

Title	Edition	Registration Number	Registration Date
Edward the bear visits the Hotel del Coronado		TX0003970994	12/27/1994

Patents

(none)

Licenses

(none listed)

Domain Names

1500OCEAN.MOBI

BEACHVILLAGE.CO

BEACHVILLAGE.MOBI

BEACHVILLAGECONCIERGE.COM

BEACHVILLAGEEXPRESS.COM

CLUBATTHEDEL.COM

CLUBATTHEDEL.MOBI

DELBEACHVILLAGE.CO

DINE1500OCEAN.COM

DINE1500OCEAN.MOBI

HDCWEBDEV.COM

HOLIDAYSATTHEDEL.COM

HOTELDEL.CO

HOTELDEL.ME

HOTELDELCONCIERGE.COM

HOTELDELEXPRESS.COM

HOTELDELHISTORY.COM

SANDIEGOLUXURYGETAWAY.COM

SPAATTHEDEL.MOBI

THEDEL.CO

THEDEL.ME

THEDEL.MOBI

THEHOTELDEL.MOBI

SPAATTHEDEL.COM

SPAHOTELDELCORONADO.COM

BABCOCKANDSTORY.COM

BEACHVILLAGEATTHEDEL.COM

BEACHVILLAGESEAVILLAS.COM

BEACHVILLAGEVILLAS.COM

CORONADOBEACHVILLAGE.COM

CORONADOBEACHVILLAS.COM

DELBEACHVILLAGE.COM

THEDELBEACHVILLAGE.COM

THEDELBEACHVILLAGES.COM

1500OCEANATTHEDEL.COM

1500OCEANRESTAURANT.COM

1500OCEANSANDIEGO.COM

DELCLUB.COM

DELDISCOVERCLUB.COM

DELGIFTCARD.COM

DELSHOP.COM

DELSHOPS.COM

HOTELDEL.COM

HOTELDELCORONADO.COM

HOTELDELCORONADOSPA.COM

HOTELDELSPA.COM

SHEERWATER.COM

SHOPSATTHEDEL.COM

SPAHOTELDEL.COM

THEDELSHOP.COM

THEDELSTORE.COM

SCHEDULE XI

(NORTH BEACH PROPERTY)

REAL PROPERTY IN THE CITY OF CORONADO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, DESCRIBED AS FOLLOWS:

THAT PORTION OF PARCEL 1 OF PARCEL MAP NO. 13594, IN THE CITY OF CORONADO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY ON DECEMBER 14, 1984 AS FILE NO. 84-466433. TOGETHER WITH THAT PORTION OF BLOCK 2-A OF CORONADO BEACH SOUTH ISLAND, MAP NO. 376, IN THE CITY OF CORONADO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY NOVEMBER 12, 1886. AS SHOWN ON RECORD OF SURVEY NO. 5439, RECORDED APRIL 18, 1960 AS FILE NO. 79843, RECORD OF SURVEY NO. 6857, RECORDED MAY 9, 1967 AS FILE NO. 65237 AND RECORD OF SURVEY NO. 13724, RECORDED APRIL 17, 1992 AS FILE NO. 92-225189. MORE PARTICULARLY DESCRIBED AS FOLLOWS:

COMMENCING AT THE MOST NORTHWESTERLY CORNER OF SAID PARCEL 1 OF PARCEL MAP 13594, SAID POINT BEING ON THE SOUTHERLY RIGHT OF WAY OF R.H. DANA PLACE, A VARIABLE WIDTH PUBLIC STREET, SAID POINT BEING ON THE ARC OF A NON-TANGENT 1025.37 FOOT RADIUS CURVE, CONCAVE NORTHERLY, A RADIAL LINE TO WHICH BEARS SOUTH 09°34'12" WEST, SAID POINT ALSO BEING THE TRUE POINT OF BEGINNING; THENCE EASTERLY ALONG THE ARC OF SAID 1025.37 FOOT RADIUS CURVE, AND SAID SOUTHERLY RIGHT OF WAY, THROUGH A CENTRAL ANGLE OF 0°33'04", 9.86 FEET TO A POINT OF REVERSE CURVATURE OF A NON-TANGENT 548.34 FOOT RADIUS CURVE, CONCAVE NORTHERLY, A RADIAL LINE TO WHICH BEARS SOUTH 09°11'19" WEST; THENCE EASTERLY ALONG THE ARC OF SAID 548.34 FOOT RADIUS CURVE, AND CONTINUING ALONG SAID SOUTHERLY RIGHT OF WAY, THROUGH A CENTRAL ANGLE OF 4°45'02", 45.46 FEET TO A POINT OF COMPOUND CURVATURE OF A NON-TANGENT 1025.37 FOOT RADIUS CURVE, CONCAVE NORTHERLY, A RADIAL LINE TO WHICH BEARS SOUTH 10°43'42" WEST; THENCE EASTERLY ALONG THE ARC OF SAID 1025.37 FOOT RADIUS CURVE, AND CONTINUING ALONG SAID SOUTHERLY RIGHT OF WAY, THROUGH A CENTRAL ANGLE OF 7°38'09" 136.65 FEET TO A POINT ON THE ARC OF A TANGENT 130.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, A RADIAL LINE TO WHICH BEARS NORTH 86°38'16" WEST; THENCE LEAVING SAID SOUTHERLY RIGHT OF WAY, SOUTHEASTERLY ALONG THE ARC OF SAID 130.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 57°10'51" 129.74 FEET; THENCE TANGENT FROM SAID CURVE, SOUTH 53°49'07" EAST 109.40 FEET; THENCE NORTH 36°10'53" EAST 7.67 FEET; THENCE SOUTH 53°49'07" EAST 94.08 FEET; THENCE SOUTH 72°27'35" EAST 14.49 FEET TO THE BEGINNING OF A NON-TANGENT 49.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, A RADIAL LINE TO WHICH BEARS NORTH 72°27'37" WEST; THENCE SOUTHEASTERLY ALONG THE ARC OF SAID 49.00 FOOT RADIUS CURVE,

THROUGH A CENTRAL ANGLE OF 100°28'40", 85.93 FEET; (CONTINUED) THENCE SOUTH 01°50'14" WEST 31.87 FEET; THENCE SOUTH 36°10'53" WEST 56.15 FEET; THENCE NORTH 53°49'07" WEST 26.55 FEET; THENCE SOUTH 36°10'53" WEST 26.08 FEET; THENCE NORTH 53°49'07" WEST 5.92 FEET; THENCE SOUTH 36°10'53" WEST 43.67 FEET; THENCE SOUTH 53°49'07" EAST 5.92 FEET; THENCE SOUTH 36°10'53" WEST 35.61 FEET; THENCE SOUTH 53°49'07" EAST 21.92 FEET; THENCE SOUTH 36°10'53" WEST 30.03 FEET; THENCE SOUTH 53°49'07" EAST 4.96 FEET; THENCE SOUTH 36°10'53" WEST 76.43 FEET; THENCE NORTH 58°48'28" WEST 21.66 FEET TO THE BEGINNING OF A TANGENT 186.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, A RADIAL LINE TO WHICH BEARS SOUTH 31°11'32" WEST; THENCE NORTHWESTERLY ALONG THE ARC OF SAID 186.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 49°17'30", 160.02 FEET TO A POINT OF REVERSE CURVATURE OF A TANGENT 233.00 FOOT RADIUS CURVE, CONCAVE SOUTHWESTERLY, A RADIAL LINE TO WHICH BEARS NORTH 80°29'02" EAST; THENCE NORTHWESTERLY ALONG THE ARC OF SAID 233.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 15°36'05", 63.44 FEET TO THE SOUTHEASTERLY LINE OF SAID RECORD OF SURVEY NOS. 5439, 6857 AND 13724; THENCE CONTINUING ALONG THE ARC OF SAID 233.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 3°52'46", 15.78 FEET; THENCE TANGENT FROM SAID CURVE, NORTH 28°59'49" WEST 38.98 FEET TO THE BEGINNING OF A TANGENT 287.00 FOOT RADIUS CURVE, CONCAVE SOUTHWESTERLY, A RADIAL LINE TO WHICH BEARS NORTH 61°00'11" EAST; THENCE NORTHWESTERLY ALONG THE ARC OF SAID 287.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 23°39'42", 118.52 FEET TO A POINT OF REVERSE CURVATURE OF A TANGENT 500.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, A RADIAL LINE TO WHICH BEARS SOUTH 37°20'29" WEST; THENCE NORTHWESTERLY ALONG THE ARC OF SAID 500.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 11°11'28", 97.66 FEET TO A POINT OF COMPOUND CURVATURE OF A TANGENT 145.00 FOOT RADIUS CURVE, CONCAVE NORTHEASTERLY, A RADIAL LINE TO WHICH BEARS SOUTH 48°31'57" WEST; THENCE NORTHWESTERLY ALONG THE ARC OF SAID 145.00 FOOT RADIUS CURVE, THROUGH A CENTRAL ANGLE OF 53°05'04",134.34 FEET TO THE NORTHWESTERLY LINE OF SAID RECORD OF SURVEY NOS. 5439, 6857 AND 13724; THENCE ALONG SAID NORTHWESTERLY LINE, NORTH 33°19'17" EAST (RECORD, NORTH 32°27'20" EAST ROS 5439, NORTH 32°50' WEST ROS 6857 AND 13724) 19.28 FEET TO THE NORTHWEST CORNER OF SAID RECORDS OF SURVEY, SAID CORNER ALSO BEING A NORTHWEST CORNER OF SAID PARCEL 1; THENCE ALONG A NORTHWESTERLY LINE OF SAID PARCEL 1, NORTH 33°19'17" EAST (RECORD NORTH 32°50'00" EAST) 25.25 FEET TO THE TRUE POINT OF BEGINNING.

THE ABOVE PROPERTY IS FURTHER SHOWN AND DESCRIBED AS “PARCEL C" IN THAT CERTAIN GRANT DEED-LOT LINE ADJUSTMENT EXECUTED BY CNL HOTEL DEL PARTNERS, LP, A DELAWARE LIMITED PARTNERSHIP, RECORDED ON DECEMBER 6, 2005, AS DOCUMENT NO. 2005-1048453 OF OFFICIAL RECORDS.

SCHEDULE XII

(NORTH BEACH PROPERTY DOCUMENTS)

1.	Temporary Construction Easement, dated January 9, 2006, between Borrower, as Grantor, and North Beach Parcel Owner, as Grantee.

2.	Declaration of Covenants, Conditions and Restrictions and Grant of Easements for Lot Line Adjustment Plat No. LLA2-05 for Hotel del Coronado and Termination of Reciprocal Parking Covenants, dated December , 2005, by CNL Hotel del Partners, LP (“CNL”) and The City of Coronado.

3.	Declaration of Covenants, Conditions and Restrictions and Grant of Easements for Hotel del Coronado and North Beach, dated December 6, 2005, by CNL, recorded on December 6, 2005 as Document Number 2005-1048456 in the San Diego County Recorder’s Office.

4.	Unit Maintenance and Operation Agreement to be entered into by all future unit owners at the North Beach Property.

5.	Rental Management Agreement to be entered into, on an optional basis, by unit owners at the North Beach Property and either (i) an Affiliate of Borrower and/or Operating Lessee, as rental agent, or (ii) an independent third party rental agent selected by individual unit owners with regards to the rental of such owner’s unit in the North Beach Property.

6.	Declaration of Establishment of Easements for the North Beach Village by the North Beach Property owner for the benefit of the unit owners in the North Beach Property.

7.	Declaration of Covenants, Conditions and Restrictions for the North Beach Village executed by the North Beach Property Owner as declarant, recorded on March 8, 2007 as Document Number 2007-0161050 in the San Diego County Recorder’s Office.

8.	Condominium Plan—North Beach Village.

9.	Resolution No. 8075 of the City Council of Coronado re: approval of tentative subdivision map, approved June 21, 2005.

10.	Resolution No. 7832 of the City Council of Coronado re: approval of tentative subdivision map, approved May 7, 2002.

11.	Resolution No. 7833 of the City Council of Coronado re: approval of tentative subdivision map, approved May 7, 2002.

12.	City of Coronado Building Permit, dated August 22, 2005, by the City of Coronado Department of Community Development.

13.	Letter, dated March 22, 2005, from the City of Coronado Department of Community Development to Borrower re: Request for Determination of Substantial Conformance of Proposed Fitness Center and Spa with the Hotel del Coronado Master Plan/Development Agreement.

SCHEDULE XIII

(LABOR)

1.	Collective Bargaining Agreement, between Hotel del Coronado and Unite Here Local 30, AFL-CIO, dated as of July 1, 2009.

2.	Letter Agreement, between Hotel del Coronado and Unite Here Local 30, AFL-CIO, dated as of December 24, 2009.

3.	Addendum to Collective Bargaining Agreement, between KSL DC Management, LLC and Unite Here Local 30, dated as of February 10, 2011.

SCHEDULE XIV

(O&M PROGRAM)

1.	Operations and Maintenance Plan for Hotel Del Coronado, prepared by JMR Environmental Services Inc., dated as of September 28, 2000.